          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1994
                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                          SHAWMUT NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6712                            06-1212629
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                  777 MAIN STREET                                    ONE FEDERAL STREET
            HARTFORD, CONNECTICUT 06115                         BOSTON, MASSACHUSETTS 02211
                TEL. (203) 986-2000                                 TEL. (617) 292-2000

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                            RAYMOND A. GUENTER, ESQ.
                                777 MAIN STREET
                          HARTFORD, CONNECTICUT 06115
                              TEL. (203) 986-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                    Copy to:
                          WILLIAM S. RUBENSTEIN, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED
                                                                  PROPOSED        MAXIMUM
                                                   AMOUNT         MAXIMUM        AGGREGATE       AMOUNT OF
            TITLE OF EACH CLASS OF                 TO BE       OFFERING PRICE     OFFERING      REGISTRATION
        SECURITIES BEING REGISTERED(1)           REGISTERED     PER SHARE(2)      PRICE(2)         FEE(2)
- --------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........    8,400,000        $19.27       $161,907,709      $55,830
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

(1) Also includes associated Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable. See "DESCRIPTION OF SHAWMUT CAPITAL STOCK" and "COMPARISON OF SHAREHOLDER RIGHTS."

(2) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Common Stock of Gateway Financial Corporation ("Gateway") reported on the National Association of Securities Dealers Automated Quotation/National Market System on April 21, 1994 ($11.88) and the maximum number of such shares (13,628,595) that may be exchanged for the securities being registered. The proposed maximum offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered. Pursuant to Rule 457(b), the registration fee has been reduced by the $31,138 paid on January 25, 1994 upon the filing under the Securities Exchange Act of 1934, as amended, of Gateway's proxy materials included herein relating to the Merger. Accordingly, the registration fee payable upon the filing of this Registration Statement is $24,692.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SHAWMUT NATIONAL CORPORATION
         CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NO.                 FORM S-4 CAPTION                             HEADING IN PROSPECTUS
- --------     -----------------------------------------  -------------------------------------------------
             A. INFORMATION ABOUT THE TRANSACTION
Item 1.      Forepart of Registration Statement and
             Outside Front Cover Page of Prospectus...  Cover Page of Registration Statement; Cross
                                                        Reference Sheet; Outside Front Cover Page of
                                                        Prospectus
Item 2.      Inside Front and Outside Back Cover Pages
             of Prospectus............................  Inside Front Cover Page of Prospectus; Table of
                                                        Contents; Available Information; Incorporation of
                                                        Certain Documents by Reference
Item 3.      Risk Factors, Ratio of Earnings to Fixed
             Charges and Other Information............  Summary; The Annual Meeting; The Merger
Item 4.      Terms of the Transaction.................  Summary; The Merger; Certain Related
                                                        Transactions; Description of Shawmut Capital
                                                        Stock; Comparison of Shareholder Rights
Item 5.      Pro Forma Financial Information..........  Summary; Unaudited Pro Forma Condensed Financial
                                                        Information
Item 6.      Material Contacts with the Company Being
             Acquired.................................  Summary; The Merger; Certain Related Transactions
Item 7.      Additional Information Required for
             Reoffering by Persons and Parties Deemed
             to be Underwriters.......................  *
Item 8.      Interests of Named Experts and Counsel...  *
Item 9.      Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities..............................  *
             B. INFORMATION ABOUT THE REGISTRANT
Item 10.     Information with Respect to S-3
             Registrants..............................  Available Information; Incorporation of Certain
                                                        Documents by Reference; Summary; The Merger;
                                                        Unaudited Pro Forma Condensed Financial
                                                        Information
Item 11.     Incorporation of Certain Information by
             Reference................................  Incorporation of Certain Documents by Reference
Item 12.     Information with Respect to S-2 or S-3
             Registrants..............................  *
Item 13.     Incorporation of Certain Information by
             Reference................................  *
Item 14.     Information with Respect to Registrants
             Other than S-2 or S-3 Registrants........  *
             C. INFORMATION ABOUT THE COMPANY BEING
                ACQUIRED
Item 15.     Information with Respect to S-3
             Companies................................  Available Information; Incorporation of Certain
                                                        Documents by Reference; Summary; Information
                                                        About Gateway Financial Corporation
Item 16.     Information with Respect to S-2 or S-3
             Companies................................  *
Item 17.     Information with Respect to Companies
             Other than S-2 or S-3 Companies..........  *
             D. VOTING AND MANAGEMENT INFORMATION
Item 18.     Information if Proxies, Consents or
             Authorizations Are to be Solicited.......  Summary; The Annual Meeting; The Merger
Item 19.     Information if Proxies, Consents or
             Authorizations Are Not to be Solicited in
             an Exchange Offer........................  *

- ---------------
* Omitted because inapplicable or answer is in the negative.

                 [LETTERHEAD OF GATEWAY FINANCIAL CORPORATION]

                                                             April 22, 1994

Dear Stockholder:

     On behalf of the Board of Directors of Gateway Financial Corporation (the "Company"), you are cordially invited to attend the Annual Meeting Stockholders of the Company (the "Meeting") to be held at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut on June 8, 1994 at 2:00 p.m. local time.

     At this important meeting, in addition to the election of directors and other matters customarily done at our annual meeting, you will be asked to approve a merger agreement (the "Merger Agreement") pursuant to which the Company and Gateway Bank would be acquired by means of a merger (the "Merger") of the Company with a subsidiary of Shawmut National Corporation ("Shawmut") for consideration of 0.559 shares of Shawmut Common Stock for each share of the Company's common stock (the "Common Stock"). Shawmut is a $27 billion asset multi-bank holding company which operates banks in Massachusetts and Connecticut.

     To assist you in evaluating the proposed Merger, the Company has prepared the accompanying Proxy Statement, which contains detailed information concerning the proposed Merger. I urge you to read this information carefully.

     Your vote is very important. Under the terms of the Company's Certificate of Incorporation, approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Common Stock.

     THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     Keefe, Bruyette & Woods, Inc., the Company's financial advisor in connection with the Merger, has delivered its written opinion to the Company's Board of Directors that, as of the date of the accompanying Proxy Statement, the cash consideration to be received by the stockholders of the Company in the Merger was fair to such holders from a financial point of view. The written opinion of Keefe, Bruyette & Woods, Inc. is reproduced in full as Annex C to the Proxy Statement, and the Company's stockholders are urged to read such opinion carefully in its entirety.

     It is very important that your shares of Common Stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you should complete, sign and date the accompanying form of proxy and return such form of proxy in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may revoke the proxy given on such form and vote in person if you wish, even if you have previously returned your form of proxy.

     I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Meeting. The required vote of Company stockholders on the Merger Agreement is based upon the number of outstanding shares of Common Stock, and not the number of shares which are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Meeting or the abstention from voting by a stockholder will have the same effect as a vote "AGAINST" the Merger.

                                          Sincerely,

                                          REGINALD DEKOVEN III
                                          President and Chief Executive Officer

                         GATEWAY FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1994

To the Stockholders of
Gateway Financial Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gateway Financial Corporation ("Gateway") will be held at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut on Wednesday, June 8, 1994, at 2:00 p.m., local time (the "Annual Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 5, 1993 (the "Merger Agreement"), by and among Shawmut National Corporation ("Shawmut"), Shawmut Service Corporation ("SSC") and Gateway and the transactions contemplated thereby, including the merger (the "Merger") of Gateway with and into SSC.

          2. To elect four persons to serve as directors of Gateway for a three-year term and until the election and qualification of their successors.

          3. To ratify the appointment of Coopers & Lybrand as independent auditors of Gateway for the fiscal year ending December 31, 1994.

          4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, including, without limitation, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger or otherwise.

     The Gateway Board of Directors has fixed the close of business on April 15, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. A list of Gateway stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting, during ordinary business hours, at the principal executive offices of Gateway, located at 383 Main Avenue, Norwalk, Connecticut 06851, for 10 days prior to the Annual Meeting.

     The common stock, par value $0.01 per share, of Gateway is the only security of Gateway whose holders are entitled to vote upon the proposals to be presented at the Annual Meeting.

     Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Annual Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Annual Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          FRANK W. ESTES,
                                          Assistant Secretary
April 22, 1994

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1-4

          PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY
                  IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

                         GATEWAY FINANCIAL CORPORATION

                                PROXY STATEMENT
                             ---------------------

                          SHAWMUT NATIONAL CORPORATION

                                   PROSPECTUS
                             ---------------------

                        8,400,000 SHARES OF COMMON STOCK

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Gateway Financial Corporation ("Gateway") in connection with the solicitation of proxies by the Board of Directors of Gateway for use at the annual meeting of stockholders of Gateway (including any adjournments or postponements thereof) to be held on June 8, 1994 (the "Annual Meeting"). This Proxy Statement/Prospectus relates to (i) the proposed merger of Shawmut Service Corporation ("SSC"), a wholly owned subsidiary of Shawmut National Corporation ("Shawmut"), with Gateway (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of November 5, 1993 (the "Merger Agreement"), by and among Shawmut, SSC and Gateway and certain transactions contemplated thereby; (ii) the election of four persons to serve as directors of Gateway for a three-year term and until the election and the qualification of their successors; and (iii) the ratification of the appointment of Coopers & Lybrand as independent auditors of Gateway for the fiscal year ending December 31, 1994.

     The Merger Agreement is attached as Annex A hereto and is incorporated herein by reference.

     This Proxy Statement/Prospectus also constitutes a prospectus of Shawmut with respect to up to 8,400,000 shares of common stock, par value $.01 per share, of Shawmut ("Shawmut Common Stock") issuable to holders of common stock, par value $.01 per share, of Gateway ("Gateway Common Stock") in the Merger. Upon consummation of the Merger, each outstanding share of Gateway Common Stock will, with certain exceptions, be converted into and exchangeable for .559 shares of Shawmut Common Stock, subject to adjustment under certain circumstances as described herein. Based on the last reported sales price per share of Shawmut Common Stock on April 21, 1994 of $22.13 (assuming that the Exchange Ratio of .559 is not adjusted as described herein), the calculated value of each share of Gateway Common Stock to be exchanged in the Merger is $12.36. No assurance can be given as to the market price of Shawmut Common Stock at or after consummation of the Merger. Because the market price of Shawmut Common Stock is subject to fluctuation, the value of the shares of Shawmut Common Stock that holders of Gateway Common Stock would receive in the Merger may increase or decrease prior to the Merger. See "MARKET PRICES."

     This Proxy Statement/Prospectus and the accompanying form of proxy is first being mailed to stockholders of Gateway on or about April 27, 1994.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
               STATEMENT/PROSPECTUS IN ITS ENTIRETY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

THE SHARES OF SHAWMUT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

         The date of this Proxy Statement/Prospectus is April 22, 1994

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SHAWMUT OR GATEWAY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SHAWMUT OR GATEWAY SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SHAWMUT AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SHAWMUT AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO GATEWAY AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY GATEWAY.
                               ------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
AVAILABLE INFORMATION...........................    3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.....................................    3
SUMMARY.........................................    5
RECENT DEVELOPMENTS.............................   16
THE ANNUAL MEETING..............................   16
  General.......................................   16
  Record Date; Voting; Solicitation and
    Revocation of Proxies.......................   16
ITEM ONE: THE MERGER............................   18
  General.......................................   18
  Exchange Ratio................................   18
  Background of the Merger......................   20
  Recommendation of the Board of Directors of
    Gateway; Gateway's Reasons for the Merger...   22
  Shawmut's Reasons for the Merger..............   24
  Opinion of Gateway's Financial Advisor........   24
  Interests of Certain Persons in the Merger....   28
  Employee Matters..............................   29
  Effective Time................................   29
  Conversion of Shares: Procedures for Exchange
    of Certificates; Fractional Shares..........   30
  Conditions to the Merger......................   31
  Regulatory Approvals Required for the
    Merger......................................   33
  Conduct of Business Pending the Merger........   35
  Waiver and Amendment; Termination.............   36
  No Solicitation of Transactions...............   37
  Resales of Shawmut Common Stock Received in
    the Merger..................................   37
  Stock Exchange Listing........................   38
  Anticipated Accounting Treatment..............   38
  Federal Income Tax Consequences...............   38
  No Appraisal Rights...........................   39
CERTAIN RELATED TRANSACTIONS....................   40
  Stock Option Agreement........................   40
  Subsidiary Bank Merger Agreement..............   43
  Amendment to Rights Agreement.................   43
INFORMATION ABOUT GATEWAY FINANCIAL
  CORPORATION...................................   43
DESCRIPTION OF SHAWMUT CAPITAL STOCK............   46
  General.......................................   46
  Common Stock..................................   46
  Rights Plan...................................   47
  Shawmut Preferred Stock.......................   49
COMPARISON OF SHAREHOLDER RIGHTS................   50
  Action by Written Consent.....................   50

                                                  PAGE
                                                  ----
  Special Meetings of Shareholders..............   50
  Shareholder Nominations and Proposals for
    Business....................................   50
  Certain Business Combinations.................   51
  Rights Plans..................................   53
  Payment of Dividends..........................   55
  Classification of Board of Directors..........   56
  Removal of Directors..........................   57
  Amendment of By-laws..........................   57
  Amendment of Certificate......................   57
  Meeting of Creditors and/or Shareholders......   58
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  INFORMATION...................................   59
LEGAL OPINIONS..................................   67
EXPERTS.........................................   67
ITEM TWO: ELECTION OF A CLASS OF DIRECTORS......   67
THE BOARD OF DIRECTORS AND ITS COMMITTEES.......   70
  Stockholder Nominations of Directors..........   71
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  EXECUTIVE OFFICERS OF GATEWAY.................   72
COMPENSATION OF EXECUTIVE OFFICERS AND
  DIRECTORS.....................................   73
  Remuneration and Related Matters..............   73
  Employee Benefit Plans........................   74
  Credited Years of Service.....................   75
REPORT OF THE SALARY BENEFITS COMMITTEE OF
  GATEWAY BANK ON EXECUTIVE COMPENSATION
  POLICIES......................................   77
  The Salary and Benefits Committee.............   77
  Executive Compensation Philosophy and
    Policies....................................   77
  1993 Executive Compensation...................   78
  1993 CEO Compensation.........................   78
PERFORMANCE GRAPH...............................   79
ITEM THREE: RATIFICATION OF THE APPOINTMENT OF
  COOPERS & LYBRAND AS INDEPENDENT AUDITORS FOR
  THE FISCAL YEAR ENDING DECEMBER 31, 1994......   80
GENERAL.........................................   81
ANNEX A AGREEMENT AND PLAN OF MERGER............  A-1
ANNEX B STOCK OPTION AGREEMENT..................  B-1
ANNEX C OPINION OF KEEFE, BRUYETTE & WOODS,
  INC...........................................  C-1

                             AVAILABLE INFORMATION

     Shawmut and Gateway are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Shawmut and Gateway with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Shawmut can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and material filed by Gateway can be inspected at the offices of the National Association of Securities Dealers, Inc., 33 White Hall, New York, New York 10004.

     Shawmut has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Shawmut Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Shawmut (File No. 1-10102) and Gateway (File No. 0-17923) are incorporated by reference in this Proxy Statement/Prospectus:

          1. Shawmut's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Shawmut Form 10-K").

          2. Shawmut's Annual Report on Form 11-K for the fiscal year ended December 31, 1992.

          3. Shawmut's Current Reports on Form 8-K, dated February 28, 1994; March 3, 1994; March 9, 1994; March 28, 1994 and April 20, 1994.

          4. The description of Shawmut Common Stock and Shawmut Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in Shawmut's Registration Statements on Form S-3 dated February 13, 1992 and on Form 8-A dated March 7, 1989.

          5. The portions of Shawmut's Proxy Statement for the Annual Meeting of Shareholders to be held on April 26, 1994 that have been incorporated by reference in the 1993 Shawmut Form 10-K.

          6. Gateway's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Gateway Form 10-K").

          7. The description of Gateway Common Stock and Gateway Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in Gateway's Registration Statements filed on Form 8-A dated February 12, 1990.

     All documents and reports filed by Shawmut or Gateway pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SHAWMUT, TO SHAWMUT NATIONAL CORPORATION, 777 MAIN STREET, MSN309, HARTFORD, CONNECTICUT 06115, ATTENTION: SHAREHOLDER RELATIONS, TELEPHONE NUMBER (203) 986-2028, AND IN THE CASE OF DOCUMENTS RELATING TO GATEWAY, TO GATEWAY FINANCIAL CORPORATION, 383 MAIN AVENUE, NORWALK, CONNECTICUT 06851, ATTENTION: FRANK W. ESTES, TELEPHONE NUMBER (203) 845-7700. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY JUNE 1, 1994.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

THE ANNUAL MEETING

     The Annual Meeting will be held at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut on Wednesday, June 8, 1994 beginning at 2:00 p.m. local time. The purpose of the Annual Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, (ii) the election of four persons to serve as directors of Gateway for a three-year term and until the election and qualification of their successors, (iii) the ratification of the appointment of Coopers & Lybrand as independent auditors of Gateway for the fiscal year ending December 31, 1994 and
(iv) such other matters as may properly be brought before the Annual Meeting. See "THE ANNUAL MEETING -- General."

     Only holders of record of Gateway Common Stock at the close of business on April 15, 1994 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 13,263,820 shares of Gateway Common Stock outstanding and entitled to vote. See "THE ANNUAL
MEETING -- Record Date; Voting; Solicitation and Revocation of Proxies."

PARTIES TO THE MERGER

     Shawmut. Shawmut is a multibank holding company, registered under the Bank Holding Company Act of 1956, as amended. It was organized under the laws of the State of Delaware in October 1987 and became a bank holding company on February 29, 1988 through the consummation of a plan of reorganization between Hartford National Corporation ("HNC") and Shawmut Corporation ("SC") pursuant to which both HNC and SC became wholly owned subsidiaries of Shawmut. Shawmut maintains dual headquarters in the States of Connecticut and Massachusetts. The principal executive offices of Shawmut are located at 777 Main Street, Hartford, Connecticut 06115 and One Federal Street, Boston, Massachusetts 02211. Its telephone numbers in Connecticut and Massachusetts are (203) 986-2000 and (617) 292-2000, respectively.

     The principal business of Shawmut is to provide, through its bank subsidiaries, comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services, through its network of approximately 270 branches located throughout Connecticut, Massachusetts and Rhode Island. Shawmut's principal banking subsidiaries are Shawmut Bank Connecticut, National Association, Hartford, Connecticut ("SBC") and Shawmut Bank, National Association, Boston, Massachusetts ("SBM").

     At December 31, 1993, Shawmut had assets of $27.2 billion, deposits of $15.3 billion, loans of $15.4 billion and shareholders' equity of $1.8 billion.

     For more information about Shawmut, reference is made to the 1993 Shawmut Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Gateway. Gateway is a bank holding company which provides banking and financial services through its principal subsidiary, Gateway Bank. As of December 31, 1993, Gateway had assets of $1.3 billion, deposits of $1.2 billion and stockholders' equity of $94.2 million. The principal executive offices of Gateway are located at 383 Main Avenue, Norwalk, Connecticut 06851 and its telephone number is (203) 845-7700. Unless the context otherwise requires, references herein to Gateway include Gateway Bank and its subsidiaries.

     Gateway Bank currently maintains 28 offices (including its main office in Norwalk, Connecticut) located in Fairfield County, Connecticut and serves depositors and borrowers in a market area that is primarily comprised of such county. Its principal business has consisted of attracting deposits from the general public and primarily using such deposits to make residential mortgage loans, although it also makes commercial mortgage, commercial, construction and consumer loans. The primary sources of funds for Gateway's lending and investment activities are deposits, loan interest and principal payments, borrowings and to a lesser extent, maturing investments and earnings on investments.

     Gateway Bank operates under Connecticut law and is subject to supervision, examination, and regulation by the Connecticut Banking Commissioner, as well as by the Federal Deposit Insurance Corporation (the "FDIC").

     In recent years, the financial condition, profitability and business of Gateway have been adversely affected by the depressed markets for real estate and economic conditions in its market areas in particular and in New England generally. Gateway also has been subject to heightened regulatory scrutiny and Gateway and Gateway Bank have consented to certain regulatory enforcement actions which have established certain requirements, including an increased regulatory capital requirement for Gateway, which generally are intended to enhance the financial condition and operations of Gateway. As a result of a concurrent examination (the "Examination") of Gateway Bank by the FDIC and the Connecticut Banking Department (collectively, the "Gateway Bank Regulators") that was completed in February, 1993, Gateway Bank consented to the issuance by the Gateway Bank Regulators of a Cease and Desist Order, which requires Gateway Bank to, among other things, achieve and maintain a Leverage Ratio of 5.25% as of September 30, 1993 and of 5.75% as of March 31, 1994, to obtain the approval of the Gateway Bank Regulators prior to declaring or paying any cash dividends, to maintain adequate loan loss reserves, to retain qualified management and to develop and/or revise Gateway Bank's written plans regarding management, lessening of risk position with respect to certain borrowers, loan policy, profits and funds management.

     As of December 31, 1993, primarily as the result of the implementation of a restructuring plan, pursuant to which approximately $28.3 million of capital was raised in a rights offering and certain nonperforming assets were sold, Gateway Bank's Leverage Ratio was 7.10%. Although Gateway is now in compliance with the requirements of the Cease and Desist Order regarding its minimum Leverage Ratio, it remains subject to the other requirements of such order.

     For more information about Gateway, reference is made to the 1993 Gateway Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." See also "INFORMATION ABOUT GATEWAY FINANCIAL CORPORATION."

REQUIRED STOCKHOLDER APPROVAL

     The approval and adoption of the Merger Agreement by Gateway stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Gateway Common Stock entitled to vote thereon. As of March 1, 1994, directors and executive officers of Gateway and their affiliates may be deemed to be beneficial owners of 957,630 shares of Gateway Common Stock or approximately 7.22% of the shares of Gateway Common Stock outstanding as of the Record Date. Such persons have informed Gateway that they intend to vote or direct the vote of all such shares of Gateway Common Stock FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Gateway Common Stock present in person or by proxy at the Annual Meeting is required to elect each nominee as a director of Gateway and to ratify the appointment of Coopers & Lybrand as independent auditors of Gateway for the fiscal year ending December 31, 1994. See "THE ANNUAL MEETING -- Record Date; Voting; Solicitation and Revocation of Proxies."

EFFECT OF THE MERGER AND THE SUBSIDIARY BANK MERGER

     Pursuant to the Merger Agreement, at the Effective Time (as defined below), Gateway will be merged with and into Shawmut Service Corporation ("SSC") and SSC will continue as a wholly owned subsidiary of Shawmut. Gateway stockholders will become shareholders of Shawmut. See "THE MERGER -- General."

     Immediately prior to consummation of the Merger, Gateway Bank will merge with and into SBC (the "Subsidiary Bank Merger"). SBC will continue as a national banking association and an indirect wholly owned subsidiary of Shawmut. See "CERTAIN RELATED TRANSACTIONS -- Subsidiary Bank Merger Agreement."

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later date as the certificate may specify (the "Effective Time"). The certificate will be filed on the first day which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by Shawmut and Gateway. See "THE MERGER -- Effective Time."

EXCHANGE RATIO

     At the Effective Time, each issued and outstanding share of Gateway Common Stock, except for shares held, directly or indirectly, by Gateway or Shawmut (other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for .559 shares of Shawmut Common Stock (the "Exchange Ratio"), provided that if the Average Closing Price (as defined below) is less than $18.70, Gateway may elect, by action of its Board of Directors, to terminate the Merger Agreement, whether before or after approval of the Merger Agreement by Gateway's stockholders, by giving written notice of such election to Shawmut within two New York Stock Exchange ("NYSE") trading days after the Valuation Period (as defined below), unless Shawmut elects within five business days of receiving such written notice to increase the Exchange Ratio such that the value of the Shawmut Common Stock (valued at the Average Closing Price) to be received by Gateway's stockholders in the Merger is at least $10.45 per share of Gateway Common Stock. As used in the Merger Agreement, "Average Closing Price" means the average of the closing prices of shares of Shawmut Common Stock on the NYSE Composite Transactions Tape (or if Shawmut Common Stock is not quoted thereon, on the National Association of Securities Dealers Automated Quotations System or, if not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the ten consecutive trading days (the "Valuation Period") ending on the business day prior to the date on which all regulatory approvals required to consummate the Merger are obtained without regard to any requisite waiting periods in respect thereof.

     If the Average Closing Price is less than $18.70 and, in response to an election by Gateway to terminate the Merger Agreement, Shawmut elects to adjust the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $10.45 by (ii) the Average Closing Price. Assuming the Merger is approved by Gateway stockholders, the Gateway Board of Directors (the "Gateway Board") may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting Gateway stockholders if the Average Closing Price is less than $18.70, even though, as a result of the application of the Exchange Ratio, the value of the shares of Shawmut Common Stock (valued at the Average Closing Price) to be exchanged for each share of Gateway Common Stock would be less than $10.45. In such a situation, in considering whether to consummate the Merger without the resolicitation of Gateway stockholders, the Gateway Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, the advice of its financial advisor and legal counsel. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GATEWAY;
GATEWAY'S REASONS FOR THE MERGER

     The Gateway Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Gateway and its stockholders. The Gateway Board therefore unanimously recommends that holders of Gateway Common Stock vote FOR the ratification, confirmation and approval of the Merger Agreement. The Gateway Board believes that the Merger will enable holders of

Gateway Common Stock to realize significant value and also will enable Gateway stockholders to participate in opportunities for growth and capital appreciation that the Gateway Board believes the Merger makes possible. See "THE
MERGER -- Recommendation of the Board of Directors of Gateway; Gateway's Reasons for the Merger" and "-- Opinion of Gateway's Financial Advisor." In reaching its decision to approve the Merger Agreement, the Gateway Board consulted with its legal advisors regarding the legal terms of the transaction and the Gateway Board's obligations in its consideration of the proposed transaction, as well as with management of Gateway and Keefe, Bruyette & Woods, Inc. ("KBW"), Gateway's Financial Advisor. See "THE MERGER -- Recommendation of the Board of Directors of Gateway; Gateway's Reasons for the Merger."

OPINION OF GATEWAY'S FINANCIAL ADVISOR

     KBW has rendered a written opinion to the Gateway Board, dated as of the date of this Proxy Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Gateway Common Stock. As discussed in "THE MERGER -- Recommendation of the Board of Directors of Gateway; Gateway's Reasons for the Merger," KBW's opinion and presentation to the Gateway Board, together with a review by the Gateway Board of the assumptions used by KBW, were among the factors considered by the Gateway Board in reaching its determination to approve the Merger. The opinion of KBW is attached as Annex C to this Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by KBW in connection therewith. See "THE MERGER -- Opinion of Gateway's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pursuant to employment agreements with Gateway dated November 5, 1993, Reginald DeKoven's employment as President and Chief Executive Officer of Gateway, and Susan Monti's employment as a senior executive of Gateway Bank, will continue for terms of 3 years after the occurrence of any "Change of Control" of Gateway. Such agreements provide that if Gateway terminates such employment without cause, or if the employee terminates such employment for "good reason" (as defined below), the employee shall receive a lump sum payment in cash equal to approximately 3 times the employee's salary and bonus for the previous year, together with benefits equivalent to those that would have been received by the employee if the employment had continued for the 3 year term. The consummation of the transactions contemplated by the Merger Agreement will constitute a Change of Control for purposes of the employment agreements. Pursuant to the Merger Agreement, Shawmut has agreed to honor the employment agreements in accordance with their terms. In the event of a termination of employment following the Merger which allows the Executive to receive payments under his or her respective employment agreement, because amounts payable under the employment agreements are limited to those amounts that would be deductible by reason of Section 280G of the Internal Revenue Code of 1986, as amended, Mr. DeKoven would receive approximately $698,600 and Ms. Monti would receive approximately $386,000 under the employment agreements. See "THE
MERGER -- Interests of Certain Persons in the Merger."

     Pursuant to the Merger Agreement, Shawmut will (i) indemnify present and former directors, officers and employees of Gateway as to certain matters, and
(ii) subject to the conditions set forth in the Merger Agreement, use its best efforts to cause the persons serving as officers and directors of Gateway immediately prior to the Merger to be covered for a period of four years by Gateway's directors and officers liability insurance policy (or any equivalent substitute therefor). See "THE MERGER -- Interests of Certain Persons in the Merger."

     Pursuant to the Merger Agreement, Shawmut has also agreed to cause those persons who are members of the Gateway Board immediately prior to the Merger who are willing to serve to be elected or appointed as members of a newly formed Executive Advisory Board, the function of which shall be to advise Shawmut on deposit and lending activities in Gateway's former market area. Each such advisory director will receive an annual fee of $5,000 and a per meeting fee of $500, and Shawmut's obligations with respect to the maintenance of such Executive Advisory Board will continue until not earlier than December 31, 1996.

EMPLOYEE MATTERS

     The Merger Agreement provides that Shawmut shall continue all employee benefit plans of Gateway that are in effect at the time of the Merger, provided that Shawmut may amend or replace such plans if, in the good faith judgment of the management of Shawmut, any such amendment or replacement will provide Gateway's employees or retired employees covered thereby with benefits that are in the aggregate at least as valuable to them as a group as the benefits to be received by them under the plans in effect prior to any such amendment or replacement. To the extent Gateway employees participate in any employee benefit plans of Shawmut, such employees will be credited with prior years of service with Gateway for all purposes, other than benefit accrual to the extent such service was recognized by Gateway under any of its plans.

CONDITIONS; REGULATORY APPROVALS

     Consummation of the Merger is subject to various conditions, including, among others, receipt of the stockholder approval solicited hereby, receipt of necessary regulatory approvals, receipt of a letter from Shawmut's independent accountants that the Merger qualifies for pooling of interests accounting treatment, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger and the satisfaction of other customary closing conditions. See "THE MERGER -- Conditions to the Merger."

     The regulatory approvals and consents necessary to consummate the Subsidiary Bank Merger include the approval of the Office of the Comptroller of the Currency. The Merger may be subject to the prior approval of the Federal Reserve Board. However, Shawmut may choose to provide the Federal Reserve Board with prior written notice of the Merger in lieu of filing an application. Under those circumstances, the Merger does not require the approval of the Federal Reserve Board unless the Federal Reserve Board informs Shawmut that an application for approval is required. See "THE MERGER -- Regulatory Approvals Required for the Merger." There can be no assurance as to whether or when such regulatory approvals will be obtained. There can also be no assurance that the U.S. Department of Justice will not challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof.

     On November 15, 1993, the Federal Reserve Board, in a tie vote, declined to approve Shawmut's application to acquire New Dartmouth Bank ("New Dartmouth"). Those Governors who voted not to approve the application cited a then-pending investigation of possible discriminatory lending at SMC by the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). The investigation was undertaken pursuant to a referral from the Federal Reserve Board. Those Governors indicated that while Shawmut had taken steps to address the regulatory concerns, the measures had not been in place for a sufficient period of time for the Federal Reserve Board to evaluate their effectiveness. On December 13, 1993, without admitting any wrongdoing, SMC entered into a consent decree with the DOJ and FTC regarding such investigation. On March 1, 1994, Shawmut filed with the Federal Reserve Board a petition seeking reconsideration of the Board's November 15, 1993 decision not to approve Shawmut's application to acquire all of the outstanding voting shares of New Dartmouth. On March 7, 1994, the Federal Reserve Board announced that it will defer action on such petition. The Federal Reserve Board said that it expects to consider such petition no later than May 2, 1994. See "THE MERGER -- Regulatory Approvals Required for the Merger."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Shawmut and Gateway and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by December 31, 1994. In addition, the Merger Agreement provides that Gateway may elect to terminate the Merger Agreement if the Average Closing Price is less than $18.70 per share unless Shawmut agrees to increase the Exchange Ratio to an amount equal to $10.45 divided by the Average Closing Price. See "THE MERGER -- Waiver and Amendment; Termination."

NO SOLICITATION

     Gateway has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its Board of Directors (as advised in writing by its counsel), participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or any of its subsidiaries, or any merger or other business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement, except that Gateway may communicate information about any such proposal to its stockholders if and to the extent that the fiduciary duties of its Board of Directors require it to do so (as advised by its counsel); Gateway also agreed in the Merger Agreement that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Shawmut with respect to the foregoing; it will notify Shawmut immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries and will promptly inform Shawmut in writing of the relevant details with respect to the foregoing; and it will instruct its officers, directors, agents, advisors and affiliates to comply with the same restrictions. See "THE MERGER -- No Solicitation of Transactions."

STOCK EXCHANGE LISTING

     The Shawmut Common Stock is listed on the NYSE. Shawmut has agreed to cause the shares of Shawmut Common Stock to be issued in the Merger to be approved for listing on the NYSE. The obligation of each of Shawmut and Gateway to consummate the Merger is subject to approval for listing by the NYSE of such shares. See "THE MERGER -- Conditions to the Merger."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. The issuance of shares of Gateway Common Stock pursuant to the Stock Option Agreement, however, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. It is a condition to each party's obligation to consummate the Merger that such party receives a letter from Shawmut's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment unless such firm advises the parties that it is unable to issue a letter to such effect solely by reason of Shawmut having exercised its right to purchase Gateway Common Stock pursuant to the Stock Option Agreement. See "THE
MERGER -- Conditions to the Merger" and "-- Anticipated Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by Shawmut of an opinion of Skadden, Arps, Slate, Meagher & Flom (the "Skadden Opinion") and receipt by Gateway of an opinion of Wachtell, Lipton, Rosen & Katz (the "Wachtell Opinion"), each dated as of the Effective Time. The Skadden Opinion and the Wachtell Opinion will state that, on the basis of facts, representations and assumptions set forth in such opinions, which are consistent with the facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of
Section 368(a) of the Code, and that accordingly, (i) no gain or loss will be recognized by the stockholders of Gateway who exchange their Gateway Common Stock solely for Shawmut Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Shawmut Common Stock), and (ii) the tax basis of the Shawmut Common Stock received by Gateway stockholders who exchange all of their Gateway Common Stock solely for Shawmut Common Stock in the Merger will be the same as the tax basis of the Gateway Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In addition, the Skadden Opinion will state that, on the basis of facts, representations and assumptions set forth therein, which are consistent with the facts existing at the Effective Time, the Subsidiary Bank Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368(a) of the Code, and that accordingly no gain or loss will be recognized by (i) Shawmut, SSC or Gateway as a result of the Merger or
(ii) SBC or Gateway Bank (except with respect to any gain or income that may at any time or times be realized or recognized with respect to Gateway Bank's tax reserves for possible loan losses) as a result of the Merger or the Subsidiary Bank Merger. See "THE MERGER -- Federal Income Tax Consequences."

NO APPRAISAL RIGHTS

     No stockholders of Gateway are entitled to appraisal rights in connection with, or as a result of, the Merger. See "THE MERGER -- No Appraisal Rights."

STOCK OPTION AGREEMENT

     Execution of the Stock Option Agreement was a condition to Shawmut's merger proposal. Pursuant to the Stock Option Agreement, Gateway granted Shawmut an option to purchase 2,636,764 shares of Gateway Common Stock, representing approximately 19.9% of the issued and outstanding shares of such common stock before taking into account the shares issuable upon exercise of such option, at an exercise price of $10.75, subject to the terms and conditions set forth therein. The option may only be exercised upon the occurrence of certain events (none of which has occurred). The Stock Option Agreement is attached as Annex B to this Proxy Statement/Prospectus. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Gateway from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Gateway Common Stock than the price per share implicit in the Exchange Ratio.

AMENDMENT TO RIGHTS AGREEMENT

     In connection with the execution of the Merger Agreement, Gateway amended the Gateway Rights Agreement (as defined below). The amendment amended the definition of "Acquiring Person" in the Gateway Rights Agreement to provide that neither Shawmut nor any of its subsidiaries will be deemed to be an Acquiring Person by virtue of the Merger Agreement or Stock Option Agreement, or any of the transactions contemplated thereby, or by virtue of the fact that Shawmut is the beneficial owner of Gateway Common Stock (i) of which Shawmut or any of its subsidiaries was the beneficial owner on November 5, 1993, together with up to 1% more of the Gateway Common Stock acquired after such date by Shawmut's Affiliates and Associates (as such terms are defined in the Gateway Rights Agreement); (ii) acquired or acquirable pursuant to the Stock Option Agreement;
(iii) held directly or indirectly as Trust Account Shares; and (iv) held as DPC Shares. The amendment also amended the definition of "Adverse Person" to provide that neither Shawmut nor any of its Affiliates or Associates shall be deemed to be an Adverse Person and that no Distribution Date (as such term is defined in the Gateway Rights Agreement) shall be deemed to have occurred while the Merger Agreement is pending. As a result of the amendment, no Distribution Date shall be deemed to have occurred while the Merger Agreement is pending and the Gateway Rights (as defined below) will not become exercisable as a result of the execution of the Merger Agreement and the Stock Option Agreement or consummation of any of the transactions contemplated thereby. See "CERTAIN RELATED TRANSACTIONS -- Amendment to Rights Agreement."

COMPARISON OF SHAREHOLDER RIGHTS

     At the Effective Time, Gateway stockholders automatically will become shareholders of Shawmut and their rights as shareholders of Shawmut will be governed by the Delaware General Corporation Law and by

Shawmut's Certificate of Incorporation and By-laws. The rights of shareholders of Shawmut differ from the rights of the stockholders of Gateway with respect to certain important matters, including, among others, with respect to the ability of shareholders to act by written consent, the calling of a special meeting, shareholder nominations and proposals for business, the vote required for certain business combinations, rights plans, amendments to the Certificate of Incorporation and By-Laws, classification of Board of Directors, removal of directors, meetings of creditors and/or shareholders and payment of dividends. For a summary of these differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

                                 MARKET PRICES

     Shawmut Common Stock is listed and traded principally on the NYSE under the symbol "SNC". Gateway Common Stock is traded in the over-the-counter market and is reported through the National Association of Securities Dealers Automated Quotation System/National Market System ("NASDAQ/NMS") under the symbol "GTWY".

     The following table sets forth, for the periods indicated, the high and low sale prices per share for the Shawmut Common Stock as reported on the NYSE and the high and low sale prices per share of the Gateway Common Stock as reported by the NASDAQ/NMS. The information with respect to NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                          SHAWMUT                GATEWAY
                                                     -----------------      -----------------
    YEAR                                              HIGH       LOW         HIGH       LOW
    ----                                             ------     ------      ------     ------
    1992:..........................................  $19.50     $ 8.88      $ 9.00     $ 3.13
    1993:..........................................   26.38      17.88       12.63       4.50
    1994:
         First Quarter.............................   24.00      19.75       12.63      10.38
                                                     ------     ------      ------     ------
         Second Quarter (through April 21, 1994)...   23.25      19.25       12.13       9.88
                                                     ------     ------      ------     ------

                                                                                   PRO FORMA
    MARKET VALUE PER SHARE(1):                            SHAWMUT     GATEWAY     EQUIVALENT(2)
    --------------------------                            -------     -------     -------------
    November 4, 1993....................................  $20.25      $ 10.75        $ 11.32
    April 21, 1994......................................   22.13        11.63          12.36
                                                          -------     -------     -------------

- ---------------
(1) The market values for Shawmut Common Stock and Gateway Common Stock represent the last reported sale prices per share on November 4, 1993, the last business day preceding public announcement of the Merger and April 21, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus.

(2) The pro forma equivalent per share market value of Gateway Common Stock at each specified date was determined by multiplying the last reported sale price of a share of Shawmut Common Stock on such date by the Exchange Ratio.

     Stockholders are advised to obtain current market quotations for Shawmut Common Stock. No assurance can be given as to the market price of Shawmut Common Stock at or after the Effective Time of the Merger. It is expected that the market price of Shawmut Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Shawmut Common Stock to be received by Gateway stockholders in the Merger is fixed so long as (a) the Average Closing Price of the Shawmut Common Stock during the Valuation Period is at least $18.70 per share or (b) Gateway does not elect to terminate the Merger Agreement in the event that the Average Closing Price is less than $18.70, and because the market price of the Shawmut Common Stock is subject to fluctuation, the value of the shares of Shawmut Common Stock that holders of Gateway Common Stock would receive in the Merger may increase or decrease prior to the Merger.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data of Shawmut. The table is based on and should be read in conjunction with Shawmut's historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                       YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------
                    SELECTED FINANCIAL DATA
                                                         1993        1992        1991        1990        1989
                                                       --------    --------    --------    --------    --------
         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend income.........................  $1,562.2    $1,545.7    $1,813.9    $2,275.2    $2,625.4
Interest expense.....................................     637.6       720.4     1,076.6     1,515.7     1,736.9
                                                       --------    --------    --------    --------    --------
Net interest income..................................     924.6       825.3       737.3       759.5       888.5
Provision for loan losses............................      29.2       189.5       466.4       434.3       625.8
                                                       --------    --------    --------    --------    --------
Net interest income after provision for loan
  losses.............................................     895.4       635.8       270.9       325.2       262.7
Noninterest income...................................     363.5       392.2       451.5       439.6       355.1
Securities gains, net................................       5.7        85.9        78.2        26.2        39.9
Noninterest expenses.................................   1,027.7     1,036.4       969.7       918.3       877.4
                                                       --------    --------    --------    --------    --------
Income (loss) before income taxes, extraordinary
  credit and cumulative effect of accounting
  changes............................................     236.9        77.5      (169.1)     (127.3)     (219.7)
Income taxes (benefit)...............................      (7.6)       20.7         1.5         5.7       (90.8)
                                                       --------    --------    --------    --------    --------
Income (loss) before extraordinary credit and
  cumulative effect of accounting changes............     244.5        56.8      (170.6)     (133.0)     (128.9)
Extraordinary credit.................................                  18.4
Cumulative effect of changes in methods of
  accounting.........................................      46.2
                                                       --------    --------    --------    --------    --------
Net income (loss)....................................  $  290.7    $   75.2    $ (170.6)   $ (133.0)   $ (128.9)
                                                       --------    --------    --------    --------    --------
                                                       --------    --------    --------    --------    --------
Net income (loss) applicable to common stock.........  $  275.2    $   70.4    $ (172.9)   $ (135.3)   $ (131.3)
                                                       --------    --------    --------    --------    --------
                                                       --------    --------    --------    --------    --------
COMMON SHARE DATA:
Income (loss) before extraordinary credit and
  cumulative effect of accounting changes............  $   2.44    $    .60    $  (2.35)   $  (1.84)   $  (1.77)
Net income (loss)....................................      2.93         .81       (2.35)      (1.84)      (1.77)
Dividends declared...................................       .50                                 .75        1.40
PERIOD END BALANCES:
Total assets.........................................  $ 27,245    $ 25,288    $ 22,816    $ 23,703    $ 27,855
Notes and debentures.................................       759         810         665         679         699
Total shareholders' equity...........................     1,803       1,482       1,040       1,192       1,398
AVERAGE BALANCES:
Total assets.........................................  $ 25,411    $ 22,450    $ 22,391    $ 25,461    $ 27,275
Notes and debentures.................................       839         668         669         687         714
Total shareholders' equity...........................     1,596       1,256       1,092       1,394       1,739

                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data of Gateway. The table is based on and should be read in conjunction with Gateway's historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                         YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------
                      SELECTED FINANCIAL DATA
                                                               1993      1992      1991      1990      1989
                                                              ------    ------    ------    ------    ------
            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend income................................  $ 86.9    $107.2    $ 97.5    $117.8    $119.6
Interest expense............................................    40.0      55.7      67.6      90.2      86.8
                                                              ------    ------    ------    ------    ------
Net interest income.........................................    46.9      51.5      29.9      27.6      32.8
Provision for loan losses...................................     6.4      42.3      17.7      37.2      12.2
                                                              ------    ------    ------    ------    ------
Net interest income (expense) after provision for loan
  losses....................................................    40.5       9.2      12.2      (9.6)     20.6
Noninterest income..........................................     8.9      12.9       5.6       6.9       4.3
Securities gains and losses.................................     1.1       3.4        .2      (2.9)      3.1
Noninterest expenses........................................    47.0      45.5      36.8      29.4      20.9
                                                              ------    ------    ------    ------    ------
Income (loss) before income taxes and extraordinary
  charge....................................................     3.5     (20.0)    (18.8)    (35.0)      7.1
Income taxes (benefit)......................................    (4.9)               (5.9)     (8.6)      6.1
                                                              ------    ------    ------    ------    ------
Income (loss) before extraordinary charge...................     8.4     (20.0)    (12.9)    (26.4)      1.0
Extraordinary charge........................................               (.4)     (2.2)
Net income (loss)...........................................  $  8.4    $(20.4)   $(15.1)   $(26.4)   $  1.0
                                                              ------    ------    ------    ------    ------
                                                              ------    ------    ------    ------    ------
Net income (loss) applicable to common stock................  $  8.4     (20.4)   $(15.1)   $(26.4)   $  1.0
                                                              ------    ------    ------    ------    ------
                                                              ------    ------    ------    ------    ------
COMMON SHARE DATA:
Income (loss) before extraordinary charge...................  $  .86     (2.70)   $(1.73)   $(3.43)   $  .13
Net income (loss)...........................................     .86     (2.75)    (2.03)    (3.43)      .13
Dividends declared..........................................                                   .16       .64
PERIOD END BALANCES:
Total assets................................................  $1,276    $1,318    $1,497    $1,237    $1,291
Total shareholders' equity..................................      94        56        76        92       119
AVERAGE BALANCES:
Total assets................................................  $1,276    $1,402    $1,179    $1,293    $1,229
Total shareholders' equity..................................      69        78        88       105       128

                      COMPARISON OF CERTAIN PER SHARE DATA

     The following table shows unaudited comparative historical per share data for Shawmut and Gateway, unaudited pro forma per share and per share equivalent data for Shawmut and Gateway combined (including the results of operations of Cohasset Savings Bank ("Cohasset") and West Newton Savings Bank ("West Newton") for the year ended December 31, 1993) and Shawmut, Gateway, New Dartmouth Bank ("New Dartmouth") and Peoples Bancorp of Worcester, Inc. ("Peoples") combined.(1) Pro forma per share and per share equivalent data for the year ended December 31, 1993 includes the results of operations of Cohasset and West Newton. The range of values presented reflects the minimum and maximum number of shares of Shawmut Common Stock that may be issued pursuant to the Merger and the acquisitions of New Dartmouth and Peoples, calculated as of December 31, 1993. The information presented should be read in conjunction with the consolidated historical financial statements and notes thereto of Shawmut, Gateway, New Dartmouth, Peoples, Cohasset and West Newton, which are incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma condensed financial information, including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the Merger or the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

                                                                                    YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------
                                                                        1993      1992       1991       1990       1989
                                                                       ------    ------     ------     ------     ------
PER SHARE OF SHAWMUT COMMON STOCK:
Income (loss) before extraordinary credit and cumulative effect of accounting changes:
    Historical.......................................................  $ 2.44    $  .60     $(2.35)    $(1.84)    $(1.77)
    Pro forma:
      Shawmut and Gateway............................................    2.42       .35      (2.39)     (2.08)     (1.66)
      Shawmut, Gateway, New Dartmouth and Peoples....................    2.42 to    .60 to   (2.07) to  (1.92) to  (1.48) to
                                                                         2.34       .58      (2.02)     (1.88)     (1.45)
Cash dividends declared:
    Historical.......................................................     .50                            0.75       1.40
Book Value (as of end of period):
    Historical.......................................................   17.02
    Pro forma:
      Shawmut and Gateway............................................   16.71
      Shawmut, Gateway, New Dartmouth and Peoples....................   16.56 to
                                                                        15.97
PER SHARE OF GATEWAY COMMON STOCK:
Income (loss) before extraordinary credit and cumulative effect of accounting change:
    Historical.......................................................     .86     (2.70)     (1.73)     (3.43)       .13
    Pro forma equivalent:
      Shawmut and Gateway............................................    1.35       .20      (1.34)     (1.16)      (.93)
      Shawmut, Gateway, New Dartmouth and Peoples....................    1.35 to    .34 to   (1.16) to  (1.07) to   (.83) to
                                                                         1.31       .32      (1.13)     (1.05)      (.81)
Cash dividends declared:
    Historical.......................................................                                     .16        .64
    Pro forma equivalent.............................................     .28                             .42        .78
Book value (as of end of period):
    Historical.......................................................    7.10
    Pro forma equivalent:
      Shawmut and Gateway............................................    9.34
      Shawmut, Gateway, New Dartmouth and Peoples....................    9.26 to
                                                                         8.93

- ---------------
(1) On March 24, 1993, Shawmut announced the signing of a definitive agreement to acquire New Dartmouth in a transaction to be accounted for as a pooling of interests. New Dartmouth commenced operations on October 10, 1991 and has not declared or paid dividends since its inception. On August 26, 1993, Shawmut entered into an agreement to acquire Peoples in a transaction to be accounted for as a pooling of interests. On March 2, 1994, Shawmut announced the signing of a definitive agreement to acquire Cohasset. On March 8, 1994, Shawmut announced the signing of a definitive agreement to acquire West Newton.

                              RECENT DEVELOPMENTS

     On April 21, 1994, Shawmut reported net income of $66.8 million for the first quarter of 1994, or $.66 per common share, versus net income of $29.7 million, or $.28 per common share in the previous year's first quarter. Asset quality improved as nonaccruing loans and foreclosed properties declined by $50.0 million, or 14 percent, to $307.5 million at March 31, 1994 from $357.5 million at December 31, 1993.

                               THE ANNUAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to stockholders of Gateway Financial Corporation ("Gateway") in connection with the solicitation of proxies by the Board of Directors of Gateway (the "Gateway Board") for use at the annual meeting of stockholders of Gateway and at any adjournments or postponements thereof (the "Annual Meeting") to be held at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut, on Wednesday, June 8, 1994. At the Annual Meeting, the stockholders of Gateway will be asked to: (i) approve and adopt the Agreement and Plan of Merger, dated as of November 5, 1993 (the "Merger Agreement"), by and among Shawmut National Corporation ("Shawmut"), Shawmut Service Corporation, a wholly owned subsidiary of Shawmut ("SSC"), and Gateway and the transactions contemplated thereby which are more fully described herein; (ii) elect four persons to serve as directors of Gateway for a three-year term and until the election and qualification of their successors;
(iii) ratify the appointment of Coopers & Lybrand as independent auditors of Gateway for the fiscal year ending December 31, 1994; and (iv) act upon such other matters as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto. The Merger Agreement provides, among other things, that Gateway will merge (the "Merger") with and into SSC and, except as described below, each share of common stock, par value $0.01 per share, of Gateway ("Gateway Common Stock") will be converted into and exchangeable for .559 shares of common stock, par value $.01 per share, of Shawmut ("Shawmut Common Stock").

     This Proxy Statement/Prospectus constitutes a prospectus of Shawmut with respect to the shares of Shawmut Common Stock to be issued in connection with the Merger. The information in this Proxy Statement/Prospectus concerning Shawmut and Gateway has been furnished by each of such entities, respectively.

     The principal executive offices of Shawmut are located at 777 Main Street, Hartford, Connecticut 06115 and One Federal Street, Boston, Massachusetts 02211, and its telephone numbers in Connecticut and Massachusetts are (203) 986-2000 and (617) 292-2000, respectively. The principal executive offices of Gateway are located at 383 Main Avenue, Norwalk, Connecticut 06851, and its telephone number is (203) 845-7700.

     This Proxy Statement/Prospectus is first being mailed to stockholders of Gateway on or about April 27, 1994.

RECORD DATE; VOTING; SOLICITATION AND REVOCATION OF PROXIES

     The Gateway Board has fixed April 15, 1994 as the record date (the "Record Date") for the determination of those Gateway stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Gateway Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 13,263,820 shares of Gateway Common Stock outstanding, entitled to vote and held by approximately 1,565 holders of record. Each holder of record of shares of Gateway Common Stock on the Record Date is entitled to cast one vote per share on the proposals to approve and adopt the Merger Agreement, to elect the nominees as directors, to ratify the appointment of Coopers & Lybrand, and on any other matter properly submitted for the vote of the Gateway stockholders at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Gateway Common Stock entitled to vote at the Annual

Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting.

     The approval and adoption of the Merger Agreement by Gateway stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Gateway Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. In addition, the election of each nominee as a director of Gateway, and the ratification of the appointment of Coopers & Lybrand as independent auditors of Gateway for the fiscal year ending December 31, 1994 require the affirmative vote of the holders of a majority of the shares of Gateway Common Stock present in person or by proxy at the Annual Meeting. Under applicable Delaware law, in determining whether the Merger proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the Merger proposal. Abstentions and broker non-votes will have the same effect as a negative vote in determining whether the requisite holders of a majority of Gateway Common Stock is obtained to elect the nominees as directors and to ratify the appointment of Coopers & Lybrand.

     As of March 1, 1994, directors and executive officers of Gateway and their affiliates may be deemed to be beneficial owners of 957,630 shares of Gateway Common Stock, or approximately 7.22% of the shares of Gateway Common Stock outstanding as of the Record Date. Such persons have informed Gateway that they intend to vote or direct the vote of all such shares of Gateway Common Stock FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     All shares of Gateway Common Stock which are entitled to be voted and are represented at the Annual Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR: (i) approval and adoption of the Merger Agreement, (ii) the election of the nominees as directors, (iii) the ratification of the appointment of Coopers & Lybrand, and (iv) otherwise in the discretion of the proxy holders as to any other matter which may come before the Annual Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. Gateway does not have any knowledge of any matters to be presented at the Annual Meeting other than the matters set forth above under "-- General."

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Gateway, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Gateway before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Gateway Financial Corporation, 383 Main Avenue, Norwalk, Connecticut 06851, Attention: Frank W. Estes or hand delivered to the Assistant Secretary of Gateway at or before the taking of the vote at the Annual Meeting.

     Gateway will bear all expenses of this solicitation, except that the cost of preparing and mailing this Proxy Statement/Prospectus will be borne equally by Gateway and Shawmut. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Gateway in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Gateway has retained Chemical Bank, a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $6,500 plus reasonable out-of-pocket costs and expenses. In addition, Gateway will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

     GATEWAY STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                     ITEM 1

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Annex A. Gateway stockholders are urged to read carefully the Merger Agreement.

GENERAL

     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement by the stockholders of Gateway, Gateway will be merged with and into SSC. As a result of the Merger, the separate corporate existence of Gateway will cease, the stockholders of Gateway will become shareholders of Shawmut, and SSC will continue as a wholly owned subsidiary of Shawmut.

     Immediately prior to the consummation of the Merger, Gateway Bank, a wholly owned subsidiary of Gateway ("Gateway Bank"), will merge (the "Subsidiary Bank Merger") with and into Shawmut Bank Connecticut, National Association, Hartford, Connecticut ("SBC"), an indirect wholly owned subsidiary of Shawmut. See "CERTAIN RELATED TRANSACTIONS -- Subsidiary Bank Merger Agreement."

EXCHANGE RATIO

     At the Effective Time (as defined below), each issued and outstanding share of Gateway Common Stock, except for shares held, directly or indirectly, by Gateway or Shawmut (other than shares held by Shawmut or Gateway in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for .559 shares of Shawmut Common Stock (the "Exchange Ratio"). The Merger Agreement provides that if the Average Closing Price (as defined below) is less than $18.70, Gateway may elect, by action of its Board of Directors, to terminate the Merger Agreement, whether before or after approval of the Merger Agreement by Gateway's stockholders, by giving written notice of such election to Shawmut within two New York Stock Exchange ("NYSE") trading days after the Valuation Period (as defined below), unless Shawmut elects within five business days of receiving such written notice to increase the Exchange Ratio such that the value of the Shawmut Common Stock (valued at the Average Closing Price) to be received by Gateway's stockholders in the Merger is at least $10.45 ($18.70 multiplied by the Exchange Ratio (.559)) per share of Gateway Common Stock. As used in the Merger Agreement, "Average Closing Price" means the average of the closing prices of a share of Shawmut Common Stock as reported on the NYSE Composite Transactions Tape (or if Shawmut Common Stock is not quoted thereon, on the National Association of Securities Dealers Automated Quotations System or, if not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the ten consecutive trading days (the "Valuation Period") ending on the business day prior to the date on which all regulatory approvals required to consummate the Merger are obtained without regard to any requisite waiting periods in respect thereof. No fractional shares of Shawmut Common Stock will be issued in the Merger. See "-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" below.

     If the Average Closing Price is less than $18.70 and, in response to an election by Gateway to terminate the Merger Agreement, Shawmut elects to adjust the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $10.45 by (ii) the Average Closing Price. See "-- Waiver and Amendment; Termination" below. Assuming the Merger is approved by holders of Gateway Common Stock, the Gateway Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting Gateway stockholders if the Average Closing Price is less than $18.70, even though, as a result of the application of the Exchange Ratio, the value of the shares of Shawmut Common Stock (valued at the Average Closing Price) to be exchanged for each share of Gateway Common Stock would be less than $10.45. In such a situation, in considering whether to consummate the Merger without the resolicitation of Gateway stockholders, the Gateway Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisors and legal counsel. Gateway stockholders will have no vote in the decision of the Gateway Board to either terminate the Merger Agreement or elect to consummate the Merger in the event that the Average Closing Price is less than $18.70. See "-- Waiver and Amendment; Termination" below.

     The following table sets forth examples of possible Exchange Ratios at varying Average Closing Prices below $18.70, assuming that the Gateway Board has elected to give notice of termination of the Merger Agreement and that Shawmut has elected to increase the Exchange Ratio to prevent such termination:

AVERAGE CLOSING
PRICE OF SHAWMUT                        VALUE (BASED ON AVERAGE CLOSING PRICE)
  COMMON STOCK       EXCHANGE RATIO       PER SHARE OF GATEWAY COMMON STOCK
- ----------------     --------------     --------------------------------------
     $18.50                .565                         $10.45
      18.00                .581                         $10.45
      17.50                .597                         $10.45

     The Merger Agreement provides that, in the event Shawmut changes the number of shares of Shawmut Common Stock issued and outstanding between the date of the Merger Agreement and the Effective Time as a result of a stock split or combination, stock dividend or other similar distribution, the Exchange Ratio will be adjusted proportionately.

     In addition, at the Effective Time, each outstanding and unexercised option to purchase shares of Gateway Common Stock (a "Gateway Option") will be assumed by Shawmut. After the Effective Time, each Gateway Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Gateway Option immediately prior to the Effective Time, the number of shares of Shawmut Common Stock equal to the product, rounded down to the nearest share, of the number of shares of Gateway Common Stock subject to the Gateway Option and the Exchange Ratio, at a price per share equal to the exercise price per share of Gateway Common Stock otherwise purchasable pursuant to such Gateway Option divided by the Exchange Ratio, rounded up to the nearest cent.

     The Merger Agreement also provides that each holder of a Gateway Option, whether or not then vested, shall have the right at the Effective Time to elect to convert all or a portion of his or her Gateway Options which have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of Shawmut Common Stock as are equal in value (determined by valuing each share of Shawmut Common Stock at the Average Closing Price) to the excess of (i) the number of shares of Gateway Common Stock subject to such option times the Exchange Ratio times the Average Closing Price of the Shawmut Common Stock over (ii) the aggregate exercise price of such option except that no such election shall be made if such right is inconsistent with any of the conditions to consummation of the Merger contained in the Merger Agreement.

     As of April 15, 1994, the management of Gateway held, in the aggregate, stock options with respect to 364,775 shares of Gateway Common Stock. The average exercise price of the stock options is $6.57. Based on the closing price of Shawmut Common Stock on April 15, 1994, the calculated value of a share of Gateway Common Stock in the Merger is $12.51 (assuming the Exchange Ratio is not adjusted as provided for in the Merger Agreement). At April 15, 1994, the net aggregate dollar amount of all management stock options was $2,166,764.

BACKGROUND OF THE MERGER

     In recent years, the financial condition, profitability and business of Gateway have been adversely affected by the depressed markets for real estate and economic conditions in its market areas in particular and in New England generally. Gateway and Gateway Bank have also been subject to heightened regulatory scrutiny and have consented to certain regulatory enforcement actions (the "Regulatory Agreements") which have established certain requirements, including an increased capital requirement for Gateway Bank, which generally are intended to enhance the financial condition of Gateway and Gateway Bank. Gateway Bank was required to achieve and maintain a leverage ratio of 5.25% as of September 30, 1993 and 5.75% as of March 31, 1994 pursuant to the terms of an Order to Cease and Desist (the "Cease and Desist Order"). The Cease and Desist Order was issued in May 1993 pursuant to a Stipulation and Consent between Gateway Bank and the Banking Commissioner of the State of Connecticut with the concurrence of the Federal Deposit Insurance Corporation (the "FDIC").

     In January 1993, Gateway retained Keefe, Bruyette & Woods, Inc. ("KBW") to render financial advisory services to Gateway in connection with a transaction that would result in an infusion of capital and resulting in the improvement of Gateway's leverage capital ratio. KBW assisted Gateway with the development and implementation of a restructuring plan, pursuant to which (i) Gateway conducted a rights offering that closed in August 1993 and raised approximately $28.3 million of additional capital, (ii) Gateway sold certain of its non-performing loans and real estate owned, and (iii) Gateway took steps to seek to strengthen and solidify its senior management. The restructuring plan was designed to address many of the financial and operational requirements under the Cease and Desist Order and the Regulatory Agreements.

     From time to time, both before and after the consummation of the rights offering, Gateway had received preliminary indications of interest from other bank holding companies concerning their possible interest in pursuing a merger with or acquisition of Gateway. Other than with respect to those matters discussed below, these indications of interest were informal and no formal offers resulted from such indications. In approving the restructuring plan, the Gateway Board considered KBW's recommendation as well as whether the rights offering was preferable to other forms of transactions that might have been available to Gateway at such time, including a possible merger transaction, and determined that the rights offering and related restructuring provided the best means of maximizing long-term stockholder value. The Gateway Board determined that Gateway would be best positioned to maximize stockholder value either through a strategy of independent growth or through a merger with a larger, more diversified financial institution once it had restored its financial strength and profitability through a successful restructuring plan.

     Primarily as a result of the completion of the rights offering, Gateway was able to exceed the minimum capital requirements set forth under the Cease and Desist Order. At December 31, 1993, Gateway and Gateway Bank's leverage capital ratios were 7.12% and 7.10%, respectively, as compared to 4.07% and 4.07% on December 31, 1992. Total non-performing assets also declined significantly. At December 31, 1993, non-performing assets were $50.2 million, a decrease of 54.3% or $59.7 million from December 31, 1992.

     Although the rights offering and sale of certain assets improved the capital level and asset quality of Gateway Bank, the Gateway Board recognized that additional actions were necessary to satisfy the regulatory and other operating requirements which Gateway Bank still faced, including required steps to strengthen the management and operations of Gateway Bank.

     In early September 1993, Gateway's Chief Executive Officer, Reginald DeKoven III, was approached by Shawmut's Chief Executive Officer, Joel B. Alvord, concerning Shawmut's interest in pursuing a possible business combination with Gateway. At a September 22, 1993 meeting of the Gateway Board, KBW evaluated with the Gateway Board the relative benefits of remaining independent and of exploring a possible business combination with Shawmut. In assessing the alternatives for remaining independent, the Gateway Board considered the long-range prospects and risks of Gateway's business and its financial condition, results of operations, and capital levels. In considering the long-range prospects and risks of Gateway's business, the Gateway Board took into account, among other factors, the risks posed by the local economy and the local real estate market in particular, and the possibility that a recovery could be slow. The Gateway Board also considered the risk that the current, favorable interest rate environment might not continue, the fact that the

Connecticut banking market is becoming increasingly concentrated and competitive, and the fact that Gateway Bank had been operating under a Regulatory Agreement since 1990. The Gateway Board also considered the risks and benefits of exploring potential indications of interest in engaging in a merger transaction with Shawmut. The Gateway Board determined with the advice of KBW that the best means of pursuing a possible merger transaction, in light of the unique characteristics of Gateway Bank's franchise, specifically, Gateway's strong market presence in Fairfield County, Connecticut, and the substantial disruption that could be caused to Gateway Bank's business by a multi-party process, was to pursue preliminary negotiations with Shawmut concerning a possible merger transaction on an exclusive basis.

     Gateway's belief that substantial disruption could result from a multi-party process was based on various factors, including its belief that the fulfillment of document and information requests generated by a multi-party due diligence process in a relatively short period of time would involve a significantly higher allocation of management's time and resources than a single-party or two-party process and would take management's time away from complying with the Cease and Desist Order that required the strengthening of the management and operations of Gateway. Gateway's Board also concluded that a multi-party due diligence process could reveal proprietary deposit account and pricing information, asset valuations, lending relationship data, product initiatives and market strategies to a majority of Gateway's strongest competitors. In the event that no merger were consummated, the value of this proprietary information could be reduced. KBW advised the Gateway Board that Shawmut would be willing to invest greater time and resources in exploring a potential merger with Gateway if Shawmut were provided the opportunity to enter into discussions with Gateway on an exclusive basis. KBW also advised the Gateway Board that Shawmut was among the strongest potential bidders for Gateway given its significant in-market presence and thus its ability to realize substantial cost savings as a result of a merger with Gateway. KBW provided the Gateway Board with a detailed analysis of the strategic options available to Gateway and the implications of alternative strategies for long-term stockholder values. KBW noted that a merger with Shawmut provided a strong potential for maximizing long-term stockholder values and that depending upon the terms of the proposal that Shawmut would be willing to make, such a merger could likely be preferable to the other strategic options available to Gateway, including potential combinations with other banking institutions and an independent business strategy.

     Based upon the presentations of management and KBW at the September 22nd meeting of the Gateway Board, the Gateway Board authorized management and KBW to begin exploratory discussions with Shawmut concerning a possible business combination transaction. The Gateway Board clearly stated, however, that it was not committing to enter into a transaction with Shawmut or any other party and would reserve judgment on whether entering into a transaction with Shawmut or another party or remaining independent was the appropriate business strategy for maximizing stockholder value.

     Following the September 22nd meeting of the Gateway Board, Mr. DeKoven, with the assistance of KBW, contacted Shawmut to explore its interest in a possible merger transaction with Gateway. Shawmut executed a confidentiality agreement and conducted a due diligence examination of Gateway. Gateway also conducted a due diligence examination of Shawmut. Gateway's management and financial advisors met with Shawmut's management and its advisors to discuss Gateway's financial condition and future prospects and the possible terms of a business combination involving the two institutions. A draft merger agreement was prepared based upon the form of agreement that Shawmut had utilized in its recent acquisitions of other financial institutions.

     While Gateway was engaged in discussions with Shawmut concerning a possible merger transaction, Gateway received a number of other indications of interest from other bank holding companies. On October 27, 1993, the Gateway Board, after meeting with KBW and its legal advisors, determined to contact a second bank holding company which the Gateway Board and KBW believed could best be expected to propose terms at least as favorable as those expected from Shawmut (the "Other Interested Party") to explore its interest in pursuing a business combination with Gateway. As of such date, Shawmut had not finalized its evaluation of a potential transaction with Gateway and had not provided Gateway with a firm indication of the exchange ratio that Shawmut was willing to propose for such a transaction.

     The Other Interested Party executed a confidentiality agreement on October 29, 1993 and conducted a detailed due diligence examination of Gateway during the next several days. KBW instructed Shawmut and the Other Interested Party to submit proposals to the Gateway Board on November 3, 1993. This timetable was finalized in consultation with Shawmut and the Other Interested Party and was mutually acceptable to both parties. KBW advised the Gateway Board that, based upon its discussions with Shawmut, having a longer bidding period or expanding the bidding process to other parties would result in a significant risk that Shawmut would terminate its discussions with Gateway or lower its expected bid. Management also expressed its view that an extended bidding process would be extremely disruptive to the operations of Gateway Bank and could have a substantial negative long-term impact on Gateway Bank and its employees.

     On November 3, 1993, Shawmut submitted a proposal to acquire Gateway in a merger transaction on terms substantially similar to those contained in the Merger Agreement. On November 4, 1993, the Other Interested Party communicated to KBW that it would not be submitting a proposal to acquire Gateway.

     At a meeting of the Gateway Board held on November 4, 1993, which was attended by KBW and Gateway's legal advisors, the Gateway Board reviewed the terms of the offer made by Shawmut (the "Shawmut Offer") and the terms of the proposed Merger Agreement and Stock Option Agreement (as defined below). KBW rendered its oral opinion that, as of such date, the consideration to be received in the Shawmut Offer was fair to the holders of Gateway Common Stock from a financial point of view. Based upon that review and consideration of various other factors as described below under "-- Reasons for the Merger," the Gateway Board determined that it could best enhance long-term stockholder value and provide service to its customers and communities by accepting the Shawmut Offer. The Gateway Board unanimously approved the Merger Agreement and the Stock Option Agreement.

     The Gateway Board's decision, with the assistance of KBW, to accept the Shawmut Offer was based upon the Gateway Board's conclusion that it was not in the best interests of Gateway and its stockholders to attempt to explore or solicit other indications of interest from other financial institutions based upon the attractiveness of the Shawmut Offer, KBW's opinion that Shawmut was in the best position to offer a merger proposal offering Gateway stockholders the greatest value, the fact that the Other Interested Party failed to submit a proposal after conducting a due diligence investigation, KBW's analysis of the Shawmut Offer and the alternative business strategies available to Gateway, Shawmut's statement that the proposed terms of the Merger Agreement represented Shawmut's best and final proposal, the risk that Shawmut might withdraw its offer if Gateway were to solicit other offers, and the potential harm and disruption to Gateway that could result from an auction process.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GATEWAY; GATEWAY'S REASONS FOR THE MERGER

     The Gateway Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Gateway and its stockholders. The Gateway Board therefore unanimously recommends that holders of Gateway Common Stock vote FOR the ratification, confirmation and approval of the Merger Agreement. The Gateway Board believes that the Merger will enable holders of Gateway Common Stock to realize significant value and also may enable such stockholders to participate in opportunities for growth and capital appreciation that the Gateway Board believes the Merger makes possible. See "-- Background of the Merger" above and "-- Opinion of Gateway's Financial Advisor" below.

     In reaching its decision to approve the Merger Agreement, the Gateway Board consulted with its legal advisors regarding the legal terms of the transaction and the Gateway Board's obligations in its consideration of the proposed transaction, its financial advisors regarding the financial aspects and fairness of the proposed transaction, as well as with management of Gateway, and, without assigning any relative or specific weights, considered the following material factors, both from a short-term and a longer-term perspective:

          (i) The Gateway Board's familiarity with and review of Gateway's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

          (ii) The current and prospective environment in which Gateway operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

          (iii) The risk factors and potential for capital appreciation associated with an investment in Gateway Common Stock were Gateway to remain as an independent entity. Specifically, although Gateway's financial situation had improved significantly over the past year, Gateway was still under regulatory pressure to improve its condition;

          (iv) Information concerning the business, financial condition, results of operations, asset quality and prospects of Shawmut, including the long-term growth potential of Shawmut Common Stock, the future growth prospects of Shawmut and Gateway following the proposed Merger and the potential synergies expected from the Merger and the business risks associated therewith;

          (v) The potential for capital appreciation associated with an investment in Shawmut Common Stock following the proposed Merger. The Gateway Board believed that Shawmut had the potential for capital appreciation and economic growth, and as shareholders of Shawmut, Gateway stockholders had the opportunity to share in Shawmut's potential capital appreciation and economic growth;

          (vi) The prospects that Gateway stockholders would have for higher dividends and a higher book value and earnings per share after a merger with Shawmut and giving effect to the proposed exchange ratio of .559. Specifically, the Gateway Board was advised by its financial advisors, KBW, that, based on Shawmut's then current dividend of $0.40 per share, Gateway stockholders could receive an estimated dividend increase of $0.22 per Gateway share after a merger with Shawmut, compared with no declared dividend as of the date of the Merger Agreement. KBW also advised the Gateway Board that based on Shawmut's stated book value of $16.41 per share as of September 30, 1993, (adjusted for KBW's assumption regarding the impact of certain pending acquisitions on Shawmut), Gateway stockholders could receive $7.84 per share in book value, a $1.24 or 19% increase compared with Gateway's estimated book value per share of $6.60 as of September 30, 1993. KBW further advised the Gateway Board that, based upon KBW's 1994 earnings per share estimate for Shawmut of $2.70 per share (which includes KBW's assumption regarding the after-tax effect of certain additional loan loss provisions, costs and consolidation savings related to pending acquisitions and the Merger on Shawmut's 1994 earnings per share estimate), Gateway stockholders could receive $1.49 per share in earnings, a $.64 per share or 76% increase compared to KBW's estimate in November, 1993 that Gateway might have 1994 earnings of $.85 per share;

          (vii) The oral presentation and opinion of Gateway's financial advisor, KBW, that the Exchange Ratio is fair to the holders of Gateway Common Stock from a financial point of view. The presentation of KBW is summarized below. (See " -- Opinion of Gateway's Financial Advisor" below). In addition, a copy of the written opinion rendered by KBW to the Gateway Board, dated the date of this Proxy Statement/Prospectus, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by KBW in connection with its opinion, is attached as Annex C to this Proxy Statement/Prospectus;

          (viii) The financial and other significant terms of the proposed Merger with Shawmut including the terms and conditions of the Merger Agreement and the Stock Option Agreement;

          (ix) The benefits of a business combination with a larger bank holding company, such as Shawmut, that has a significant presence in its local communities and throughout Connecticut;

          (x) The expectation that Shawmut will continue to provide quality service to the communities and customers served by Gateway and Shawmut's capacity, as a larger institution with a larger capital base, to provide a wider range of services, enhanced access to credit and greater convenience to such customers and communities;

          (xi) The compatibility of the respective businesses and management philosophies of Shawmut and Gateway and Shawmut's strong commitment to the Connecticut communities it serves;

          (xii) The anticipated tax-free nature of the Merger to Gateway stockholders (except for the portion of the consideration paid in cash for fractional shares). See " -- Certain Federal Income Tax Consequences" below;

          (xiii) The alternative strategic courses available to Gateway including remaining independent or exploring other indications of interest from other potential acquirors;

          (xiv) The fact that another bank holding company had conducted a due diligence investigation of Gateway and had failed to submit a proposal;

          (xv) Gateway's belief that further delay in approving the Merger might result in Shawmut withdrawing the Offer; and

          (xvi) The advice of KBW that other potentially interested parties would not likely be in a position to provide greater value to Gateway stockholders in a merger with such other institutions, due to the ability of Shawmut as an in-market acquiror to achieve cost savings and other synergies associated with the proposed Merger of a scale that would not likely be available to most of the other potential acquirors, the earnings dilution that would be faced by the other potential acquirors at value levels above the levels provided under the Shawmut Offer, KBW's experience in negotiating with Shawmut and the Other Interested Party that had conducted a due diligence investigation of Gateway, and KBW's experience with the way other bank holding companies evaluate potential acquisitions of institutions such as Gateway and the discipline which such institutions apply in making acquisition proposals.

SHAWMUT'S REASONS FOR THE MERGER

     In reaching its determination to enter into the Merger Agreement, the Board of Directors of Shawmut (the "Shawmut Board") considered a number of factors, including the following: (i) the Shawmut Board's familiarity with and review of Shawmut's business, operations, financial condition, earnings and prospects;
(ii) the Shawmut Board's review, based in part on a presentation by Shawmut management regarding its due diligence on Gateway, of the business, operations, earnings and financial condition of Gateway on an historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of Shawmut including, without limitation, opportunities for growth in deposits, assets and earnings, and opportunities available to Shawmut in the market areas where Gateway conducts business; (iv) the current and prospective economic environment facing financial institutions, including Shawmut; (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger; and (vi) the anticipated revenue enhancement, cost savings and efficiencies available from the Merger. The Shawmut Board did not assign any specific or relative weight to the factors in its consideration.

OPINION OF GATEWAY'S FINANCIAL ADVISOR

     General. Pursuant to an engagement letter dated as of September 10, 1993 (the "KBW Engagement Letter"), the Gateway Board retained KBW to render financial advisory and investment banking services to Gateway in connection with a review of the strategic alternatives available to Gateway.

     KBW is a recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As a specialist in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Gateway selected KBW on the basis of its ability to evaluate the fairness of the consideration (the Exchange Ratio) to be received by Gateway stockholders in the Merger, from a financial point of view, as set forth in the Merger Agreement, its assistance with the restructuring plan, in particular, its assistance with the rights offering, its qualifications, its previous experience and its reputation in the banking and investment communities. KBW has acted exclusively for the Gateway Board in rendering its fairness opinion and will receive a fee from Gateway for its services.

     In the ordinary course of its business as a broker-dealer, KBW may, from time to time purchase securities from, and sell securities to, Gateway and Shawmut and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Gateway and Shawmut for its own accounts and for the accounts of its customers. To the extent that KBW has any such position as of the date of its fairness opinion, it has been disclosed to Gateway.

     KBW has rendered a written opinion to the Gateway Board, dated as of the date of this Proxy Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Gateway Common Stock. The full text of KBW's opinion is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Annex C. Gateway stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in connection therewith.

     KBW's opinion is directed only to the fairness of the Exchange Ratio and does not constitute a recommendation to any Gateway stockholder as to how such stockholder should vote at the Special Meeting.

     In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Gateway and Shawmut, including, among other things, the following: (i) the Merger Agreement;
(ii) the Registration Statement (including this Proxy Statement/Prospectus for the meeting of stockholders of Gateway to be held in connection with the Merger) dated April 22, 1994; (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended 1992 of Gateway and Shawmut; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Gateway and Shawmut and certain other communications from Gateway and Shawmut to their respective stockholders, such as press releases and letters to stockholders; (v) other financial information concerning the businesses and operations of Gateway and Shawmut furnished to KBW by Gateway and Shawmut for purposes of its analysis, including certain internal financial analyses and forecasts for Gateway and Shawmut prepared by the senior management of Gateway and Shawmut;
(vi) certain publicly available information concerning trading of, and the trading market for, the common stock of Gateway and Shawmut; and (vii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considers relevant to its inquiry. In addition, KBW held discussions with senior management of Gateway and Shawmut concerning their past and current operations, financial condition and prospects, and results of regulatory examinations.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt independently to verify such information. KBW relied upon the management of Gateway and of Shawmut as to the reasonableness and achieveability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Gateway and Shawmut as set forth in such financial statements and projections are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of Gateway or Shawmut, nor did KBW examine any individual loan credit files.

     KBW considered such financial and other factors as it deemed appropriate under the circumstances, including the following: (i) the historical and current financial position and results of operations of Gateway and Shawmut; (ii) the assets and liabilities of Gateway and Shawmut; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. KBW also took into account KBW's assessment of general economic, market and financial conditions and KBW's experience in other transactions, as well as KBW's experience in securities valuation and KBW's knowledge of the banking industry generally. KBW's opinion is necessarily based upon conditions as they existed and can be evaluated on the date of the aforementioned fairness opinion and the information made available to KBW through the date of the fairness opinion.

     Prior to rendering its written opinion, KBW rendered an oral opinion to the Gateway Board on November 4, 1993, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Gateway Common Stock. Set forth below is a summary of the material factors considered by and valuation methodologies utilized by KBW in connection with its oral opinion:

     Analysis of the Shawmut Offer. KBW reviewed certain historical financial information for Gateway and Shawmut and calculated the imputed value of the Shawmut Offer to holders of Gateway Common Stock. KBW's analysis reflects certain pro forma adjustments with respect to Shawmut's acquisitions of New Dartmouth Bank ("New Dartmouth") and Peoples Bancorp of Worcester, Inc. ("Peoples"). This analysis showed a value of $12.02 per share of Gateway Common Stock, based upon an exchange ratio of 0.559 and the closing market price for the Shawmut Common Stock on November 3, 1993 of $21.50 per share. KBW also calculated the multiples which the Exchange Ratio reflected, based on the November 3, 1993 closing share price of the Shawmut Common Stock, Gateway's September 30, 1993 book value and Gateway's 1994 estimated earnings. The price to book value multiple was 179%, and price to 1994 KBW's published estimated earnings multiple was 14.1.

     Peer Group Analysis. KBW compared the financial performance of Shawmut to that of a peer group including Bank of Boston Corporation, Bank of New York, First Fidelity Bancorporation, Chase Manhattan Bank, Chemical Banking, Key Corp., and Fleet Financial Group, based on various financial measures of earnings performance, capital adequacy, and asset quality based upon data from the six-month period ending June 30, 1993. This analysis showed that the group had an average return on assets of 0.97% and a range from 0.68% to 1.23%, with Shawmut having a return on assets of 0.83%. The group had an average return on equity of 15.38%, and a range from 11.93% to 18.99%, with Shawmut having a return on equity of 15.36%. The group had an average net interest margin ratio of 4.42% and a range from 3.76% to 5.35%, with Shawmut having a net interest margin ratio of 4.10%. The group had an average expense ratio of 1.79% and a range from 0.61% to 2.41%, with Shawmut having an expense ratio of 2.24%. The group had an average efficiency ratio of 61.19% and a range from 55.28% to 69.65%, with Shawmut having an efficiency ratio of 67.21%. The group had an average equity to assets ratio of 7.46% and a range from 6.09% to 8.76%, with Shawmut having an equity to assets ratio of 6.09%. The group had an average non-performing assets to loans and OREO ratio of 3.63% and a range from 1.68% to 6.06%, with Shawmut having a non-performing assets to loans and OREO ratio of 3.84%. The group had an average loan loss reserve to non-performing loans ratio of 133.04% and a range from 81.72% to 170.97%, with Shawmut having a loan loss reserve to non-performing loans ratio of 145.57%. The group had an average price to estimated 1994 earnings ratio of 7.96 and a range from 6.91 to 9.12, with Shawmut having a price to estimated 1994 earnings ratio of 7.96. The group had an average market to fully converted, fully diluted book ratio of 1.11 and a range from .76 to 1.47, with Shawmut having a market to book ratio of 1.47.

     Analysis of Selected Merger Transactions. KBW reviewed certain financial data relating to eleven bank merger transactions which had occurred since July 1, 1992. The selection of bank mergers included the following transactions (acquiror/acquiree): Citizens Financial Group/New World Bank; Fleet Financial Group/Sterling Bancshares; Bank of Boston/BankWorcester; Shawmut National Corporation/Peoples Bancorp of Worcester, Inc.; PNC Bank Corp./United Federal Bancorp; First Fidelity Bancorporation/Peoples Westchester Bancorp; Citizens Financial/Boston Five Bancorp; Shawmut National Corporation/New Dartmouth Bank; ONBANCorp/Franklin First Financial Corp.; Bank of Boston Corporation/Society for Savings; and KeyCorp/National Savings Bank of Albany. In each case, KBW calculated the price as a multiple to earnings (as noted for trailing 12 months earnings or the published KBW estimated earnings), stated book value, and market price. In the selected transactions, the calculations yielded a range of (i) price to earnings multiples from 7.0 to 32.8 with an average of 19.1 compared with a multiple of 14.1 associated with the Shawmut proposal; (ii) price to book value multiples from 1.18 to 1.91 with an average of 1.45 compared with a multiple of 1.79 associated with the Shawmut proposal; and (iii) price to market multiples from 1.19 to 1.89 with an average of 1.47 compared with a multiple of
1.34 associated with the Shawmut proposal, based upon the price of Gateway Common Stock before the increase in price caused by rumors in the market regarding Gateway as a potential takeover target.

     No company or transaction used in the above analysis as a comparison is identical to Gateway, Shawmut or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

     Contribution Analysis. KBW analyzed the relative contribution of each of Gateway and Shawmut to certain balance sheet and income statement items, including assets, common equity, and 1994 estimated earnings. KBW compared the ownership percentages of the combined company implied by the relative contributions of such balance sheet and income statement items, with approximately 6% ownership percentage for Gateway stockholders resulting from an exchange ratio of 0.559. The contribution analysis showed that as a result of such a transaction, Gateway would contribute approximately 4% of the combined assets, 5% of the combined common equity, 6% of the combined deposits, 5% of the combined market capitalization and 4% of the estimated 1994 earnings of the two companies. KBW also compared estimated 1994 earnings per share and estimated 1994 book value per share of Gateway as a stand alone entity after adjusting for the proposed exchange ratio and providing for certain non-interest expense savings achieved by Shawmut during 1994. This analysis showed that a merger with Shawmut could result in a 76% accretion in 1994 earnings per share and a 39% accretion in 1994 book value per share. In addition, KBW noted that based on Shawmut's then current dividend of $0.40 per share, Gateway stockholders could receive an estimated dividend increase of $0.22 per Gateway share after a merger with Shawmut, compared with no declared dividend as of the date of the Merger Agreement.

     Discounted Cash Flow Analysis. KBM estimated the present value of the future streams of after-tax cash flows that Gateway could produce through 1996. This analysis was based on several assumptions, including the inability of Gateway to pay a dividend through 1993, a $0.17 dividend per share in 1994 (a 20% payout ratio), a $0.31 dividend per share in 1995 (a 30% payout ratio), a $0.47 dividend per share in 1996 (a 40% payout ratio), earnings per share of $1.16 in 1996 and a book value per share of $9.42 in 1996. Two terminal values were calculated for 1996 based upon two different scenarios. Each terminal value was discounted to present value using a 15% discount rate chosen to reflect an assumed required rate of return of prospective buyers of Gateway Common Stock. The first terminal value was based upon the assumption that Gateway remains independent until year end 1996, at which time all Gateway shareholders simultaneously sell their Gateway shares into the open market ("Scenario I"). Using this assumption, a terminal value was calculated for 1996 by multiplying Gateway's projected 1996 earnings by a price to earnings multiple of 11.0 times. These values were then discounted by 15% as discussed above. The discounted terminal valuation analysis for Scenario I indicated a reference range of between $9.10 and $9.70 per share of Gateway Common Stock. The second terminal value was based upon the assumption that Gateway remains independent until year end 1996, at which time all Gateway stock is sold in a merger or acquisition ("Scenario II"). Using this assumption, a terminal value was calculated for 1996 by multiplying Gateway's projected 1996 earnings by a price to earnings multiple of 14.0 times and a price to book value multiple of 1.85 times, chosen to reflect possible acquisition premiums. These values were then discounted by 18%. The discounted terminal valuation analysis for Scenario II indicated a reference range of between $11.30 and $11.50 per share of Gateway Common Stock. KBW also illustrated a sensitivity analysis showing the range of discounted values that would result if discount rates of 15.00% and 18.00% were utilized and terminal price to earning multiples of 8.00 times to 11.00 times and terminal book value multiples of 1.05 times to 1.35 times were applied in analyzing Scenario I and terminal price to earnings multiples of 12.00 times to 16.00 times and terminal book value multiples of 1.60 times to 2.10 times were applied in analyzing Scenario II. This analysis showed a range of values based upon the terminal price to earnings multiples of $6.80 to $9.90 and a range of values based upon the terminal book value multiples of $6.70 to $9.10 for Scenario I and a range of values of $9.90 to $14.10 based upon the terminal price to earnings multiple and $9.80 to $13.70 based upon the terminal book value multiples for Scenario
II. This analysis was based upon varying assumptions concerning required reserve levels, earnings growth rates and exit multiples, which assumptions are themselves based upon many factors and assumptions, many of which are beyond the control of Gateway and Shawmut. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any security may trade at the present time or at any time in the future.

     Merger Impact Analysis. KBW illustrated the earnings dilution that would be incurred by Shawmut based upon a $12.00 per share transaction price. This analysis showed that Shawmut would incur approximately 3.8% dilution in earnings per share based upon 1994 estimated earnings. This analysis also showed that Shawmut would have to eliminate at least 32.2% of Gateway's non-interest expense in 1994 in order to eliminate the earnings per share dilution. The analysis also showed that Shawmut would incur approximately 3.7% dilution in book value. KBW's analysis also showed that a merger with Gateway would change Shawmut's tangible common equity to assets ratio from 5.51% to 5.43%, Shawmut's non-performing assets to loans and OREO ratio from 3.81% to 3.92% and Shawmut's loan loss reserve to non-performing loans ratio from 136% to 138%. KBW's book value dilution and ratio analyses reflect certain post-closing charges, net severance cost adjustments and consolidation savings.

     The summary contained herein provides a summary description of the analyses prepared by KBW in connection with its oral opinion. The summary does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its oral fairness opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the KBW presentations and opinions. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of Gateway or Shawmut. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gateway or Shawmut. The analyses performed by KBW are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness of the Exchange Ratio, from a financial point of view, to Gateway stockholders and were provided to the Gateway Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion and presentation to the Gateway Board is just one of many factors taken into consideration by the Gateway Board.

     Pursuant to the KBW Engagement Letter, Gateway has agreed to pay KBW a cash fee in the event of a sale of Gateway to, or the merger of Gateway with, another party equal to .75% (subject to a performance based increase) of the market value of all consideration paid to the shareholders of Gateway. The merger advisory fee would be payable in two parts: $200,000 at the mailing of a merger-related proxy statement and the remainder at the closing of the transaction. KBW also provided advisory and investment banking services to Gateway in connection with the restructuring for which it received $1,166,271.38.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pursuant to employment agreements with Gateway dated November 5, 1993, Reginald DeKoven's employment as President and Chief Executive Officer of Gateway, and Susan Monti's employment as a senior executive of Gateway Bank, will continue for terms of 3 years after the occurrence of any "Change of Control" of Gateway. Such agreements provide that if Gateway terminates such employment without cause, or if the employee terminates such employment for "good reason" (as defined below), the employee shall receive a lump sum payment in cash equal to approximately 3 times the employee's salary and bonus for the previous year, together with benefits equivalent to those that would have been received by the employee if the employment had continued for the 3 year term. Under such agreements, a "Change of Control" includes, among other things, certain acquisitions by any person, entity, or group of 20% or more of Gateway's outstanding common stock or of the voting power of Gateway's outstanding securities; the members of the current Gateway Board (and other members approved by such current members) ceasing to constitute a majority of the board of directors; or consummation of certain mergers or sales of substantially all of Gateway's assets. The consummation of the transactions contemplated by the Merger Agreement will constitute a Change of Control for purposes of the employment agreements. Under such agreements, "good reason" for the employee to terminate the employment agreements and to receive the aforesaid compensation includes, among other things, with certain exceptions, any diminution in the employee's position, authority, duties or responsibilities after the Change of Control, and any termination by the employee within the 30-day period immediately following the first anniversary of the Change of Control. Pursuant to the Merger Agreement, Shawmut has agreed to honor the employment agreements in accordance with their terms. In the event of a termination of employment following the Merger which allows the Executive to receive payments under his or her respective employment agreement, because amounts payable under the employment agreements are limited to those amounts that would be deductible by reason of Section 280G of the Internal Revenue Code of 1986, as amended, Mr. DeKoven would receive approximately $698,600 and Ms. Monti would receive approximately $386,000 under the employment agreements.

     The Merger Agreement also provides that, in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of Gateway is, or is threatened to be, made a party based in whole or in part on, or pertaining to (i) the fact that such person was a director, officer or employee of Gateway, or (ii) the Merger Agreement or the transactions contemplated thereby, Shawmut will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by Delaware law against any liability or expense incurred in connection with any such claim or proceeding. The Merger Agreement further provides that Shawmut will, subject to the conditions set forth in the Merger Agreement, use its best efforts to cause the persons serving as officers and directors of Gateway immediately prior to the Merger to be covered for a period of four years by Gateway's directors and officers liability insurance policy (or any equivalent substitute therefor).

     Pursuant to the Merger Agreement, Shawmut has also agreed to cause those persons who are members of the Gateway's Board immediately prior to the Merger, who are willing to serve, to be elected or appointed as members of a newly formed Executive Advisory Board, the function of which shall be to advise Shawmut on deposit and lending activities in Gateway's former market area. Each such advisory director will receive an annual fee of $5,000 and a per meeting fee of $500, and Shawmut's obligations with respect to the maintenance of such Executive Advisory Board will continue until not earlier than December 31, 1996.

EMPLOYEE MATTERS

     The Merger Agreement provides that Shawmut shall continue all employee benefit plans of Gateway that are in effect at the time of the Merger, provided that Shawmut may amend or replace such plans if, in the good faith judgment of the management of Shawmut, any such amendment or replacement will provide Gateway's employees or retired employees covered thereby with benefits that are in the aggregate at least as valuable to them as a group as the benefits to be received by them under the plans in effect prior to any such amendment or replacement. To the extent Gateway employees participate in any employee benefit plans of Shawmut, such employees will be credited with prior years of service with Gateway for all purposes other than benefit accrual to the extent such service was recognized by Gateway under any of its plans.

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or such later time as is specified in such certificate (the "Effective Time"). The filing with respect to the Merger will occur on the first day which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by Shawmut and Gateway. See "-- Conditions to the Merger" below. It is expected that a period of time will elapse between the Annual Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Merger. There can be no assurance that such approvals will be obtained or that the Merger will be completed. See "-- Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before December 31, 1994. See "-- Waiver and Amendment; Termination" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     As promptly as practicable after the Effective Time, and in no event later than three business days thereafter, Chemical Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of Gateway Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Gateway Common Stock for certificates representing shares of Shawmut Common Stock and cash in lieu of fractional shares.

     HOLDERS OF GATEWAY COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Upon surrender to the Exchange Agent of one or more certificates representing shares of Gateway Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Gateway Common Stock surrendering such items a certificate or certificates representing the number of shares of Shawmut Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest. The Gateway certificate or certificates so surrendered will be cancelled.

     No dividend or other distribution declared after the Effective Time with respect to Shawmut Common Stock will be paid to the holder of any unsurrendered Gateway certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest. No holder of an unsurrendered Gateway certificate will be entitled, until the surrender of such certificate, to vote the shares of Shawmut Common Stock into which his or her shares of Gateway Common Stock have been converted.

     After the Effective Time, there will be no transfers on the stock transfer books of Gateway of shares of Gateway Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Gateway Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of Shawmut Common Stock.

     Neither Shawmut nor Gateway nor any other person will be liable to any former holder of Gateway Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Gateway Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     No fractional shares of Shawmut Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Gateway Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Shawmut Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Shawmut Common Stock multiplied by the average of the closing sale prices of Shawmut Common Stock on the NYSE (as reported by The Wall Street Journal) for the five trading days immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share to which such holder would otherwise have been entitled to receive.

     Shares of Shawmut capital stock (including Shawmut Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of Shawmut and Gateway to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Gateway Common Stock entitled to vote thereon; (ii) the shares of Shawmut Common Stock issuable to holders of Gateway Common Stock pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;
(iii) approval of the Merger Agreement and the transactions contemplated thereby, including the Subsidiary Bank Merger, by the appropriate governmental authorities, including the Office of the Comptroller of the Currency (the "OCC") (all such governmental authorities being referred to as the "Governmental Entities") and the expiration of any statutory waiting periods in respect thereof (see "-- Regulatory Approvals Required for the Merger" below); (iv) receipt of all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of Shawmut Common Stock in the Merger; (v) the Registration Statement of which this Proxy Statement/Prospectus forms a part shall have become effective under the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger, the Subsidiary Bank Merger or any of the other transactions contemplated by the Merger Agreement or the Subsidiary Bank Merger Agreement (as defined below) shall be in effect and (vii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Bank Merger.

     The obligations of Shawmut and SSC to effect the Merger are further subject to the satisfaction, or waiver by Shawmut, of the following conditions: (i)(x) the representations and warranties of Gateway contained in the Merger Agreement (including without limitation the representation (the "Gateway Material Adverse Change Representation") that since June 30, 1993, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect (as defined below) on Gateway) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time and (y) the representations and warranties of Gateway contained in the Merger Agreement (including without limitation the Gateway Material Adverse Change Representation) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time, provided, that for purposes of determining the satisfaction of the condition described in this clause (i)(y), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, that the representations and warranties of Gateway will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Gateway and its subsidiaries taken as a whole as represented in the Merger Agreement, other than an adverse change resulting from or attributable to general economic conditions; (ii) Gateway shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the surviving corporation in the Merger or the surviving bank in the Subsidiary Bank Merger to any obligation, right or interest of Gateway or any subsidiary of Gateway under any agreement shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement to Shawmut so as to render inadvisable the consummation of the Merger; (iv) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (v) Shawmut shall have received an opinion of its counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Bank Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of
Section 368 of the Code and such opinion shall address several related Federal income tax aspects commonly dealt with in such an opinion (see "-- Federal Income Tax Consequences" below); (vi) Shawmut shall have received a customary legal opinion from counsel to Gateway; (vii) Shawmut shall have received a letter addressed to both Shawmut and Gateway, dated as of the Effective Time, from Shawmut's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment unless such firm advises Shawmut and Gateway that it is unable to issue a letter to such effect solely by reason of Shawmut having exercised its right to purchase Gateway Common Stock pursuant to the Stock Option Agreement; (viii) Shawmut shall have received from Gateway's independent public accountants certain customary letters with respect to certain financial information of Gateway; and (ix) a Distribution Date, as such term is defined in the Gateway Rights Agreement (as defined below), shall not have occurred, and the Gateway Rights (as defined below) shall not have become nonredeemable and the Gateway Rights shall not have become exercisable for capital stock of Shawmut upon consummation of the Merger.

     The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from general economic conditions.

     The obligations of Gateway to effect the Merger are further subject to the satisfaction, or waiver by Gateway, of the following conditions: (i)(x) the representations and warranties of Shawmut contained in the Merger Agreement (including without limitation the representation (the "Shawmut Material Adverse Change Representation") that since June 30, 1993, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Shawmut) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time and (y) the representations and warranties of Shawmut set forth in the Merger Agreement (including without limitation the Shawmut Material Adverse Change Representation) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made at and as of the Effective Time, provided, that for purposes of determining the satisfaction of the condition described in this clause
(i)(y), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, that such representations and warranties will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Shawmut and its subsidiaries taken as a whole as represented in the Merger Agreement, other than an adverse change resulting from or attributable to general economic conditions; (ii) Shawmut and SSC shall have each duly performed in all material respects all obligations to be performed by it under the Merger Agreement at or prior to the Effective Time;
(iii) the consent or approval of each person (other than the Governmental Entities) whose consent or approval shall be required in connection with the transactions contemplated thereby under any agreement to which Shawmut or any of its subsidiaries is a party or is otherwise bound, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Shawmut and its subsidiaries taken as a whole (after giving effect to the transactions contemplated by the Merger Agreement), shall have been obtained; (iv) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; (v) Gateway shall have received from its counsel an opinion dated as of the Effective Time, substantially to the effect that for Federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code and such opinion shall address several related Federal income tax aspects commonly dealt with in such an opinion (see "-- Federal Income Tax Consequences" below); (vi) Gateway shall have received a customary legal opinion from counsel to Shawmut; and (vii) Gateway shall have received a letter addressed to both Gateway and Shawmut, dated as of the Effective Time, from Shawmut's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment, unless such firm advises Shawmut and Gateway that it is unable to issue a letter to such effect solely by reason of Shawmut having exercised its right to purchase Gateway Common Stock pursuant to the Stock Option Agreement.

     No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before December 31, 1994, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either Shawmut or Gateway, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     The Subsidiary Bank Merger is subject to the prior approval of the OCC under the Bank Merger Act, as amended (the "BMA"), and other provisions of federal law, and applications for such approvals have been filed with the OCC. In reviewing the BMA application, the OCC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, the BMA prohibits the OCC from approving the Subsidiary Bank Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anticompetitive effects of the Subsidiary Bank Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the BMA, the Subsidiary Bank Merger may not be consummated until the thirtieth day following the date of OCC approval of the Merger, during which time the United States Department of Justice (the "DOJ") may challenge the Subsidiary Bank Merger on antitrust grounds. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise.

     The Merger may be subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In reviewing applications under the BHC Act, the Federal Reserve Board, or the appropriate regional Federal Reserve Bank, acting pursuant to delegated authority, which, in the case of the Merger, would be the Federal Reserve Bank of Boston (the "Reserve Bank"), must consider the same factors that the OCC considers in connection with the BMA application, namely, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve a transaction that will result in the anticompetitive effects described in the second preceding paragraph, and any transaction approved by the Federal Reserve Board may not be consummated prior to 30 days from the date of the Federal Reserve Board's approval of the application, during which time the DOJ may challenge the transaction on antitrust grounds.

     Pursuant to regulations of the Federal Reserve Board, Shawmut may choose to provide the Federal Reserve Board with prior written notice of the Merger, in lieu of filing an application under the BHC Act, since among other things, the Subsidiary Bank Merger requires the prior approval of a federal supervisory agency under the BMA. Under these circumstances, the Merger does not require the prior approval of the Federal Reserve Board (or the Reserve Bank, acting on delegated authority), unless the Reserve Bank informs Shawmut (within 30 days of the notice filing) that an application for approval under the BHC Act is required. The filing of such notice does not provide any assurance that the Reserve Bank would not require Shawmut to file an application seeking the Federal Reserve Board's prior approval of the Merger.

     On November 15, 1993, the Federal Reserve Board issued an order not approving Shawmut's application to acquire New Dartmouth. Three Governors of the Federal Reserve Board voted to approve the acquisition, three Governors voted not to approve, and one Governor abstained. Those Governors who voted not to approve the application cited a then-pending investigation of possible discriminatory lending at Shawmut Mortgage Company by the DOJ and the Federal Trade Commission (the "FTC"). The investigation was undertaken pursuant to a referral from the Federal Reserve Board. Those Governors stated that in order for Shawmut to obtain their votes for approval of the Merger, Shawmut would have to submit "strong evidence that [it] has programs in place to ensure compliance with the Equal Credit Opportunity Act and has a demonstrated record that the programs are adequate and working well." Those Governors also expressed concern over inaccuracies in data reported by the Shawmut Mortgage Company under the Home Mortgage Disclosure Act (the "HMDA") and the structure of its mortgage lending operation. The three Governors who voted to approve Shawmut's acquisition of New Dartmouth said that the record showed that Shawmut had "identified and implemented a number of steps that already have resulted in tangible improvements" to the Shawmut Mortgage Company's lending practices.

     On December 13, 1993, without admitting any wrongdoing, Shawmut Mortgage Company entered into a consent decree with the DOJ and the FTC regarding past lending practices. In connection with the consent decree, Shawmut Mortgage Company agreed, among other things, to establish a $960,000 pool to compensate minority loan applicants who were denied mortgages between 1990 and October 1992 but whose applications would be approved under Shawmut's more recent flexible underwriting criteria. According to a press release issued by the DOJ, the DOJ agreed to settle the case because Shawmut had initiated efforts to ensure that minority and white applicants are treated equally. The DOJ noted that those efforts, which included changes to Shawmut's underwriting process, were initiated prior to the joint investigation into Shawmut Mortgage Company's lending practices by the DOJ and the FTC. In recognition of the self-corrective steps undertaken by Shawmut Mortgage Company, and stating that "[t]he United States believes that this fair lending compliance program . . . is now working well and is adequate to ensure the lender's compliance with the fair lending [laws]," the consent decree did not impose any punitive sanctions on Shawmut Mortgage Company, Shawmut, or any of Shawmut's other subsidiaries.

     On March 1, 1994, Shawmut filed with the Federal Reserve Board a petition seeking reconsideration of the Board's November 15, 1993 decision not to approve Shawmut's application to acquire all of the outstanding voting shares of New Dartmouth. On March 7, 1994, the Federal Reserve Board announced that it will defer action on such petition. The Federal Reserve Board said that it expects to consider such petition no later than May 2, 1994.

     In light of the initiatives undertaken by Shawmut, Shawmut believes that it will be able to demonstrate to the Federal Reserve Board Shawmut's compliance with the Equal Credit Opportunity Act, and that it will be able to satisfy the other concerns expressed, including those with respect to data reported under the HMDA. Accordingly, although there can be no assurances in this regard, Shawmut believes that Federal Reserve Board approval of its acquisition of New Dartmouth, as well as the approval of the other bank regulatory authorities that may be required for consummation of such transaction, will be obtained in due course and in any event prior to the termination date set forth in the New Dartmouth merger agreement.

     The staff of the Connecticut Banking Commissioner (the "Banking Commissioner") has advised Shawmut that approval of the Banking Commissioner will be required in connection with the consummation of the transactions contemplated by the Subsidiary Bank Merger Agreement under the Connecticut Bank Holding Company and Bank Acquisition Act. An application for such approval has been filed with the Banking Commissioner.

     Although there can be no assurances that all required regulatory approvals will be received for the Merger, Shawmut believes that all required regulatory approvals will be obtained, including the approval of the Federal Reserve Board in the event that it determines to exert jurisdiction over the Merger.

     Shawmut is not aware of any other regulatory approvals that would be required for consummation of the Merger or the Subsidiary Bank Merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The Merger will not be consummated unless all of the requisite regulatory approvals for the transactions contemplated by the Merger Agreement, including the Subsidiary Bank Merger, are obtained. See
"-- Conditions to the Merger" above.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Gateway has agreed that until the Effective Time, except as provided in the Merger Agreement, the Subsidiary Bank Merger Agreement, the Stock Option Agreement or with the prior consent of Shawmut, Gateway and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practices. Gateway has agreed to use its best efforts to (x) preserve its business organization and that of Gateway Bank intact, (y) keep available to itself and Shawmut the present services of its and Gateway Bank's employees and
(z) preserve for itself and Shawmut the goodwill of its and Gateway Bank's customers and others with whom business relationships exist.

     The Merger Agreement also contains certain restrictions on the conduct of Gateway's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of Shawmut, Gateway and its subsidiaries may not, among other things, (i) solely in the case of Gateway, declare or pay any dividend on or make any other distributions in respect of any of its capital stock; (ii)(a) split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Gateway or any of its subsidiaries or securities convertible into or exchangeable therefor, (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor, (iv) amend its Certificate of Incorporation or By-laws, (v) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, (vi) enter into any new line of business, (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Subsidiary Bank Merger Agreement, except as may be required by applicable law, (ix) change its methods of accounting in effect at June 30, 1993, subject to certain exceptions, (x) (a) adopt, amend, renew or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Gateway or any of its subsidiaries and any of its current or former directors, officers and employees, (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the compensation or fringe benefits of any director, officer or employee or (c) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Gateway of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Merger Agreement, the Subsidiary Bank Merger Agreement or the Stock Option Agreement; (xi) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 of the Code, except that nothing contained in the Merger Agreement will limit the ability of Shawmut to exercise its rights under the Stock Option Agreement, (xii) dispose or agree to dispose of its material assets, properties or other rights or agreements, (xiii) incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity, (xiv) file any application to relocate or terminate the operations of any of Gateway's or its subsidiaries' banking offices, (xv) breach any regulatory agreement or material contract or license to which Gateway or any of its subsidiaries is a party or by which any of them or their respective properties is bound, (xvi) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project, (xvii) create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which Gateway or any of its subsidiaries is a party or by which Gateway or any of its subsidiaries or their respective property is bound, except that Gateway may renew contracts, agreements or leases in the ordinary course of business after consultation with Shawmut, or (xviii) agree to do any of the foregoing.

     The Merger Agreement provides that, on or prior to the Effective Time, at the request of Shawmut, Gateway will, consistent with generally accepted accounting principles ("GAAP"), modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Shawmut and establish such accruals and reserves as will be necessary to reflect Merger-related expenses and costs incurred by Gateway. Gateway will not be obligated to implement the foregoing modifications and changes until Shawmut has (a) acknowledged that all of the conditions to each of the parties obligation to consummate the Merger have been satisfied and (b) waived its right to terminate the Merger Agreement.

     Pursuant to the Merger Agreement, Gateway also has agreed to, and to cause Gateway Bank to, use its reasonable best efforts in cooperation with Shawmut to confirm that all regulatory agreements to which Gateway or Gateway Bank is or becomes subject will be terminated and of no further force and effect at or prior to the Effective Time.

     Pursuant to the Merger Agreement, Shawmut has also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior consent of Gateway, Shawmut and its subsidiaries will carry on their respective businesses in the ordinary course consistent with prudent banking practices and shall use all reasonable efforts to preserve intact their present business organizations and relationships. The Merger Agreement also provides, among other things, that Shawmut will not (i) declare, pay or make any extraordinary or special dividends or distributions; except that nothing contained in the Merger Agreement will prohibit Shawmut from increasing the quarterly cash dividend on the Shawmut Common Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Subsidiary Bank Merger Agreement, except as may be required by applicable law, (iii) change its methods of accounting in effect at June 30, 1993, subject to certain exceptions, (iv) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 of the Code, except that nothing contained in the Merger Agreement will limit the ability of Shawmut to exercise its rights under the Stock Option Agreement, (v) take any action that would materially adversely affect or materially delay the ability of Shawmut or Gateway to obtain the regulatory approvals required to consummate the Merger and the Subsidiary Bank Merger, or (vi) agree to do any of the foregoing.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of Shawmut and Gateway, provided that after the vote of the stockholders of Gateway the Merger Agreement may not be amended to reduce the amount or change the form of the consideration to be received by Gateway stockholders.

     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the Gateway stockholders, as follows: (i) by the mutual consent of Shawmut and Gateway if the Boards of Directors of each so determines; (ii) by either Shawmut or Gateway upon written notice to the other (a) 90 days after the date on which any request or application for a necessary regulatory approval is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within such 90-day period a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either Shawmut or Gateway if its Board of Directors so determines, in the event that the Merger has not been consummated by December 31, 1994, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, (iv) by either Shawmut or Gateway, if the Gateway stockholders fail to approve the Merger Agreement (provided that if Gateway is the terminating party, it is not in breach of its obligations in the Merger Agreement with respect to the meeting of its stockholders to approve the Merger Agreement);

(v) by either Shawmut or Gateway in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 45 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Effective Time or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 45 days after written notice of such breach is given to the breaching party or (vi) by Gateway, by action of its Board of Directors, by giving written notice of such election to Shawmut within two NYSE trading days after the Valuation Period, in the event the Average Closing Price is less than $18.70 per share, provided that no right of termination will arise under this provision if Shawmut elects within five business days of receipt of such written notice to increase the Exchange Ratio such that the per share value of the Shawmut Common Stock (valued at the Average Closing Price) to be paid in respect of shares of Gateway Common Stock is at least equal to $10.45 per share. See "-- Exchange Ratio" above.

     In the event of the termination of the Merger Agreement by either Shawmut or Gateway, neither Shawmut nor Gateway will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and expenses and (ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement.

NO SOLICITATION OF TRANSACTIONS

     Gateway has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Gateway Board, as advised in writing by such board's counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal, provided that Gateway may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Gateway Board with the advice of outside counsel, such communication is required under applicable law; Gateway has agreed to cease any activities, discussions or negotiations previously conducted with any parties other than Shawmut with respect to any of the foregoing; it will notify Shawmut immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, and will promptly inform Shawmut in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Gateway or any subsidiary of Gateway or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Gateway or any subsidiary of Gateway other than the transactions contemplated or permitted by the Merger Agreement, the Subsidiary Bank Merger Agreement and the Stock Option Agreement.

RESALES OF SHAWMUT COMMON STOCK RECEIVED IN THE MERGER

     The shares of Shawmut Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any Gateway stockholder who may be deemed to be an "affiliate" of Gateway for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Shawmut Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of Shawmut Common Stock received by persons who may be deemed to be affiliates of Gateway. Persons who may be deemed to be affiliates of Gateway generally include individuals or entities that control, are controlled by or are under common control with Gateway, and may include certain officers and directors as well as principal stockholders of Gateway.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of Shawmut and Gateway has agreed in the Merger Agreement to use its best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

     Shawmut has agreed in the Merger Agreement to use its best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

STOCK EXCHANGE LISTING

     The Shawmut Common Stock is listed on the NYSE. Shawmut has agreed to cause the shares of Shawmut Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the NYSE of such shares. See "-- Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of Shawmut and Gateway will be combined at the Effective Time and carried forward at their previously recorded amounts and the shareholders' equity accounts of Shawmut and Gateway will be combined on Shawmut's consolidated balance sheet. Income and other financial statements of Shawmut issued after the Effective Time will be restated retroactively to reflect the consolidated operations of Shawmut and Gateway as if the Merger had taken place prior to the periods covered by such financial statements.

     The Merger Agreement provides that a condition to each party's obligation to consummate the Merger is the receipt of a letter from Shawmut's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "-- Conditions to the Merger" above.

     The issuance of shares of Gateway Common Stock pursuant to the Stock Option Agreement may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "CERTAIN RELATED
TRANSACTIONS -- Stock Option Agreement."

     For information concerning certain restrictions to be imposed on the transferability of Shawmut Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "-- Resales of Shawmut Common Stock Received in the Merger" above.

     The unaudited pro forma condensed financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material Federal income tax consequences of the Merger and the Subsidiary Bank Merger to the stockholders of Gateway. The discussion set forth below is based on currently existing provisions of the Code, Treasury Regulations thereunder, current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. The Federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquired shares of Gateway Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Gateway stockholders are urged to consult their tax advisors as to their respective personal tax situations including the applicability and effect of state, local and other tax laws.

     Consummation of the Merger is conditioned upon receipt by Shawmut of an opinion of Skadden, Arps, Slate, Meagher & Flom (the "Skadden Opinion") and receipt by Gateway of an opinion of Wachtell, Lipton, Rosen & Katz (the "Wachtell Opinion"), each dated as of the Effective Time. The Skadden Opinion and the Wachtell Opinion will state that, on the basis of facts, representations and assumptions set forth in such opinions, which are consistent with the facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of
Section 368(a) of the Code, and accordingly, (i) no gain or loss will be recognized by the stockholders of Gateway who exchange their Gateway Common Stock solely for Shawmut Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Shawmut Common Stock), and (ii) the tax basis of the Shawmut Common Stock received by Gateway stockholders who exchange all of their Gateway Common Stock solely for Shawmut Common Stock in the Merger will be the same as the tax basis of the Gateway Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In addition, the Skadden Opinion will state that, on the basis of facts, representations and assumptions set forth therein, which are consistent with the facts existing at the Effective Time, the Subsidiary Bank Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368(a) of the Code, and that accordingly no gain or loss will be recognized by (i) Shawmut, SSC or Gateway as a result of the Merger or
(ii) SBC or Gateway Bank (except with respect to any gain or income that may at any time or times be realized or recognized with respect to Gateway Bank's tax reserves for possible loan losses) as a result of the Merger or the Subsidiary Bank Merger.

     Any cash received by the holders of Gateway Common Stock in lieu of a fractional share of Shawmut Common Stock will be treated as having been received in redemption of the fractional share interest, and will result in taxable gain or loss. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional share interest surrendered in exchange therefor. Such gain or loss will be capital gain or loss if the fractional share interest was held as a capital asset at the Effective Time, and such capital gain or loss will be long-term capital gain or loss if the holding period for such fractional share interest was greater than one year.

     Shawmut may revise the structure of the Merger and/or the Subsidiary Bank Merger and related transactions provided that such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of Gateway to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests,
(iii) be capable of consummation in as timely a manner as the structure contemplated herein and (iv) not otherwise be prejudicial to the interests of stockholders or employees of Gateway.

NO APPRAISAL RIGHTS

     Pursuant to Section 262(b) of the Delaware General Corporation law, the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (a "NASDAQ/NMS Security"), or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger to accept for their stock anything except
(i) shares of the corporation surviving the merger, (ii) shares of stock which are either listed on a national securities exchange or designated as a NASDAQ/NMS Security or held of record by more than 2,000 stockholders, or (iii) cash in lieu of fractional shares of stock described in (i) and (ii) above or any combination thereof. Gateway stockholders are not entitled to appraisal rights generally because the shares of Gateway Common Stock are designated as a NASDAQ/NMS Security, and such stockholders are not entitled to appraisal rights in connection with the Merger because the shares of Shawmut Common Stock to be issued in the Merger will be listed on the New York Stock Exchange at the Effective Time, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of Shawmut Common Stock.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Stock Option Agreement, dated as of November 5, 1993 (the "Stock Option Agreement"), by and between Gateway and Shawmut, which is attached hereto as Annex B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     Execution of the Stock Option Agreement was a condition to Shawmut's merger proposal. Pursuant to the Stock Option Agreement, Gateway granted to Shawmut an option to purchase up to 2,636,764 shares of Gateway Common Stock (representing approximately 19.9% of the issued and outstanding shares of such Gateway Common Stock before taking into account the shares that may be issued upon exercise of such option) at an exercise price of $10.75 per share, subject to the terms and conditions set forth therein. The option may only be exercised upon the occurrence of certain "Purchase Events" which are described below (none of which has occurred).

     The Stock Option Agreement. The option is exercisable only upon the occurrence of one of the following events (each a "Purchase Event"):

          (a) Gateway fails to publicly oppose a Tender Offer or an Exchange Offer (as defined below), or authorizes, recommends, publicly proposes or enters into an agreement with any person (other than Shawmut or any of its subsidiaries) to (i) effect a merger, consolidation or similar transaction involving Gateway or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries), (ii) sell, lease, exchange or otherwise dispose of assets of Gateway or any of its subsidiaries representing 10% or more of the consolidated assets of Gateway and its Subsidiaries, or (iii) issue, sell or otherwise dispose of (including by merger, consolidation, share exchange or similar transaction) securities representing 15% or more of the voting power of Gateway or any of its subsidiaries (any of the foregoing, an "Acquisition Transaction");

          (b) any person (other than Shawmut or its subsidiaries) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act, "Beneficial Ownership") of, or the right to acquire Beneficial Ownership of, or any group (as defined in the Exchange Act, "Group") shall have been formed which has acquired Beneficial Ownership of, or has the right to acquire Beneficial Ownership of, 15% or more of the then outstanding shares of Gateway Common Stock;

          (c) any person (other than Shawmut or any subsidiary of Shawmut) shall have (i) commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a Tender Offer or Exchange Offer to purchase any shares of Gateway Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Gateway Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively) and (ii) received all required federal regulatory approvals in respect of such offer;

          (d) the stockholders of Gateway shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Shawmut or any subsidiary of Shawmut) shall have (i) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, or (ii) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or

          (e) Gateway's Board of Directors shall not have recommended to Gateway's stockholders that such stockholders vote in favor of the approval of the Merger Agreement or shall have withdrawn or modified such recommendation in a manner adverse to Shawmut.

     The option expires upon the earliest to occur of (i) the Effective Time,
(ii) 12 months after the first occurrence of a Purchase Event, (iii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a material breach of any of Gateway's covenants under the Merger Agreement) or
(iv) 12 months after the termination of the Merger Agreement by Shawmut if such termination results from a breach by Gateway of any of its covenants contained in the Merger Agreement (except that if within 12 months after such termination of the Merger Agreement a Purchase Event occurs, then the option will terminate 12 months after the first occurrence of such event). The closing of a purchase of shares pursuant to the Stock Option Agreement is subject to the obtaining of all necessary governmental approvals including, without limitation, any approvals required under the BHC Act.

     The number and type of securities subject to the option and the purchase price of shares will be adjusted for (i) any change in the Gateway Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) the effect of any of the Gateway Rights (as defined below) becoming exercisable, such that Shawmut will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the occurrence of such event (or the record date therefore). The number of shares of Gateway Common Stock subject to the option will also be adjusted in the event Gateway issues additional shares of Gateway Common Stock such that the number of shares of Gateway Common Stock subject to the option, together with shares previously purchased pursuant thereto, represents 19.9% of the Gateway Common Stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the option.

     In the event Gateway enters into any agreement (i) to merge into or consolidate with any person other than Shawmut or one of its subsidiaries such that Gateway is not the surviving corporation, (ii) to permit any person, other than Shawmut or one of its subsidiaries, to merge into Gateway and Gateway is the surviving corporation, but, in connection with such merger, the then outstanding shares of Gateway Common Stock are changed into or exchanged for stock or other securities of Gateway or any other person or cash or any other property or the outstanding shares of Gateway Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than Shawmut or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the option will be converted into or exchanged for an option to purchase securities of either the acquiring person, any person that controls the acquiring person or Gateway (if Gateway is the surviving entity), in all cases at the election of Shawmut.

     Shawmut has the right to require Gateway to repurchase (i) the option and
(ii) any shares acquired pursuant to exercise of the option of which Shawmut has Beneficial Ownership, upon the occurrence of any of the following circumstances (each a "Repurchase Event").

          (a) the acquisition by any person or Group (other than Shawmut or any of its subsidiaries) of Beneficial Ownership of 50% or more of the then outstanding shares of Gateway Common Stock; or

          (b) the consummation of any of the transactions described in clauses
     (i) -- (iii) of the preceding paragraph.

     Such repurchase will be at an aggregate price equal to the sum of: (i) the aggregate exercise price paid by Shawmut for any shares of Gateway Common Stock acquired pursuant to the option with respect to which Shawmut then has Beneficial Ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Gateway Common Stock over (y) the exercise price of the option, multiplied by the number of shares of Gateway Common Stock with respect to which the option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the exercise price of the option paid by Shawmut for each share of Gateway Common Stock with respect to which the option has been exercised and with respect to which Shawmut then has Beneficial Ownership, multiplied by the number of such shares. Shawmut's right to require such repurchase expires 12 months after the first occurrence of a Repurchase Event.

     For purposes of the Stock Option Agreement, "Applicable Price" means the highest of (i) the highest price per share of Gateway Common Stock paid for any such share by any person or Group described in subsection (a) of the second preceding paragraph, (ii) the price per share of Gateway Common Stock received by the holders of such common stock in connection with any merger or other business combination referred to in subsection (b) of the second preceding paragraph and (iii) the highest closing sales price per share of Gateway Common Stock quoted on the National Association of Securities Dealers Automated Quotation/National Market System (the "NASDAQ/NMS") (or, if the Gateway Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days prior to Shawmut's exercise of its right to require Gateway to repurchase the option or the shares acquired upon exercise thereof, except that in the event of a sale of less than all of Gateway's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Gateway as determined by a nationally recognized investment banking firm selected by Shawmut, divided by the number of shares of Gateway Common Stock outstanding at the time of such sale.

     Gateway has granted Shawmut certain registration rights with respect to shares of Gateway Common Stock acquired by Shawmut upon exercise of the option. These rights include requiring Gateway to file up to two registration statements under the Securities Act if requested by Shawmut within three years of the date the option first becomes exercisable (the "Registration Period") provided such registration is necessary in order to permit the sale or other disposition of the shares acquired by Shawmut. Any such registration statement, and any sale covered thereby, will be at Gateway's expense other than underwriting discounts or commissions, brokers' fees and the fees and disbursements of Shawmut's counsel related thereto. In addition, in the event that during the Registration Period Gateway effects a registration under the Securities Act of Gateway Common Stock (other than on Form S-4 or Form S-8 or any form with respect to a dividend reinvestment or similar plan), Gateway will allow Shawmut to participate in such registration, subject to certain limitations. In connection with any registration described above, Gateway and Shawmut will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

     Certain rights and obligations of Shawmut and Gateway under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by Shawmut of more than 5% of the outstanding shares of Gateway Common Stock.

     Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Gateway from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Gateway Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of Gateway or an interest in Gateway, or an agreement to do either, could cause the option to become exercisable. The existence of such option could significantly increase the cost to a potential acquiror of acquiring Gateway compared to its cost had the Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Gateway than it might otherwise have proposed to pay. Based on the advice of Gateway's independent accountants, the management of Gateway believes that the exercise of the Stock Option Agreement is likely to prohibit any acquiror of Gateway from accounting for any acquisition of Gateway using the pooling of interests accounting method for a period of two years. Accordingly, the existence of this Stock Option Agreement is likely to deter significantly, if not completely preclude, an acquisition of Gateway by other banking organizations. The Gateway Board took this factor into account before approving the Stock Option Agreement. See "-- Recommendation of Gateway's Board of Directors; Gateway's Reasons for the Merger."

SUBSIDIARY BANK MERGER AGREEMENT

     In connection with the Merger, SBC, and Gateway Bank intend to enter into the Subsidiary Bank Merger Agreement (the "Subsidiary Bank Merger Agreement") pursuant to which Gateway Bank will be merged with and into SBC, which will continue as an indirect wholly owned subsidiary of Shawmut. The Subsidiary Bank Merger Agreement will provide that it may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the Merger Agreement is terminated.

AMENDMENT TO RIGHTS AGREEMENT

     In connection with the execution of the Merger Agreement, Gateway amended the Gateway Rights Agreement. The amendment amended the definition of "Acquiring Person" in the Gateway Rights Agreement to provide that neither Shawmut nor any of its subsidiaries will be deemed to be an Acquiring Person by virtue of the Merger Agreement or Stock Option Agreement, or any of the transactions contemplated thereby, or by virtue of the fact that Shawmut is the beneficial owner of Gateway Common Stock (i) of which Shawmut or any of its subsidiaries was the beneficial owner as of November 5, 1993, together with up to 1% more of the Gateway Common Stock acquired after such date by Shawmut's Affiliates and Associates (as such terms are defined in the Gateway Rights Agreement); (ii) acquired or acquirable pursuant to the Stock Option Agreement; (iii) held directly or indirectly as Trust Account Shares; and (iv) held directly or indirectly as DPC Shares. The amendment also amended the definition of "Adverse Person" to provide that neither Shawmut nor any of its Affiliates or Associates shall be deemed to be an Adverse Person and that no Distribution Date (as such term is defined in the Gateway Rights Agreement) shall be deemed to have occurred while the Merger Agreement is pending. As a result of the amendment, no Distribution Date shall be deemed to have occurred while the Merger Agreement is pending and the Gateway Rights (as defined below) will not become exercisable as a result of the execution of the Merger Agreement and the Stock Option Agreement or consummation of any of the transactions contemplated thereby.

     THE FOREGOING SUMMARIES OF THE STOCK OPTION AGREEMENT, SUBSIDIARY BANK MERGER AGREEMENT AND AMENDMENT TO THE GATEWAY RIGHTS AGREEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH AGREEMENTS AND AMENDMENT. THE STOCK OPTION AGREEMENT IS ATTACHED HERETO AS ANNEX B. THE AMENDMENT TO THE GATEWAY RIGHTS AGREEMENT IS AN EXHIBIT TO THE MERGER AGREEMENT WHICH IS ATTACHED HERETO AS ANNEX A. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                INFORMATION ABOUT GATEWAY FINANCIAL CORPORATION

     General. Gateway Financial Corporation is a bank holding company, registered under the BHC Act of 1956, as amended, and regulated by the Federal Reserve Board, which provides banking and financial services through its principal subsidiary, Gateway Bank. At December 31, 1993, Gateway had assets of $1.3 billion, deposits of $1.2 billion and stockholders equity of $94.2 million.

     Gateway Bank currently maintains 28 offices (including its main office in Norwalk, Connecticut) located in Fairfield County, Connecticut and it serves depositors and borrowers in a market area that is primarily comprised of such county. Gateway Bank's principal business has consisted of attracting deposits from the general public and primarily using such deposits to make residential mortgage loans, although Gateway Bank also makes commercial mortgage, commercial, construction and consumer loans. The primary sources of funds for Gateway Bank's lending and investment activities are deposits, loan interest and principal payments, borrowings and to a lesser extent, maturing investments and earnings on investments.

     Gateway Bank operates under Connecticut law and is subject to supervision, examination, and regulation by the Connecticut Banking Commissioner, as well as by the FDIC.

     In recent years, the financial condition, profitability and business of Gateway have been adversely affected by the depressed markets for real estate and economic conditions in its market areas in particular and in New England generally. Gateway also has been subject to heightened regulatory scrutiny and Gateway and Gateway Bank have consented to certain regulatory enforcement actions which have established certain requirements, including an increased regulatory capital requirement for Gateway, which generally are intended to enhance the financial condition and operations of Gateway and Gateway Bank. As a result of a concurrent examination (the "Examination") of Gateway Bank by the FDIC and the Connecticut Banking Department (collectively, the "Gateway Bank Regulators") that was completed in February 1993, Gateway Bank consented to the issuance by the Gateway Bank Regulators of a Cease and Desist Order, which requires Gateway Bank, among other things, to achieve and maintain a Leverage Ratio of 5.25% as of September 30, 1993 and of 5.75% as of March 31, 1994, to obtain the approval of the Gateway Bank Regulators prior to declaring or paying any cash dividends, to maintain adequate loan loss reserves, to retain qualified management and to develop and/or revise Gateway Bank's written plans regarding management, lessening of risk position with respect to certain borrowers, loan policy, profits and funds management.

     At December 31, 1993, primarily as the result of the implementation in 1993 of a restructuring plan pursuant to which approximately $28.3 million of capital was raised in a rights offering, Gateway Bank's Leverage Ratio was 7.10%. Although Gateway is now in compliance with the requirements of the Cease and Desist Order regarding its minimum Leverage Ratio, it remains subject to the other requirements of the Cease and Desist Order.

     Lending. Gateway Bank's primary business is the collection of retail deposits to fund single family residential mortgage lending, commercial real estate lending, commercial lending and consumer lending. At December 31, 1993, of Gateway Bank's loan portfolio of $875.7 million ($900.5 million before deducting unearned income and the $18.3 million allowance for loan losses), $640.0 million, or 71.1% were in residential first mortgage loans; $111.6 million, or 12.4%, were in commercial real estate loans; $72.2 million, or 8.0%, were in other commercial loans; and $76.7 million, or 8.5% were in consumer loans. Due to depressed economic conditions existing in recent years in Gateway's market area, substantially all of Gateway's new loans have been residential mortgage loans and consumer loans.

     Allowance for loan losses. Gateway Bank has been severely affected by the substantial decline in real estate values in its market area. Approximately 87% of Gateway Bank's loans are collateralized by real estate in what were depressed markets in Fairfield County, Connecticut. In addition, approximately 82% of the real estate owned is located in those same markets. As a result, non-accruing loans had increased considerably in recent years, along with a corresponding increase in provisions for loan losses. However, during 1993, non-performing assets decreased from $109.8 million at December 31, 1992 to $50.2 million at December 31, 1993. The provision for loan losses also decreased from $42.3 million in 1992 to $6.4 million in 1993.

     At December 31, 1993, loan loss reserves represented 2.03% of the total loans and 70.00% of non-accruing loans.

     Deposits. Deposits have traditionally been Gateway Bank's major source of funds for investments and lending and will continue to be in the foreseeable future. Gateway Bank also derives funds from loan repayments, sales of loans in the secondary market, prepayments, interest and dividend income, and borrowings from the Federal Home Loan Bank of Boston ("FHLBB"). Gateway Bank offers a wide variety of rates and retail and commercial deposit accounts designed to attract both short and long-term funds. Certificates of deposit, regular savings, money market deposit, and NOW checking accounts have been the primary source of new funds for Gateway Bank since their authorization. Certificates of deposit currently offered by Gateway Bank have maturities which range from one month to five years.

     Interest-bearing deposits were approximately $1.1 billion at December 31, 1993. Management of Gateway Bank anticipates that competition for deposits in Gateway Bank's market area will increase in the foreseeable future due to competition from mutual funds in bank programs as well as discount brokerage operations, the increased presence of large regional banks with extensive marketing budgets and the need for smaller banks to increase deposit rates and to maintain and attract market share.

     Deposit flows are attributable to Gateway Bank's 28 branches located throughout Fairfield County. Twenty-five of these locations include automatic teller machines. Substantially all of Gateway Bank's depositors are residents of Fairfield County. In Fairfield County, Connecticut, Gateway Bank believes that it has somewhere between the second and fourth highest amount of retail banking deposits in most towns, and the highest amount of retail banking deposits in Norwalk. Gateway does not solicit deposits outside Connecticut, nor does it accept deposits through deposit brokers.

     Competition. In general, competition in the financial services industry in Connecticut is strong. Commercial banks, savings banks, savings and loan associations, mortgage brokers, finance companies, credit unions, insurance companies, investment firms, and private lenders compete with Gateway Bank for deposits, loans, and employees. Some of these competitors have substantially greater resources than Gateway Bank, and are able to conduct more intensive and broader based promotional efforts to reach both commercial and individual customers and, for larger customers, are able to offer cash management and other services that Gateway Bank does not offer.

     Changes in the financial services industry resulting from fluctuating interest rates, technological changes, and deregulation have resulted in an increase in competition, cost of funds, merger activity, and customer awareness of product and service differences among competitors.

     During the three years ended December 31, 1993, approximately 40 Connecticut-based banking institutions failed. Several of these institutions operated in Gateway Bank's market area and such failures have resulted in (through resolution transactions with the FDIC) the entrance of at least two substantial out-of-state financial institutions into Gateway Bank's market area. The number of bank failures has reflected both the difficult economic conditions that Gateway Bank currently faces in its market area and the competition experienced by such institutions in an industry which state and federal bank regulators feel has substantial overcapacity. The consolidation of financial institutions will likely continue and particularly affect banks.

     Employees. As of December 31, 1993, Gateway had 475 employees, 431 of whom were full-time and 44 of whom were part-time. Full-time employees receive a comprehensive range of employee benefit programs and salaries which management considers to be generally competitive with those provided by other major employers in Fairfield County. None of Gateway's employees is represented by any union or other labor organization, and management believes that its employee relations are good.

     Cease and Desist Order. As a result of the Examination, Gateway Bank consented to certain regulatory enforcement actions which generally are intended to enhance the financial condition and operations of Gateway Bank. Under the terms of the Cease and Desist Order, Gateway Bank has agreed to take certain actions and to seek to achieve certain goals, including (i) to achieve and maintain a Leverage Ratio of at least 5.25% as of September 30, 1993 and 5.75% as of March 31, 1994, and to continue maintenance of its risk-based capital ratio in compliance with standards set by the FDIC; (ii) to maintain adequate loan loss reserves and to evaluate such reserves on at least a quarterly basis;
(iii) to refrain from paying or declaring cash dividends without the prior written approval of the FDIC Regional Director and the Banking Commissioner of the State of Connecticut; (iv) to have and retain qualified management (including additional senior executive officers, at least one of whom will be a senior executive officer whose position will be junior in title, rank and responsibility only to that of the Chief Executive Officer) including at a minimum a Chief Executive Officer and a Chief Operating Officer; (v) to conduct a written evaluation of Gateway's management and staffing needs, including an evaluation of each officer, in particular, the Chief Executive Officer; (vi) to not extend credit to any borrower whose credit has been classified unless certain findings are made by the Board of Directors; (vii) to not accrue interest on any loan that is 90 days or more past due, unless such loan is well secured and in the process of collection; (viii) to not make payments to any affiliated organization without prior written approval of the Gateway Bank Regulators; and (ix) to develop and/or revise its written plans regarding lessening risk with respect to certain borrowers, loan policy, profits and funds management. If the terms of the Cease and Desist Order are not met, additional regulatory sanctions may be imposed. At September 30 and December 31, 1993, Gateway Bank was in compliance with the requirements of the Cease and Desist Order regarding its minimum leverage ratio. Gateway Bank remains subject to the other requirements of the Cease and Desist Order and has worked diligently to satisfactorily address all of the other requirements. As a result of the Merger Agreement, Gateway Bank has decided, however, to suspend its recruitment of a Chief Operating Officer. Gateway Bank feels it is in compliance with all of the other requirements of the Cease and Desist Order, and any additional Gateway Bank actions necessary to satisfy the Cease and Desist Order's requirements will not have an adverse impact on Gateway Bank's financial condition.

     For more information about Gateway, reference is made to the 1993 Gateway Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                      DESCRIPTION OF SHAWMUT CAPITAL STOCK

GENERAL

     The authorized capital stock of Shawmut consists of 150,000,000 shares of Shawmut Common Stock and 10,000,000 shares of preferred stock, without par value ("Shawmut Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the Shawmut Board of Directors determines. At the Annual Meeting of Shareholders of Shawmut to be held on April 26, 1994, Shawmut's shareholders will vote on a proposal to increase the number of authorized shares of Shawmut Common Stock from 150,000,000 to 300,000,000. As of December 31, 1993, there were issued 95,546,359 shares of Shawmut Common Stock (including 106,487 shares of treasury stock), 575,000 shares of Shawmut Preferred Stock designated as 9.30% Cumulative Preferred Stock (the "9.30% Cumulative Preferred") and 700,000 shares of Shawmut Preferred Stock designated as Preferred Stock with Cumulative and Adjustable Dividends (the "Adjustable Preferred").

     As of December 31, 1993, approximately 6,215,651 shares of Shawmut Common Stock had been reserved for issuance upon the exercise of outstanding stock options under various employee incentive and purchase plans, 13,500,966 shares of Shawmut Common Stock were reserved for issuance pursuant to Shawmut's dividend reinvestment and stock purchase plans, and 17,810,897 shares of Shawmut Common Stock were reserved for issuance upon consummation of the acquisition of New Dartmouth Bank ("New Dartmouth") and Peoples Bancorp of Worcester, Inc. ("Peoples"). In addition, 1,500,000 shares of a series of Shawmut Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Series A Preferred") were reserved for issuance as provided in the Rights Plan described below. In connection with the settlement of certain litigation, Shawmut entered into a Warrant Agreement between Shawmut and Chemical Bank, as Warrant Agent, dated as of January 7, 1994, which provides for the issuance of up to 1,329,115 shares of Shawmut Common Stock pursuant to the terms and conditions contained therein.

     The following description contains a summary of all the material features of the capital stock of Shawmut but does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law (the "DGCL") and is qualified in its entirety by reference to the Restated Certificate of Incorporation of Shawmut (the "Shawmut Certificate"), including the Certificates of Designation pursuant to which the Adjustable Preferred and the 9.30% Cumulative Preferred were issued and the terms of the Rights Agreement (the "Shawmut Rights Agreement"), dated as of February 28, 1989, described below. A copy of the Shawmut Certificate, each Certificate of Designation and the Shawmut Rights Agreement is incorporated in this Proxy Statement/Prospectus by reference.

COMMON STOCK

     The holders of Shawmut Common Stock are entitled to dividends when and as declared by the Shawmut Board of Directors out of funds legally available therefor. Each series of Shawmut Preferred Stock has preference over the Shawmut Common Stock with respect to the payment of dividends. Shawmut is also subject to certain regulatory restrictions on the payment of dividends. See "COMPARISON OF SHAREHOLDER RIGHTS."

     The holders of Shawmut Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The Shawmut Common Stock is the only security of Shawmut entitled to vote for directors, unless and until Shawmut is in default on the equivalent of six quarterly dividends payable on any series of Shawmut Preferred Stock. See "-- Shawmut Preferred Stock" below.

     Except as otherwise provided in the resolution providing for the issue of any series of Shawmut Preferred Stock, in the event of any liquidation, dissolution or winding up of Shawmut, whether voluntary or involuntary, after payment shall have been made to the holders of all series of Shawmut Preferred Stock of the full preferential amounts to which such holders are entitled, the holders of shares of Shawmut Common Stock shall be entitled, to the exclusion of the holders of Shawmut Preferred Stock, to share, ratably according to the number of shares of Shawmut Common Stock held by them, in all remaining assets of Shawmut available for distribution to its shareholders.

     Certain business combinations involving Shawmut and any beneficial owner of 10 percent or more of the outstanding voting stock of Shawmut, any affiliate of Shawmut or any affiliate of such owner must be approved by the holders of 80 percent of the outstanding voting stock, unless approved by a majority of continuing directors or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of Shawmut. See "COMPARISON OF SHAREHOLDER RIGHTS -- Certain Business Combinations."

     Holders of Shawmut Common Stock are not entitled to cumulative voting rights, or any preemptive, preferential or subscriptive rights with respect to any securities of Shawmut, except as described below under "Rights Plan." Outstanding shares of Shawmut Common Stock are fully paid and nonassessable. Chemical Bank, successor by merger to Manufacturers Hanover Trust Company, is the transfer agent, registrar and dividend disbursement agent for Shawmut Common Stock.

RIGHTS PLAN

     On February 28, 1989, the Shawmut Board of Directors declared a dividend distribution of one right (a "Shawmut Right") for each outstanding share of Shawmut Common Stock to shareholders of record at the close of business on March 13, 1989. Subsequent to that date and prior to the occurrence of a Distribution Date (described below), Shawmut Rights shall be deemed to be delivered with each share of Shawmut Common Stock issued by Shawmut, including in connection with the issuance of the shares of Shawmut Common Stock to be issued in the Merger. Each Shawmut Right entitles the registered holder to purchase from Shawmut a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred, at a purchase price of $100 per Unit, subject to adjustment. The description and terms of the Shawmut Rights are summarized below and are set forth in the Shawmut Rights Agreement between Shawmut and Manufacturers Hanover Trust Company, as Rights Agent.

     At the present time, the Shawmut Rights are attached to all Shawmut Common Stock certificates representing outstanding shares, and no separate Shawmut Rights Certificates will be distributed. The Shawmut Rights will separate from the Shawmut Common Stock and a Distribution Date will occur upon the earliest of
(i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Shawmut Common Stock (the "Stock Acquisition Date"), (ii) 10 business days (or such later date as may be determined by the Shawmut Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20 percent or more of such outstanding shares of Shawmut Common Stock and (iii) 10 business days following the determination by the Shawmut Board, upon a determination of at least a majority of the unaffiliated "Continuing Directors" who are not officers of Shawmut, that, with respect to any person who has, alone or together with his affiliates or associates, become the beneficial owner of 10 percent or more of the shares of Shawmut Common Stock outstanding (a) such beneficial ownership by such person is intended to cause Shawmut to repurchase the Shawmut Common Stock beneficially owned by such person or to cause pressure on Shawmut to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where such directors determine that the best long-term interests of Shawmut and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers, impairment of Shawmut's ability to maintain its competitive position or impairment of Shawmut's business reputation or ability to deal with governmental agencies) on the business or prospects of Shawmut (any such person being referred to herein and in the Shawmut Rights Agreement as an "Adverse Person").

     The Shawmut Rights are not exercisable until the Distribution Date and will expire at the close of business on March 13, 1999 unless earlier redeemed by Shawmut as described below.

     In the event that (i) a person becomes the beneficial owner of 20 percent or more of the then outstanding shares of Shawmut Common Stock (except pursuant to an offer for all outstanding shares of Shawmut Common Stock which a majority of the unaffiliated Continuing Directors who are not officers of Shawmut determines to be fair to and otherwise in the best interests of Shawmut and its shareholders), or (ii) the Shawmut Board determines, upon the determination by at least a majority of the unaffiliated Continuing Directors who are not officers of Shawmut, that a person is an Adverse Person, each holder of a Shawmut Right will thereafter have the right to receive upon exercise Shawmut Common Stock (or, in certain circumstances, cash, property or other securities of Shawmut) having a value (based on the lowest closing price of the Shawmut Common Stock during the twelve-month period preceding such event) equal to two times the exercise price of the Shawmut Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Shawmut Rights that are, or (under certain circumstances specified in the Shawmut Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Shawmut Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Shawmut Rights are no longer redeemable by Shawmut as set forth below.

     In the event that, at any time following the Stock Acquisition Date or the determination that someone is an Adverse Person (i) Shawmut is acquired in a merger or other business combination transaction in which Shawmut is not the surviving company or in which it is the surviving company but the Shawmut Common Stock is changed or exchanged (other than a merger which follows an offer described in the preceding paragraph) or (ii) more than 50 percent of Shawmut's assets, cash flow or earning power is sold or transferred, each holder of a Shawmut Right (except Shawmut Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Shawmut Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events".

     In general, at any time until 10 business days following the Stock Acquisition Date, Shawmut may redeem the Shawmut Rights in whole, but not in part, at a price of $.01 per Shawmut Right (payable in cash, Shawmut Common Stock or other consideration deemed appropriate by the Shawmut Board). Under certain circumstances set forth in the Shawmut Rights Agreement, the decision to redeem the Shawmut Rights will require the concurrence of a majority of the Continuing Directors. Shawmut may not redeem the Shawmut Rights if the Shawmut Board has previously declared a person to be an Adverse Person. Immediately upon the action of the Shawmut Board ordering redemption of the Shawmut Rights, the Shawmut Rights will terminate and the only right of the holders of Shawmut Rights will be to receive the $.01 redemption price.

     The term "Continuing Directors" means any member of the Board of Directors of Shawmut who was a member of the Board prior to the date of the Shawmut Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but will not include an Acquiring Person, an Adverse Person, or an affiliate or associate of any such Person or any representative of any of the foregoing.

     Until a Shawmut Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Shawmut including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Shawmut Rights, any of the provisions of the Shawmut Rights Agreement may be amended by the Shawmut Board prior to the Distribution Date. After the Distribution Date, the provisions of the Shawmut Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interest of holders of Shawmut Rights, or to shorten or lengthen any time period under the Shawmut Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Shawmut Rights are not redeemable.

     The Shawmut Rights have certain anti-takeover effects. The Shawmut Rights will cause substantial dilution to a person or group that attempts to acquire Shawmut in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Shawmut Rights being acquired. The Shawmut Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of Shawmut Common Stock and other voting securities at a fair price and otherwise in the best interests of Shawmut and its shareholders as determined by the Shawmut Board or affect any prospective offeror willing to negotiate with the Shawmut Board. The Shawmut Rights should not interfere with any merger or other business combination approved by the Shawmut Board since the Shawmut Board may, at its option, at any time until ten business days following the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Shawmut Rights at the $.01 redemption price.

SHAWMUT PREFERRED STOCK

     The Shawmut Board is authorized in the Shawmut Certificate to issue up to 10,000,000 shares of Preferred Stock, without par value, in series and to determine the designation of each series, dividend rate, redemption provisions, liquidation preferences, sinking fund provisions and all other rights pertaining to the Shawmut Preferred Stock. The following is a brief description of the Adjustable Preferred and the 9.30% Cumulative Preferred, the only series of Shawmut Preferred Stock outstanding. The Adjustable Preferred and the 9.30% Cumulative Preferred have preference over the Shawmut Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Shawmut.

     Dividends on the outstanding Adjustable Preferred and 9.30% Cumulative Preferred are cumulative. The dividend rate on the Adjustable Preferred is established quarterly at the rate of 2.25 percent below the highest of (a) the three-month U.S. Treasury Bill rate, (b) the U.S. Treasury ten-year constant maturity rate and (c) the U.S. Treasury twenty-year constant maturity rate, in each case as defined in the terms of the Adjustable Preferred, but may not be less than 6% per annum or greater than 12% per annum.

     If the equivalent of six quarterly dividends payable on one or more series of Shawmut Preferred Stock, including the Adjustable Preferred and the 9.30% Cumulative Preferred, are in default, the number of directors of Shawmut will be increased by two and the holders of all outstanding series of Shawmut Preferred Stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of each of the Adjustable Preferred and the 9.30% Cumulative Preferred, each voting as a separate class, is required in order to amend or alter the Shawmut Certificate in a manner which would adversely affect the preferences, rights, powers or privileges of the Adjustable Preferred or the 9.30% Cumulative Preferred, respectively, and the vote of two-thirds of the Adjustable Preferred, the 9.30% Cumulative Preferred and all of the series of Shawmut Preferred Stock ranking on a parity with the Adjustable Preferred and the 9.30% Cumulative Preferred, voting together as a single class, is required in order to reclassify stock of Shawmut into stock ranking prior to the Adjustable Preferred and the 9.30% Cumulative Preferred, or authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior to the Adjustable Preferred and the 9.30% Cumulative Preferred.

     In the event of any liquidation, dissolution or winding up of Shawmut, the holders of the Adjustable Preferred are entitled to receive $50.00 per share plus accrued and unpaid dividends and the holders of the 9.30% Cumulative Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends.

Shares of Adjustable Preferred may be redeemed at the option of Shawmut at a redemption price per share of $50.00 per share, plus accrued and unpaid dividends.

     The shares of the 9.30% Cumulative Preferred are represented by Depositary Shares ("Depositary Shares"). Each Depositary Share represents a one-tenth interest in a share of 9.30% Cumulative Preferred and is not subject to any mandatory redemption or sinking fund provisions. The 9.30% Cumulative Preferred will be redeemable on at least 30 but not more than 60 days notice, at the option of Shawmut, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

                        COMPARISON OF SHAREHOLDER RIGHTS

     Upon the consummation of the transactions contemplated in the Merger Agreement, the stockholders of Gateway will become shareholders of Shawmut. Since both Shawmut and Gateway are Delaware corporations, Gateway stockholders who receive Shawmut Common Stock will continue to be subject to the privileges and restrictions provided in the DGCL. In addition, the rights presently enjoyed by Gateway's stockholders under the relevant provisions of the Certificate of Incorporation of Gateway (the "Gateway Certificate") and the Bylaws of Gateway (the "Gateway By-laws") differ in some respects from the rights they would have as shareholders of Shawmut under the relevant provisions of the Shawmut Certificate and the By-laws of Shawmut (the "Shawmut By-laws"). This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Shawmut Certificate, the Shawmut By-laws, the Gateway Certificate, the Gateway By-laws, the DGCL, the Shawmut Rights Agreement and the Gateway Rights Agreement.

ACTION BY WRITTEN CONSENT

     Shamut. The DGCL provides that, unless otherwise provided in the certificate of incorporation, shareholders may act by written consent if consents are signed representing not less than the minimum number of votes that would be necessary to take such action at a meeting where all shares entitled to vote were present and voted. The Shawmut Certificate does not provide otherwise.

     Gateway. The Gateway Certificate provides that stockholders may not act by written consent. Accordingly, all action by stockholders must be taken at a duly called annual or special meeting.

SPECIAL MEETINGS OF SHAREHOLDERS

     Shawmut. Pursuant to Shawmut's By-laws, special meetings of shareholders may be called by the Board of Directors, the Chairman of the Board or upon the written request of seven or more shareholders holding not less than 30% of the outstanding shares of Shawmut Common Stock.

     Gateway. Pursuant to the Gateway Certificate, special meetings of stockholders may be called only by the Chairman of the Board, the President, or by order of the Board of Directors. Stockholders, in such capacity as stockholders, may not call special meetings.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

     Shawmut. The Shawmut By-laws establish procedures that must be followed for shareholders to nominate individuals to the Shawmut Board or to propose business at the annual meeting of shareholders. In order to nominate individuals to the Shawmut Board, a shareholder must provide timely notice of such nomination in writing to the Secretary of Shawmut and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of Shawmut Common Stock beneficially owned by the shareholder giving such notice.

     In order to properly propose that certain business come before the annual meeting of shareholders, a shareholder must provide timely notice in writing to the Secretary of Shawmut which notice must include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. In addition, the notice must contain the name, record address, class and number of shares of Shawmut capital stock beneficially owned by the shareholder giving such notice and any material interest of the shareholder in such business.

     To be timely, notice must be delivered to Shawmut not less than 50 nor more than 75 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if Shawmut gives less than 65 days' notice of the meeting, then notice by the shareholder must be received by the close of business on the 15th day following the earlier of the date notice of the meeting was mailed or public disclosure of the meeting was made.

     Gateway. The Gateway By-laws establish similar procedures that must be followed for stockholders to nominate individuals to the Gateway Board or to propose business at the annual meeting of stockholders. The informational requirements of the Gateway By-laws for nominations to the Gateway Board and business proposals are essentially the same as those of Shawmut; however, with respect to nominations for the Gateway Board, a Gateway stockholder need not provide a written statement from the nominee. In addition, under the Gateway By-laws, in order to be timely, notice must be delivered to Gateway not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if Gateway gives less than 70 days' notice of the meeting and such meeting is held more than 30 days before or after the corresponding date of the annual meeting held in the preceding year, then notice by the stockholder must be received by the close of business on the 10th day following the date on which notice of the meeting was mailed to stockholders.

     Furthermore, notice to stockholders shall be deemed given on the date of the first disclosure of the date of the next annual meeting, whether provided in Gateway's quarterly report, letter to stockholders or other communication, provided that the annual meeting is in fact held on such date or within 30 days thereafter.

CERTAIN BUSINESS COMBINATIONS

     Shawmut. The Shawmut Certificate provides that any "Business Combination" involving Shawmut and a person who beneficially owns 10% or more of Shawmut's capital stock (a "Shawmut Related Person") must be approved by the holders of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of Shawmut voting stock (the "Shawmut Voting Requirement") voting together as a single class. The Shawmut Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the "Shawmut Continuing Directors" (defined generally to include any person who is unaffiliated with, and not a representative of, the Shawmut Related Person in the Business Combination and who either was a director immediately prior to the time the Shawmut Related Person became such a person or was recommended or elected to succeed such a Shawmut Continuing Director by a majority of the Shawmut Continuing Directors) or (ii) certain "fair price" (defined generally to mean that the consideration to be received by shareholders in such Business Combination shall be at least equal to the higher of, and in the same form as, the consideration paid by the Shawmut Related Person for such person's acquisition of Shawmut Capital Stock within the two year period immediately prior to the first public announcement of the proposal of the Business Combination or in the transaction in which such person became a Shawmut Related Person) and other criteria are met. As defined in the Shawmut Certificate, a Business Combination includes, among other things, (i) any merger or consolidation of Shawmut with any Shawmut Related Person or affiliate or associate thereof, (ii) the sale by Shawmut of assets or securities having a fair market value equal to 10% or more of the total shareholders' equity of Shawmut ("Substantial Assets") to a Shawmut Related Person or an affiliate or associate thereof, (iii) the acquisition by Shawmut of Substantial Assets from a Shawmut Related Person or an affiliate or associate thereof, (iv) the adoption of a plan or proposal for the liquidation or dissolution of Shawmut proposed by or on behalf of a Shawmut Related Person or an affiliate or associate thereof,
(v) any transaction that has the effect of increasing the proportionate share of any class of equity or convertible security of Shawmut that is beneficially owned by a Shawmut Related Person or any affiliate or associate thereof and (vi) any agreement or arrangement providing for any of the foregoing. This provision of the Shawmut

Certificate can only be amended or repealed upon the affirmative vote by the holders of at least 80% of the voting stock entitled to vote unless such amendment or repeal is unanimously recommended by the Shawmut Board and all of such directors are Shawmut Continuing Directors.

     Gateway. The Gateway Certificate provides that any "Gateway Business Combination" involving Gateway and any person who beneficially owns 10% or more of Gateway's Voting Stock (a "Gateway Related Person") must be approved by (i) the holders of at least 80% of the voting power of the outstanding Gateway Voting Stock (the "80% Voting Requirement"), and (ii) the holders of a majority (the "Independent Majority") of the voting power of the outstanding Gateway Voting Stock not beneficially owned by a Gateway Related Person (the "Independent Majority Requirement" and, together with the 80% Voting Requirement, the "Gateway Maximum Voting Requirement") unless certain "fair price" (defined generally to mean, among other things, that the consideration to be received by stockholders in such Gateway Business Combination shall be in the same form and kind of the consideration paid by the Gateway Related Person for Gateway capital stock owned by such person and shall be at least equal to both the highest per share price paid by such Gateway Related Person in acquiring any of its holdings of Gateway Common Stock and 150% of the book value of a share of Gateway Common Stock, as reflected in the balance sheet of Gateway as of the last day of the last fiscal quarter of Gateway preceeding the date on which the agreement for such Gateway Business Combination is entered into) and other criteria are met. In the event that the Gateway Maximum Voting Requirement is not required because the "fair price" and other criteria are met, the Gateway Business Combination must be approved by (i) the holders of at least 66 2/3% of the voting power of the outstanding Gateway voting stock (the "66 2/3 Voting Requirement", and together with the Independent Majority Requirement, the "Gateway Minimum Voting Requirement") and (ii) the Independent Majority (unless such Gateway Business Combination is recommended to Gateway stockholders by the affirmative vote of at least two-thirds of the "Whole Board of Directors" (defined as the total number of directors which Gateway would have if there were no vacancies) and a majority, but in any event not less than six, of the "Gateway Continuing Directors" (defined generally to include any person who either (i) was a member of the Board of Directors on the date of the acquisition by Gateway of all of the outstanding capital stock of Gateway Bank, (ii) was elected to the Gateway Board by the Gateway stockholders prior to the time the Gateway Related Person became such a person, or (iii) if there were not less than six Gateway Continuing Directors prior to such director's designation, was designated as a Gateway Continuing Director by a majority of the then Gateway Continuing Directors)). Notwithstanding anything to the contrary provided therein, the Gateway Certificate provides that neither the Gateway Maximum Voting Requirement nor the Gateway Minimum Voting Requirement will apply, and the Gateway Business Combination will require only the vote, if any, required under the applicable provisions of the DGCL, in the event that the Gateway Business Combination is approved by two-thirds of the Whole Board of Directors prior to the consummation of the acquisition by the Gateway Related Person in which such person becomes a Gateway Related Person.

     As defined in the Gateway Certificate, a Gateway Business Combination includes, among other things, (i) the sale or other disposition by Gateway of assets having a value of more than 5% of the total consolidated assets of Gateway and its subsidiaries ("Substantial Assets") to a Gateway Related Person or any associate or affiliate thereof, (ii) the acquisition by Gateway of Substantial Assets from a Gateway Related Person or any affiliate or associate thereof, (iii) any merger or consolidation of Gateway with any Gateway Related Person or any affiliate or associate thereof, (iv) any transaction that has the effect of increasing the proportionate amount of voting stock of Gateway that is beneficially owned by a Gateway Related Person, or any partial or complete liquidation, spinoff, splitoff or splitup of Gateway, unless any of such transaction has been approved by a majority of the Whole Board of Directors and a majority, but not less than six, of the Gateway Continuing Directors, or (v) the acquisition by the Related Person of beneficial ownership of voting shares of Gateway or any of its subsidiaries or any securities convertible or exchangeable therefor. Notwithstanding anything to the contrary provided therein, the Gateway Certificate provides that, if there are not less than six Gateway Continuing Directors, the Gateway Business Combination definition will not be deemed to include (x) any transaction that has been approved on or prior to the date on which the agreement providing for the Gateway Business Combination is entered into by two-thirds, but in any event not less than six, of the Gateway Continuing Directors and by two-thirds of the Whole Board of Directors, or (y) any transaction of the type set forth in subsections (i) through (iii) above, between or among any two or more subsidiaries of Gateway or

Gateway and one or more subsidiaries of Gateway, if such transaction has been approved by the affirmative vote of at least two-thirds of the Whole Board of Directors and a majority, but in any event not less than six, of the Gateway Continuing Directors on or prior to the date on which the agreement providing for the Gateway Business Combination is entered into.

     The Gateway Business Combination provision may be amended or repealed only upon satisfaction of the Gateway Maximum Voting Requirement, provided that, in the event such amendment or repeal is recommended to the Gateway stockholders by the affirmative vote of at least two-thirds of the Whole Board of Directors and a majority, but in any event not less than six, of the Gateway Continuing Directors, such amendment or repeal will require only satisfaction of the Independent Majority Requirement, along with any other vote required by the DGCL.

     The business combination provisions contained in the respective Certificates of Incorporation differ with respect to, among other things, the definition of certain events that would constitute a business combination, the stockholder vote required to approve the business combination and the exceptions to such voting requirements, and the vote required by the Board of Directors of each respective corporation in order to avoid any supermajority stockholder voting requirements.

RIGHTS PLANS

     Shawmut. On February 28, 1989, the Shawmut Board declared a dividend distribution of one Shawmut Right for each outstanding share of Shawmut Common Stock to shareholders of record at the close of business on March 13, 1989. For a description of the Shawmut Rights and the related Shawmut Rights Agreement, see "DESCRIPTION OF SHAWMUT CAPITAL STOCK -- Rights Plan."

     Gateway. On July 13, 1989, the Gateway Board declared a dividend distribution of one preferred share purchase right (a "Gateway Right") for each outstanding share of Gateway Common Stock which was payable on July 23, 1989 to stockholders of record on that date. Subsequent to that date and prior to the occurrence of a Gateway Distribution Date (as defined below), Gateway Rights will be deemed to be delivered with each share of Gateway Common Stock issued by Gateway. Each Gateway Right entitles the registered holder to purchase from Gateway a unit consisting of one one-hundredth of a share (a "Gateway Unit") of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Gateway Preferred Stock"), at a purchase price of $50 per Gateway Unit (the "Gateway Purchase Price"), subject to adjustment. The description and terms of the Gateway Rights are summarized below and are set forth in the Rights Agreement between Gateway and Fleet Financial Group, Inc., as successor to The Connecticut Bank and Trust Company, N.A., as Rights Agent (the "Gateway Rights Agreement").

     At the present time, the Gateway Rights are attached to all Gateway Common Stock certificates representing outstanding shares, and no separate Gateway Rights Certificates will be distributed. The Rights will separate from the Gateway Common Stock and a Gateway Distribution Date will occur upon the earliest of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (a "Gateway Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Gateway Common Stock (the "Gateway Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Gateway Common Stock and (iii) 10 business days after the Gateway Board declares any person to be a "Gateway Adverse Person", upon (x) a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of 10% or more of the outstanding shares of Gateway Common Stock and (y) a determination by at least a majority of the Gateway Board who are neither Gateway officers nor affiliates or associates of a Gateway Acquiring Person that such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause Gateway to repurchase the Gateway Common Stock beneficially owned by such person or to cause pressure on Gateway to enter into a transaction, or series of transactions, which would not be in the best long-term interests of Gateway and its stockholders or that such beneficial ownership is reasonably likely to cause a material adverse impact on the business or prospects of Gateway.

     The Gateway Rights are not exercisable until the Gateway Distribution Date and will expire at the close of business on July 13, 1999 (the "Final Expiration Date") unless the Final Expiration Date is extended or unless the Gateway Rights are earlier redeemed by Gateway as described below.

     In the event that the Gateway Board declares any person to be a Gateway Adverse Person, or any person, alone or together with its affiliates and associates, becomes the beneficial owner of 25% or more of the then outstanding shares of Gateway Common Stock (except pursuant to a tender or exchange offer for all outstanding shares of Gateway Common Stock which a majority of the Gateway Board who are neither Gateway officers nor affiliates or associates of a Gateway Acquiring Person determines to be fair to and otherwise in the best interests of Gateway and its stockholders, employees, customers and communities in which Gateway does business), each holder of a Gateway Right, other than Gateway Rights beneficially owned by any Gateway Acquiring Person or Gateway Adverse Person, will thereafter have the right to receive, upon exercise of such Gateway Right, that number of shares of Gateway Common Stock having a market value of two times the exercise price of the Gateway Right (such right being called a "Gateway Flip-In Right"). Upon occurrence of any of the events giving rise to the exercisability of the Gateway Flip-In Right, any Gateway Rights that are or (under certain circumstances specified in the Gateway Rights Agreement) were, beneficially owned by any Gateway Acquiring Person or Gateway Adverse Person shall immediately become null and void.

     In the event that, at any time following the Gateway Stock Acquisition Date, (i) Gateway is acquired in a merger or other business combination transaction in which Gateway is not the surviving corporation (except for any transaction approved by the Gateway Board as provided in the preceding paragraph), (ii) any person shall merge with or into Gateway in a business combination transaction in which Gateway is the surviving corporation and all or part of the outstanding shares of Gateway Common Stock shall be exchanged for either cash, other property or stock or securities of any other person (except for any transaction approved by the Gateway Board as provided in the preceding paragraph) or (iii) 50% or more of Gateway's assets or earning power is sold or transferred, each holder of a Gateway Right (except Gateway Rights which are beneficially held by a Gateway Acquiring Person or a Gateway Adverse Person) will thereafter have the right to receive, upon exercise, common stock of the acquiring company (or, in the event there is more than one acquiring company in a transaction described in clause (iii), the acquiring company receiving the greatest portion of the assets or earning power transferred) having a value equal to two times the exercise price of the Gateway Right (such right being called a "Gateway Flip-Over Right"). Upon occurrence of any of the events giving rise to the exercisability of the Gateway Flip-Over Right, any Gateway Rights that are or (under certain circumstances specified in the Gateway Rights Agreement) were, beneficially owned by any Gateway Acquiring Person or a Gateway Adverse Person shall immediately become null and void. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Gateway Triggering Events".

     At any time prior to the earlier of (i) a Gateway Distribution Date and
(ii) the Final Expiration Date, the Gateway Board may redeem the Gateway Rights in whole, but not in part, at a price of $0.001 per Right (the "Gateway Redemption Price"). Thereafter Gateway's right of redemption shall be reinstated if, prior to any Gateway Triggering Event, (i) a Gateway Acquiring Person or Gateway Adverse Person reduces its beneficial ownership to less than 10% of the outstanding shares of Gateway Common Stock in a transaction not involving Gateway or (ii) a tender or exchange offer for Gateway Common Stock is completed or terminated without any person becoming a Gateway Acquiring Person or a Gateway Adverse Person, and immediately following the occurrence of the events described in clauses (i) or (ii) there are no other Gateway Acquiring Persons or Gateway Adverse Persons. Immediately upon the action of the Gateway Board ordering the redemption of the Gateway Rights, the right to exercise the Gateway Rights will terminate and the only right of the holders of Gateway Rights thereafter will be to receive the Gateway Redemption Price.

     Other than those provisions relating to the principal economic terms of the Gateway Rights, any of the terms and provisions of the Gateway Rights Agreement may be amended by the Gateway Board prior to the Gateway Distribution Date without the approval of the holders of Gateway Common Stock. After the Gateway Distribution Date, the terms and provisions of the Gateway Rights Agreement may be amended, without the approval of the holders of the Gateway Rights, in order to cure any ambiguity, to make changes which do not adversely affect the interest of the holders of Gateway Rights (other than a Gateway Acquiring

Person, a Gateway Adverse Person or an associate or affiliate thereof) or to shorten or lengthen any time period under the Gateway Rights Agreement, except that no amendment to lengthen the time period governing redemption shall be made at such times as the Gateway Rights are not redeemable.

     Until a Gateway Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Gateway, including, without limitation, the right to vote or to receive dividends.

     The Gateway Rights have certain anti-takeover effects. The Gateway Rights will cause substantial dilution to a person or group that attempts to acquire Gateway on terms not approved by the Gateway Board, except pursuant to an offer conditioned on a substantial number of Gateway Rights being acquired. The Gateway Rights should not interfere with any merger or other business combination approved by the Gateway Board since the Gateway Rights may be redeemed by Gateway at $.001 per Gateway Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the outstanding Gateway Common Stock.

     In connection with the execution of the Merger Agreement, Gateway amended the Gateway Rights Agreement. As a result of the amendment, no Distribution Date shall be deemed to have occurred while the Merger Agreement is pending and the Gateway Rights will not become exercisable as a result of the execution of the Merger Agreement and the Stock Option Agreement or consummation of any of the transaction contemplated thereby. See "CERTAIN RELATED TRANSACTIONS -- Amendment to Rights Agreement." The Gateway Rights Agreement and the amendment thereto specifying the terms of the Gateway Rights are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The foregoing description of the Gateway Rights does not purport to be complete and is qualified in its entirety by reference to the Gateway Rights Agreement and the amendment thereto.

     Material Differences. The material differences between the Shawmut Rights Agreement and the Gateway Rights Agreement relate to Triggering Events and the redemption provisions of each respective agreement. Under the Gateway Rights Agreement, the acquisition by any person, alone or together with its affiliates and associates, of beneficial ownership of 25% or more of the then outstanding shares of Gateway Common Stock would constitute a Gateway Triggering Event (subject to certain exceptions previously described); whereas under the Shawmut Rights Agreement, a Triggering Event would be deemed to occur (subject to certain exceptions previously described) if any person, alone or together with its affiliates or associates, acquired beneficial ownership of 20% or more of then outstanding Shawmut Common Stock. In addition, under the Shawmut Rights Agreement, the Shawmut Board may not redeem the Shawmut Rights after its determination that any person constitutes an Adverse Person; whereas under the Gateway Rights Agreement, the Gateway Board may redeem the Gateway Rights for up to 10 business days following a similar determination (unless a Gateway Distribution Date has previously occurred). The Gateway Rights Agreement also provides for reinstatement of Gateway's right of redemption as described above. The Shawmut Rights Agreement contains no similar provision.

PAYMENT OF DIVIDENDS

     Shawmut. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of the past year's net income, and only if prospective earnings retention is consistent with the organization's expected future needs. The policy further provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its subsidiary banks. Principal sources of revenues for Shawmut are dividends received from its banks and other subsidiaries and interest earned on short-term investments and advances to subsidiaries. Federal law imposes limitations on the payment of dividends by the subsidiaries of Shawmut that are national banks. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and an undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the OCC. Under the undivided profits test, a dividend may not be paid in excess of a bank's undivided profits then on hand, after deducting bad debts in excess of the reserve for loan losses. Under the recent earnings test, which is the more restrictive of the two tests, at January 1, 1994, SBM could pay dividends of $210.7 million without prior approval. At January 1, 1994, SBC could pay dividends of $113.8 million without prior approval. SBM and SBC had undivided profits of $469.6 million and $262.9 million, respectively, at December 31, 1993.

     Gateway. Holders of Gateway Common Stock are entitled to receive dividends when, as, and if declared by the Gateway Board. Dividends may be declared and paid by Gateway only out of funds legally available therefore. Under Delaware law, dividends may generally be declared by the board of directors of a corporation and paid in cash, property, or in shares of such corporation, either out of such corporation's surplus or, in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared for the preceding fiscal year, or both. The only substantial source of amounts available to Gateway for the declaration of dividends is dividends declared and paid by Gateway Bank to Gateway, and Gateway Bank is restricted in its ability to pay dividends to Gateway, both under the Cease and Desist Order and under Connecticut law.

     Under the Cease and Desist Order, Gateway Bank may not pay any dividends without the prior approval of the FDIC and the Connecticut Banking Commissioner. If such condition is satisfied, cash dividends may be paid by Gateway Bank when, as, and if declared by the Board of Directors of Gateway Bank out of retained earnings, and no distributions may be made out of the capital account; except that under certain conditions, distributions may be made out of the paid-in capital account. Additionally, earnings appropriated to reserve for loan losses and deducted for federal income tax purposes are not available for cash dividends without the payment of taxes at then current income tax rates on the amount used. Under Connecticut banking law, Gateway Bank may not declare a dividend on its capital stock except from its "net profits" (defined as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock and all federal and state taxes) and the total of all such dividends in any calendar year shall not, unless specifically approved by the Connecticut Banking Commissioner, exceed the total of Gateway Bank's net profits of that year combined with its retained net profits of the preceding two years. In addition, Gateway Bank may not pay cash dividends if its net worth would thereby be reduced below the amount required for the liquidation account established when Gateway Bank was converted from mutual to stock form of ownership in 1985, or as may in the future be required by the Connecticut Banking Commissioner or the FDIC.

     Although Gateway and Shawmut, as bank holding companies and Delaware corporations, are subject to restrictions concerning the payment of dividends under both Delaware law and the Federal Reserve Board policy, the subsidiary banks which serve as the primary sources of revenue for each of the respective bank holding companies are subject to regulation by different entities and therefore are subject to different restrictions on their ability to pay dividends, which restrictions are described above. In addition, Gateway Bank is restricted in its ability to pay dividends under the Cease and Desist Order.

CLASSIFICATION OF BOARD OF DIRECTORS

     Shawmut. The DGCL contains a provision allowing for the division of a corporation's board of directors into a maximum of three classes, in which case each class of directors shall serve for a term of three years, with the terms staggered such that one class shall come up for election each year. Shawmut has not provided for such a classification of directors.

     Gateway. Gateway's Certificate provides for division of the Gateway Board into three classes, with each class as nearly equal in the number of directors as the other classes to the extent permitted by the number of directors constituting the Whole Board of Directors. As a result of the classification of the Gateway Board, any person attempting to have a slate of nominees elected which would constitute a majority of the Gateway Board would need at least two Annual Meeting to do so (assuming that the size of the Gateway Board is fixed at ten directors and has three classes).

REMOVAL OF DIRECTORS

     Shawmut. Neither the Shawmut Certificate nor the Shawmut By-laws contains any provisions regarding removal of directors. Under the DGCL, any director may be removed, with or without cause, except as described below, by the holders of a majority of shares then entitled to vote at an election of directors.

     Gateway. The DGCL provides that unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, as is Gateway's, stockholders may remove a director only with cause. The Gateway Certificate provides that any director may be removed from office, with cause, by the affirmative vote of the holders of at least 80% of the shares of Gateway Common Stock entitled to vote thereon, unless at the time of such removal there is a Gateway Related Person, in which case the 80% vote must include the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Gateway Common stock entitled to vote thereon held by the holders of stockholders other then the Gateway Related Person. Thus, the Gateway Certificates restricts the ability of Gateway stockholders to remove directors from office whereas the Shawmut Certificate does not contain any such restrictions.

AMENDMENT OF BY-LAWS

     Shawmut. The DGCL provides that after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal its by-laws shall be in the shareholders entitled to vote; provided, however, any corporation may, in its certificate, confer the power to adopt, amend or repeal by-laws upon the directors. The Shawmut Certificate confers such power upon the Shawmut Board. The DGCL provides further that the conferring of such power on the directors shall not divest or limit the powers of the shareholders described above.

     Gateway. The Gateway Certificate confers upon the Gateway Board the power to adopt, alter, amend and repeal the Gateway By-laws upon the affirmative vote of both two-thirds of the Whole Board of Directors and a majority, but not less than six, of the Gateway Continuing Directors. In addition, the Gateway Certificate provides that any action by its stockholders to adopt, amend or repeal its By-laws shall require satisfaction of the Gateway Minimum Voting Requirement. Thus, the basic difference between the rights of Gateway's stockholders and Shawmut's shareholders to amend the By-laws of their respective corporations is the higher stockholder vote required to amend Gateway's By-laws.

AMENDMENT OF CERTIFICATE

     Shawmut. The DGCL provides that certain enumerated amendments to a corporation's certificate of incorporation shall require a resolution by the Board of Directors setting forth the amendment proposed and declaring its advisability and the affirmative vote of the holders of a majority of stock entitled to vote thereon. The Shawmut Certificate reserves for the Shawmut Board the right to amend, alter, change or repeal any provision in its certificate and provides that all rights conferred upon shareholders therein are granted subject to such reservation.

     Gateway. The Gateway Certificate provides that any amendment to the Gateway Certificate shall, in addition to the requirements imposed by the DGCL, be approved either by the affirmative vote of at least two-thirds of the Whole Board of Directors and of a majority, but not less than six, of the Gateway Continuing Directors, or by the Gateway stockholders if the Gateway Minimum Voting Requirement is satisfied. In the case of both Shawmut and Gateway, under the DGCL, an amendment to the certificate of incorporation requires action by the board of directors in the first instance. The Gateway Certificate contains "supermajority" voting requirements in order for the Gateway Board to approve an amendment to the Gateway Certificate, while the Shawmut Certificate and the DGCL require action by only a majority of the Shawmut Board. In addition, a higher vote of stockholders is required to approve an amendment to the Gateway Certificate than an amendment to the Shawmut Certificate.

MEETING OF CREDITORS AND/OR SHAREHOLDERS

     Shawmut. The Shawmut Certificate provides that, in the event of a proposed compromise or arrangement between Shawmut and its creditors or shareholders or any class thereof, upon application to any court of equitable jurisdiction within the State of Delaware by either Shawmut, any creditor or shareholder thereof or any trustee or receiver of the corporation appointed pursuant to the DGCL, such court may order a meeting of the creditors or shareholders or any class thereof, as the case may be. If the proposed compromise or arrangement receives the affirmative vote of three-fourths in value of the creditors or the shareholders or any class thereof, as the case may be, then, if sanctioned by the court to which the application has been made, such compromise or arrangement shall be binding on all the creditors or shareholders, or any class thereof, as the case may be, and on the corporation.

     Gateway. Neither the Gateway Certificate nor the Gateway By-laws contains any similar provision.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                             COHASSET SAVINGS BANK
                   WEST NEWTON SAVINGS BANK AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               DECEMBER 31, 1993

     The following Unaudited Pro Forma Condensed Combining Balance Sheet presents the combined financial position of Shawmut National Corporation ("Shawmut") and Gateway Financial Corporation ("Gateway") as of December 31, 1993, assuming the Merger had occurred as of December 31, 1993. The Unaudited Pro Forma Condensed Combining Balance Sheet also gives effect to the pending acquisitions of New Dartmouth Bank ("New Dartmouth"), Peoples Bancorp of Worcester, Inc. ("Peoples"), and the pending acquisitions of Cohasset Savings Bank ("Cohasset") and West Newton Savings Bank ("West Newton") (Pro Forma Pending Acquisitions). Such pro forma information is based on historical balance sheet data of Shawmut, Gateway, New Dartmouth, Peoples, Cohasset and West Newton as of that date, giving effect to the proposed mergers of Shawmut and Gateway, New Dartmouth and Peoples under the pooling of interests method of accounting and the proposed acquisitions of Cohasset and West Newton accounted for under the purchase method of accounting. This Unaudited Pro Forma Condensed Combining Balance Sheet should be read in conjunction with the Unaudited Pro Forma Condensed Combined Statement of Income appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of Shawmut, Gateway, New Dartmouth, Peoples, Cohasset and West Newton which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combining Balance Sheet is presented for informational purposes only and is not necessarily indicative of the combined financial position that would have occurred if the proposed mergers of Shawmut and Gateway, New Dartmouth and Peoples and the proposed acquisitions of Cohasset and West Newton had been consummated on December 31, 1993 or at the beginning of the periods indicated or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                             COHASSET SAVINGS BANK
                   WEST NEWTON SAVINGS BANK AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               DECEMBER 31, 1993

                                                                                              PRO FORMA
                                                                PRO FORMA      PRO FORMA       PENDING         PRO FORMA
         (IN THOUSANDS)             SHAWMUT       GATEWAY      ADJUSTMENTS     COMBINED      ACQUISITIONS      COMBINED
                                  -----------    ----------    -----------    -----------    ------------     -----------
ASSETS
Cash and due from banks.........  $ 1,435,286    $   44,570      $            $ 1,479,856     $  (12,801)     $ 1,467,055
Interest-bearing deposits in
  other banks, federal funds
  sold and securities purchased
  under agreements to resell....        8,573        40,000                        48,573         45,375           93,948
Trading account securities......       19,625                                      19,625            657           20,282
Residential mortgages held for
  sale/putback..................      415,812        30,801                       446,613         25,837          472,450
Securities
  Available for sale, at fair
    value.......................    2,596,382       111,386                     2,707,768        486,235        3,194,003
  Held to maturity..............    6,394,201       125,839                     6,520,040        744,989        7,265,029
Loans, less reserve for loan
  losses........................   14,751,450       875,722                    15,627,172      1,491,698       17,118,870
Premises and equipment..........      307,033        10,212                       317,245         17,514          334,759
Foreclosed properties...........       47,986        12,745                        60,731          7,227           67,958
Customers' acceptance
  liability.....................       13,747                                      13,747                          13,747
Other assets....................    1,254,647        24,564                     1,279,211         77,193        1,356,404
                                  -----------    ----------    -----------    -----------    ------------     -----------
  Total assets..................  $27,244,742    $1,275,839      $            $28,520,581     $2,883,924      $31,404,505
                                  -----------    ----------    -----------    -----------    ------------     -----------
                                  -----------    ----------    -----------    -----------    ------------     -----------
LIABILITIES
Deposits
  Demand........................  $ 4,587,156    $   64,927                   $ 4,652,083     $  140,395      $ 4,792,478
  Savings, money market and NOW
    accounts....................    7,304,708       554,583                     7,859,291      1,225,471        9,084,762
  Domestic and foreign time.....    3,405,371       552,679                     3,958,050      1,193,204        5,151,254
                                   ----------     ---------                    ----------     ----------       ----------
  Total deposits................   15,297,235     1,172,189                    16,469,424      2,559,070       19,028,494
                                   ----------     ---------                    ----------     ----------       ----------
Other borrowings................    9,187,606         5,445                     9,193,051         97,279        9,290,330
Acceptances outstanding.........       13,747                                      13,747                          13,747
Accrued taxes and other
  liabilities...................      183,923         3,994                       187,917         45,491          233,408
Notes and debentures............      758,941                                     758,941                         758,941
                                   ----------     ---------                    ----------     ----------       ----------
  Total liabilities.............   25,441,452     1,181,628                    26,623,080      2,701,840       29,324,920
                                   ----------     ---------                    ----------     ----------       ----------
SHAREHOLDERS' EQUITY
Preferred stock
  Shawmut.......................      178,750                                     178,750                         178,750
Common stock
  Shawmut.......................          955                    $    74            1,029            120 to         1,149 to
                                                                                                     162            1,191
  Gateway.......................                        138         (138)               0                               0
Surplus.........................    1,074,793        84,831       (2,912)       1,156,712         80,492 to     1,237,204 to
                                                                                                  80,450        1,237,162
Retained earnings...............      541,455        10,926                       552,381         98,655          651,036
Net unrealized gain on
  securities....................        9,680         1,292                        10,972          2,817           13,789
Treasury stock, common stock at
  cost..........................       (2,343)       (2,976)       2,976           (2,343)                         (2,343)
                                  -----------    ----------    -----------    -----------    ------------     -----------
  Total shareholders' equity....    1,803,290        94,211            0        1,897,501        182,084        2,079,585
                                  -----------    ----------    -----------    -----------    ------------     -----------
  Total liabilities and
    shareholders'
    equity......................  $27,244,742    $1,275,839      $     0      $28,520,581     $2,883,924      $31,404,505
                                  -----------    ----------    -----------    -----------    ------------     -----------
                                  -----------    ----------    -----------    -----------    ------------     -----------

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                             COHASSET SAVINGS BANK
                   WEST NEWTON SAVINGS BANK AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                         PRO FORMA PENDING ACQUISITIONS
                               DECEMBER 31, 1993

                                                 NEW        PRO FORMA                  PRO FORMA                   PRO FORMA
(IN THOUSANDS)                                DARTMOUTH    ADJUSTMENTS     PEOPLES    ADJUSTMENTS    COHASSET     ADJUSTMENTS
                                              ----------   -----------     --------   -----------   -----------   -----------
ASSETS
Cash and due from banks.....................  $  51,142     $ (17,786)     $ 19,406    $ (10,714)     $ 1,251      $ (16,900)
Interest-bearing deposits in other banks,
 federal funds sold and securities purchased
 under agreements to resell.................     20,011                      16,168                     3,121
Trading account securities..................                                                              657
Residential mortgages held for
 sale/putback...............................     25,837                      30,801
Securities
 Available for sale, at fair value..........    163,209                     298,289                    24,737
 Held to maturity...........................    573,635                      79,001
Loans, less reserve for loan losses.........    846,202                     455,158                    44,039
Premises and equipment......................      5,682                      10,033                       897
Foreclosed properties.......................      2,349                       2,118                     2,142
Other assets................................     35,105                      10,966                     1,614          3,381
                                              ----------   -----------     --------   -----------   -----------   -----------
       Total assets.........................  $1,723,172    $ (17,786)     $891,139    $ (10,714)     $78,458      $ (13,519)
                                              ----------   -----------     --------   -----------   -----------   -----------
                                              ----------   -----------     --------   -----------   -----------   -----------
LIABILITIES
Deposits
 Demand.....................................  $  79,688                    $ 33,979    $ (10,714)     $ 1,627
 Savings, money market and NOW accounts.....    628,778                     482,276                    29,850
 Domestic and foreign time..................    791,025                     261,128                    32,295
                                              ----------                   --------   -----------   -----------
 Total deposits.............................  1,499,491                     777,383      (10,714)      63,772
                                              ----------                   --------   -----------   -----------
Other borrowings............................     95,345                         850                        78
Accrued taxes and other liabilities.........     29,762                       6,610        5,000        1,089
                                              ----------                   --------                 -----------
       Total liabilities....................  1,624,598                     784,843       (5,714)      64,939
                                              ----------                   --------                 -----------
SHAREHOLDERS' EQUITY
Preferred stock
 New Dartmouth..............................     15,215     $ (15,215)
Common stock
 Shawmut....................................                       57 to                      63 to
                                                                   77                         85
 New Dartmouth..............................          4            (4)
 Peoples....................................                                    334         (334)
 Cohasset...................................                                                              100      $    (100)
 West Newton................................
Surplus.....................................     40,350           (53) to    39,924          271 to     7,895         (7,895)
                                                                  (73)                       249
Retained earnings...........................     42,970        (2,571)       63,256       (5,000)       5,286         (5,286)
Net unrealized gain on securities...........         35                       2,782                       238           (238)
                                              ----------   -----------     --------   -----------   -----------   -----------
       Total shareholders' equity...........     98,574       (17,786)      106,296       (5,000)      13,519        (13,519)
                                              ----------   -----------     --------   -----------   -----------   -----------
       Total liabilities and
        shareholders' equity................  $1,723,172    $ (17,786)     $891,139    $ (10,714)     $78,458      $ (13,519)
                                              ----------   -----------     --------   -----------   -----------   -----------
                                              ----------   -----------     --------   -----------   -----------   -----------

                                                                           PRO FORMA
                                                 WEST        PRO FORMA      PENDING
(IN THOUSANDS)                                   NEWTON      ADJUSTMENTS   ACQUISITIONS
                                              -----------   -----------   ------------
ASSETS
Cash and due from banks.....................   $   6,200     $ (45,400)    $  (12,801)
Interest-bearing deposits in other banks,
 federal funds sold and securities purchased
 under agreements to resell.................       6,075                       45,375
Trading account securities..................                                      657
Residential mortgages held for
 sale/putback...............................                                   25,837
Securities
 Available for sale, at fair value..........                                  486,235
 Held to maturity...........................      92,353                      744,989
Loans, less reserve for loan losses.........     146,299                    1,491,698
Premises and equipment......................         902                       17,514
Foreclosed properties.......................         618                        7,227
Other assets................................       4,891        21,236         77,193
                                              -----------   -----------   ------------
       Total assets.........................   $ 257,338     $ (24,164)    $2,883,924
                                              -----------   -----------   ------------
                                              -----------   -----------   ------------
LIABILITIES
Deposits
 Demand.....................................   $  35,815                   $  140,395
 Savings, money market and NOW accounts.....      84,567                    1,225,471
 Domestic and foreign time..................     108,756                    1,193,204
                                              -----------                 ------------
 Total deposits.............................     229,138                    2,559,070
                                              -----------                 ------------
Other borrowings............................       1,006                       97,279
Accrued taxes and other liabilities.........       3,030                       45,491
                                              -----------                 ------------
       Total liabilities....................     233,174                    2,701,840
                                              -----------                 ------------
SHAREHOLDERS' EQUITY
Preferred stock
 New Dartmouth..............................                                        0
Common stock
 Shawmut....................................                                      120 to
                                                                                  162
 New Dartmouth..............................                                        0
 Peoples....................................                                        0
 Cohasset...................................                                        0
 West Newton................................         172     $    (172)             0
Surplus.....................................      11,734       (11,734)        80,492 to
                                                                               80,450
Retained earnings...........................      12,258       (12,258)        98,655
Net unrealized gain on securities...........                                    2,817
                                              -----------   -----------   ------------
       Total shareholders' equity...........      24,164       (24,164)       182,084
                                              -----------   -----------   ------------
       Total liabilities and
        shareholders' equity................   $ 257,338     $ (24,164)    $2,883,924
                                              -----------   -----------   ------------
                                              -----------   -----------   ------------

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                                   OF INCOME
                               DECEMBER 31, 1993

     The following Unaudited Pro Forma Condensed Combined Statement of Income gives effect to Shawmut's proposed acquisition of Gateway by combining the results of operations of Shawmut for the three years ended December 31, 1993 (pro forma including Cohasset and West Newton for 1993, as if the proposed acquisitions of Cohasset and West Newton had occurred on January 1, 1993) with the results of operations of Gateway for the three years ended December 31, 1993 on a pooling of interests basis, assuming the Merger had occurred as of December 31, 1993. Also presented is the Unaudited Pro Forma Condensed Combined Statement of Income of Shawmut (pro forma including Cohasset and West Newton for 1993, as if the proposed acquisitions of Cohasset and West Newton had occurred on January 1, 1993), Gateway, New Dartmouth and Peoples for the same periods (with the exception of New Dartmouth which is presented for the years ended December 31, 1993 and 1992 and the period from October 10, 1991 (the date operations commenced) through December 31, 1991). Income before extraordinary credit and cumulative effect of accounting change per common share and weighted average common shares outstanding are based on the exchange ratios as specified in the respective merger agreements. The Unaudited Pro Forma Condensed Combined Statements of Income should be read in conjunction with the Unaudited Pro Forma Condensed Combining Balance Sheet appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of Shawmut, Gateway, New Dartmouth, Peoples, Cohasset and West Newton which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combined Statements of Income are presented for informational purposes only and are not necessarily indicative of the combined results of operations that would have occurred if the proposed mergers of Shawmut and Gateway, New Dartmouth and Peoples and the proposed acquisitions of Cohasset and West Newton had been consummated on December 31, 1993 or at the beginning of the periods indicated or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                                       YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------------
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)                        1993           1992           1991
                                                                              -----------    -----------    -----------
INTEREST AND DIVIDEND INCOME
Loans........................................................................ $ 1,136,036    $ 1,150,972    $ 1,388,674
Securities
  At lower of aggregate cost or market value.................................     217,113        212,093         20,499
  Held to maturity...........................................................     274,621        241,858        443,020
Residential mortgages held for sale..........................................      29,636         27,312         19,243
Interest-bearing deposits in other banks, federal funds sold and securities purchased
  under agreements to resell.................................................      11,576         19,121         37,785
Trading account securities...................................................       1,562          1,564          2,176
                                                                              -----------    -----------    -----------
        Total................................................................   1,670,544      1,652,920      1,911,397
                                                                              -----------    -----------    -----------
INTEREST EXPENSE
Interest on deposits
  Savings, money market and NOW accounts.....................................     163,845        235,490        372,796
  Domestic and foreign time deposits.........................................     192,940        290,176        492,704
                                                                              -----------    -----------    -----------
        Total................................................................     356,785        525,666        865,500
                                                                              -----------    -----------    -----------
Other borrowings.............................................................     258,278        191,130        218,231
Notes and debentures.........................................................      72,040         59,321         60,436
                                                                              -----------    -----------    -----------
        Total................................................................     687,103        776,117      1,144,167
                                                                              -----------    -----------    -----------
NET INTEREST INCOME..........................................................     983,441        876,803        767,230
Provision for loan losses....................................................      35,904        231,843        484,170
                                                                              -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..........................     947,537        644,960        283,060
                                                                              -----------    -----------    -----------
NONINTEREST INCOME
Customer service fees........................................................     174,153        174,278        176,893
Trust and agency fees........................................................     116,845        115,103        112,030
Securities gains, net........................................................       7,042         89,308         78,306
Other........................................................................      82,328        115,680        168,249
                                                                              -----------    -----------    -----------
        Total................................................................     380,368        494,369        535,478
                                                                              -----------    -----------    -----------
NONINTEREST EXPENSES
Compensation and benefits....................................................     475,243        445,324        439,030
Occupancy and equipment......................................................     154,661        162,888        162,931
Foreclosed properties provision and expense..................................     104,792        177,498        119,634
Other........................................................................     348,112        296,064        284,820
                                                                              -----------    -----------    -----------
        Total................................................................   1,082,808      1,081,774      1,006,415
                                                                              -----------    -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES......................................................     245,097         57,555       (187,877)
Income taxes (benefit).......................................................     (10,672)        20,755         (4,380)
                                                                              -----------    -----------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES.................................................................... $   255,769    $    36,800    $  (183,497)
                                                                              -----------    -----------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES APPLICABLE TO
  COMMON SHARES.............................................................. $   240,300    $    32,017    $  (185,759)
                                                                              -----------    -----------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES PER COMMON SHARE................................................... $      2.42    $      0.35    $     (2.39)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...................................  99,392,995     90,715,714     77,867,011

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                         YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------
           (IN THOUSANDS, EXCEPT PER SHARE DATA)                  1993             1992            1991
                                                              ------------     ------------     -----------
INTEREST AND DIVIDEND INCOME
Loans.......................................................  $  1,258,000     $  1,301,564     $ 1,468,113
Securities
  At lower of aggregate cost or market value................       243,123          233,766          42,178
  Held to maturity..........................................       302,243          270,654         454,705
Residential mortgages held for sale.........................        29,636           27,312          19,243
Interest-bearing deposits in other banks, federal funds sold
  and securities purchased under agreements to resell.......        13,823           21,666          41,655
Trading account securities..................................         1,562            1,564           2,176
                                                              ------------     ------------     -----------
         Total..............................................     1,848,387        1,856,526       2,028,070
                                                              ------------     ------------     -----------
INTEREST EXPENSE
Interest on deposits
  Savings, money market and NOW accounts....................       192,658          272,351         399,903
  Domestic and foreign time deposits........................       237,679          349,771         533,146
                                                              ------------     ------------     -----------
         Total..............................................       430,337          622,122         933,049
Other borrowings............................................       262,594          192,554         218,355
Notes and debentures........................................        72,040           59,321          60,436
                                                              ------------     ------------     -----------
         Total..............................................       764,971          873,997       1,211,840
                                                              ------------     ------------     -----------
NET INTEREST INCOME.........................................     1,083,416          982,529         816,230
Provision for loan losses...................................        56,268          242,128         486,441
                                                              ------------     ------------     -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........     1,027,148          740,401         329,789
                                                              ------------     ------------     -----------
NONINTEREST INCOME
Customer service fees.......................................       182,557          183,261         180,500
Trust and agency fees.......................................       116,845          115,103         112,030
Securities gains, net.......................................        12,647           94,103          80,063
Other.......................................................       102,894          128,794         171,260
                                                              ------------     ------------     -----------
         Total..............................................       414,943          521,261         543,853
                                                              ------------     ------------     -----------
NONINTEREST EXPENSES
Compensation and benefits...................................       504,512          474,725         455,250
Occupancy and equipment.....................................       169,045          179,507         169,251
Foreclosed properties provision and expense.................       105,556          178,248         120,327
Other.......................................................       368,893          321,730         297,074
                                                              ------------     ------------     -----------
         Total..............................................     1,148,006        1,154,210       1,041,902
                                                              ------------     ------------     -----------
INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY CREDIT AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES...................       294,085          107,452        (168,260)
Income taxes                                                         8,441           40,898           4,076
                                                              ------------     ------------     -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES..............................  $    285,644     $     66,554     $  (172,336)
                                                              ------------     ------------     -----------
                                                              ------------     ------------     -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES APPLICABLE TO COMMON
  SHARES....................................................  $    270,175     $     61,771     $  (174,598)
                                                              ------------     ------------     -----------
                                                              ------------     ------------     -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES PER COMMON SHARE.............  $       2.42 to  $       0.60 to  $     (2.07) to
                                                              $       2.34     $       0.58     $     (2.02)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................    11,441,799 to   102,126,150 to    4,301,315  to
                                                               115,693,415      106,152,261      86,573,198

 See accompanying notes to unaudited pro forma condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

NOTE 1:

     Certain reclassifications have been made to the accounts of Gateway, New Dartmouth, Peoples, Cohasset and West Newton in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Income to conform to Shawmut presentation. Pro forma results of operations do not reflect nonrecurring items of income and expense resulting directly from the proposed mergers. In addition, the accompanying Unaudited Pro Forma Condensed Combined Statements of Income do not reflect the following: the cumulative effect of an accounting change due to the adoption of Statement of Financial Accounting Standards (FAS) No. 109 of $52,800,000 for Shawmut for the year ended December 31, 1993 and $1,544,000 for Peoples for the year ended December 31, 1992; the cumulative effect of an accounting change due to the adoption of FAS No. 112 of $6,600,000 for Shawmut for the year ended December 31, 1993; extraordinary credits from the utilization of federal tax loss carry forwards of $18,378,000 for Shawmut for the year ended December 31, 1992; extraordinary charges relating to debt prepayment penalties of $371,000 and $2,250,000 for Gateway for the year ended December 31, 1992 and 1991, respectively; and the extraordinary credit for a stock distribution of $1,287,000 for Peoples for the year ended December 31, 1991. Intercompany cash and due from bank balances of $10,714,000 have been eliminated between Shawmut and Peoples.

NOTE 2:

GATEWAY

     The pro forma shareholders' equity accounts of Shawmut and Gateway have been adjusted in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet to reflect the issuance of shares of Shawmut Common Stock in exchange for all of the outstanding shares of Gateway Common Stock. The number of shares of Shawmut Common Stock to be issued pursuant to the acquisition of Gateway (7,414,475 shares) is based upon the number of shares of Gateway Common Stock outstanding as of December 31, 1993 and the Exchange Ratio specified in the Merger Agreement. The difference between the par value of the Shawmut Common Stock to be issued over the par value of the Gateway Common Stock outstanding ($64,000 at December 31, 1993) has been credited to surplus. The equity accounts of Gateway reflect the retirement of Gateway Treasury Stock ($2,976,000) upon consummation of the Merger with a charge to surplus.

PRO FORMA PENDING ACQUISITIONS

     The pro forma shareholders' equity accounts of Shawmut, as adjusted for Gateway, have been further adjusted to reflect the issuance of shares of Shawmut Common Stock in exchange for all of the outstanding shares of New Dartmouth Common Stock and Peoples Common Stock (Pro Forma Pending Acquisitions). The number of shares of Shawmut Common Stock to be issued pursuant to the acquisition of New Dartmouth (in the range between 5,700,400 and 7,709,411 shares) is based upon the number of shares of New Dartmouth Common Stock outstanding as of December 31, 1993 and assumes an exchange ratio of 13.438 to
18.174 shares of Shawmut Common Stock for each share of New Dartmouth Common Stock, assuming consideration of $310.95 per share. The New Dartmouth merger agreement provides for additional per share consideration based on 177 percent of New Dartmouth's earnings from October 1, 1993 to the closing date of the merger, subject to certain potential adjustments. Any additional shares of Shawmut Common Stock to be issued pursuant to the New Dartmouth transaction will have a de minimis effect on the unaudited pro forma financial information for all periods presented. The excess of the par value of the Shawmut Common Stock to be issued over the par value of the New Dartmouth Common Stock outstanding ($53,000 to $73,000 at December 31, 1993) has been charged to surplus. The equity accounts of New Dartmouth reflect the expected retirement of outstanding New Dartmouth Preferred Stock prior to consummation of the New Dartmouth merger at the December 31, 1993 redemption price of $104.58 per share ($17,786,000). The excess ($2,571,000) of redemption price over the stated value of New Dartmouth Preferred Stock ($15,215,000) has been charged to retained earnings.

     The number of shares of Shawmut Common Stock to be issued pursuant to the acquisition of Peoples (in the range between 6,256,720 and 8,466,938 shares) is based upon the number of shares of Peoples Common Stock outstanding as of December 31, 1993 and the exchange ratios specified in the Peoples merger agreement. The difference between the par value of the Shawmut Common Stock to be issued over the par value of the Peoples Common Stock outstanding ($271,000 to $249,000 at December 31, 1993) has been credited to surplus.

     The shareholders' equity accounts of Cohasset and West Newton have been eliminated and reflect the acquisition of Cohasset and West Newton by Shawmut for an aggregate purchase price of $16,900,000 and $45,400,000, respectively. The excess of the purchase price over the recorded shareholders' equity accounts at December 31, 1993 has been reflected as goodwill (other assets) in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet. No goodwill amortization has been reflected in the accompanying Unaudited Pro Forma Condensed Combined Statement of Income as the annual amount of amortization is de minimis.

NOTE 3:

     Pro forma earnings per share amounts in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income are based on the weighted average number of common shares of the constituent companies outstanding during each period, as adjusted for the minimum and maximum exchange ratios as specified in the respective merger agreements.

GATEWAY

     Shares of Gateway Common Stock have been adjusted to the equivalent shares of Shawmut Common Stock for each period assuming an exchange ratio of 0.559 shares of Shawmut Common Stock for each share of Gateway Common Stock.

PRO FORMA PENDING ACQUISITIONS

     Shares of New Dartmouth Common Stock have been adjusted to the equivalent shares of Shawmut Common Stock for each period assuming an exchange ratio of
13.438 to 18.174 shares of Shawmut Common Stock for each share of New Dartmouth Common Stock, assuming consideration of $310.95 per share (see Note 2 for further discussion). Shares of Peoples Common Stock have been adjusted to the equivalent shares of Shawmut Common Stock for each period assuming an exchange ratio of 1.874 to 2.536 shares of Shawmut Common Stock for each share of Peoples Common Stock.

NOTE 4:

     The expenses associated with the proposed acquisitions are not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income. These expenses are not reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet as such expenses are not considered material.

NOTE 5:

     Retained earnings of Peoples includes approximately $11,500,000 which is classified for federal income tax purposes as a reserve for loan losses. Deferred income taxes were not provided on such amounts because Peoples Savings Bank ("Peoples Bank"), a wholly owned subsidiary of Peoples, is a savings bank. Upon the merger of Peoples Bank with and into Shawmut Bank, National Association, an indirect wholly owned subsidiary of Shawmut, Peoples Bank will lose its status as a savings bank and income taxes previously not provided will become payable. An adjustment of $5,000,000 has been reflected in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet to reflect this, which represents taxes payable at a combined federal and state tax rate of 43 percent. This adjustment is not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statement of Income.

                                 LEGAL OPINIONS

     The legality of the shares of Shawmut Common Stock and associated Rights to be issued in connection with the Merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022.

                                    EXPERTS

     The consolidated financial statements of Shawmut incorporated in this Proxy Statement/Prospectus by reference to Shawmut's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Gateway incorporated herein by reference to the 1993 Gateway Form 10-K at December 31, 1993 and for the year then ended have been audited by Coopers & Lybrand, independent accountants, and at December 31, 1992 and for each of the two years in the period ended December 31, 1992, by Ernst & Young, independent auditors as set forth in their respective reports thereon incorporated herein by reference, have been so included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

     The consolidated financial statements of New Dartmouth incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Price Waterhouse, independent accountants, and have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, set forth herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Peoples incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Ernst & Young, independent auditors, and have been so included in reliance upon the report of Ernst & Young set forth herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Cohasset incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Wolf & Company, P.C., independent accounts, and have been so included in reliance upon the report of Wolf & Company, P.C. set forth herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of West Newton incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Wolf & Company, P.C., independent accountants, and have been so included in reliance upon the report of Wolf & Company, P.C. set forth herein, given on the authority of said firm as experts in auditing and accounting.

                                     ITEM 2

                        ELECTION OF A CLASS OF DIRECTORS

     The Certificate of Incorporation of Gateway and Gateway's Bylaws provide for the election of directors by the stockholders. For this purpose, the Board of Directors is divided into three classes as nearly equal in number as possible. The terms of office of the members of one class expire and successor members of that class are elected at each annual meeting of the stockholders. Vacancies in directorships may be filled, until the expiration of the term of the vacated directorship, by the vote of 66 2/3% of the directors then in office.

     There are currently ten directors of Gateway. The terms of four directors expire at this Annual Meeting and the successors of such directors are to be elected at the Annual Meeting. The terms of the four directors elected at this Annual Meeting will expire at the annual meeting to be held in 1997, or when their successors are elected and qualified. The terms of the remaining two classes of directors expire at the annual meetings to be held in 1995 and 1996 or when their successors are elected and qualified. However, if the Merger Agreement is approved and adopted and the Merger is consummated, Gateway's existence will cease. Accordingly, the directors of Gateway will serve only up to the consummation of the Merger.

     The tables below set forth, to the extent practicable, certain information regarding the directors of Gateway as of March 1, 1994, and directors nominated for re-election at the Annual Meeting, including their service on the standing committees of Gateway Bank's Board of Directors and the expiration dates of their current terms as directors of Gateway. Except as indicated in the notes following the tables below, the nominees and the directors continuing in office had sole voting and investment power with respect to the shares of Gateway Common Stock listed as being beneficially owned by them.

         NOMINEES FOR RE-ELECTION AT THIS MEETING FOR A THREE YEAR TERM

                                                                                           SHARES OF
                POSITIONS HELD WITH GATEWAY                                                 GATEWAY
                     AND GATEWAY BANK,                                 IF ELECTED,           COMMON               PERCENT OF
                PRINCIPAL OCCUPATION DURING         HAS SERVED AS A  TERM WILL EXPIRE  STOCK BENEFICIALLY       GATEWAY COMMON
                    THE PAST FIVE YEARS               DIRECTOR OF     AT THE ANNUAL       OWNED AS OF         STOCK BENEFICIALLY
    NAME             AND DIRECTORSHIPS         AGE   GATEWAY SINCE      MEETING IN       MARCH 1, 1994               OWNED
- ------------  -------------------------------- ---  ---------------  ----------------  ------------------     -------------------
E. Roger                                       47         1989             1997              14,030(a)(b)             .11%
  Clark       Bank Director since 1984; Bank
              Executive, Loan, and Salary and
              Benefits Committees; President,
              Chief Executive Officer, and
              Director of The Kanthal
              Corporation, a manufacturing
              company.
Theodore B.                                    63         1989             1997              31,503(a)                .24%
  Covert      Bank Director since 1978; Bank
              Salary and Benefits (Chairman),
              Investment, and Loan Committees;
              Retired Senior Vice President of
              Zotos International, Inc., a
              manufacturing corporation.
James W.                                       62         1989             1997               9,988(a)(c)             .08%
  Kambas      Bank Director since 1981; Bank
              Executive, Loan, and Salary and
              Benefits Committees; Attorney
              and Partner in the law firm of
              Roberts, Gaillard, Kambas &
              Sweigart.
John W.                                        55         1989             1997               2,779(a)(d)             .02%
  Kubovic     Bank Director since 1983; Bank
              Investment (Chairman), Audit and
              Nominating Committees;
              President, Chief Executive
              Officer, and Director of The
              Nash Engineering Company, a
              manufacturing company.

- ---------------
(a) Includes stock options, which are currently exercisable, to purchase 1,250 shares.
(b) Includes 2,868 shares held by a trust for Mr. Clark's children, as to which Mr. Clark disclaims beneficial ownership.
(c) Includes 1,626 shares held by Mr. Kambas' minor children with Mr. Kambas' wife as custodian, as to which Mr. Kambas disclaims beneficial ownership.
(d) Includes 1,079 shares held by Mr. Kubovic's wife in trust for his daughter, as to which Mr. Kubovic disclaims beneficial ownership.

                         DIRECTORS CONTINUING IN OFFICE

                                                                                              SHARES OF
               POSITIONS HELD WITH GATEWAY                                                     GATEWAY              PERCENT OF
                    AND GATEWAY BANK,                                                           COMMON            GATEWAY COMMON
               PRINCIPAL OCCUPATION DURING           HAS SERVED AS A   TERM WILL EXPIRE   STOCK BENEFICIALLY          STOCK
                   THE PAST FIVE YEARS                 DIRECTOR OF      AT THE ANNUAL        OWNED AS OF           BENEFICIALLY
   NAME             AND DIRECTORSHIPS          AGE    GATEWAY SINCE       MEETING IN        MARCH 1, 1994             OWNED
- -----------  --------------------------------  ---   ---------------   ----------------   ------------------     ----------------
George P.                                      62          1991              1996               689,859(a)             5.20%
  Bauer      Bank Director since 1991; Bank
             Audit, Executive, and Salary and
             Benefits Committees; Retired
             Director of Business Systems of
             IBM Corporation; former
             Executive Professor of Georgia
             State University; President of
             the GPB Group Ltd, consultants
             and investment banking.
A. Reid                                        66          1989              1996                 4,727(a)(b)           .04%
  Cross      Bank Director since 1974; Bank
             Nominating (Chairman), Audit and
             Investment Committees; Retired
             Director of Financial
             Administration, Business Systems
             International Group, Pitney
             Bowes, Inc., a manufacturer of
             business machines.
Reginald                                       45          1989              1995               138,647(c)             1.05%
  DeKoven,
  III        Bank Director since 1987; Bank
             Loan (Chairman), Investment, and
             Executive Committees; President,
             Chief Executive Officer, and
             Director of Gateway; Director of
             the Mutual Investment Fund of
             Connecticut, Inc. and the
             Savings Bank Life Insurance
             Company.
Janet M.                                       51          1992              1996                 4,450(a)              .03%
  Hansen     Bank Director since 1992; Bank
             Audit (Chairperson), Investment
             and Nominating Committees;
             Senior Vice President, Chief
             Financial Officer and Treasurer
             of Acquarion Company, and Vice
             President, and Chief Financial
             Officer of Bridgeport Hydraulic
             Company and Stamford Water
             Company, public utility
             companies.
Charles C.                                     62          1989              1995                11,916(a)(d)           .09%
  Judd       Bank Director since 1977; Bank
             Executive (Chairman), Loan and
             Nominating Committees;
             President-Publishing, Southern
             New England Telephone Company.

                                                                                              SHARES OF
               POSITIONS HELD WITH GATEWAY                                                     GATEWAY              PERCENT OF
                    AND GATEWAY BANK,                                                           COMMON            GATEWAY COMMON
               PRINCIPAL OCCUPATION DURING           HAS SERVED AS A   TERM WILL EXPIRE   STOCK BENEFICIALLY          STOCK
                   THE PAST FIVE YEARS                 DIRECTOR OF      AT THE ANNUAL        OWNED AS OF           BENEFICIALLY
   NAME             AND DIRECTORSHIPS          AGE    GATEWAY SINCE       MEETING IN        MARCH 1, 1994             OWNED
- -----------  --------------------------------  ---   ---------------   ----------------   ------------------     ----------------
Stanley                                        49          1992              1995                 9,550(a)              .07%
  Rand, III  Bank Director since 1992; Bank
             Audit, Nominating and Salary and
             Benefits Committees; President
             of Rand Insurance, Inc.; former
             Chairman of the Board of the
             former Connecticut Community
             Bank, Greenwich, Connecticut.
All                                                                                             957,630(e)             7.22%
  Directors
  and
  Executive
  Officers
  as a
  Group (15
  persons)

- ---------------
(a) Includes stock options, which are currently exercisable, to purchase 1,250 shares.
(b) Includes 150 shares held by Mr. Cross' wife, as to which Mr. Cross disclaims beneficial ownership.
(c) Includes stock options, which are currently exercisable, to purchase 92,675 shares, and 985 shares held by Mr. DeKoven's wife as to which Mr. DeKoven disclaims beneficial ownership.
(d) Includes 2,241 shares held by Mr. Judd's wife, as to which Mr. Judd disclaims beneficial ownership.
(e) Includes stock options of all directors and executive officers, which are currently exercisable, to purchase 134,625 shares.

THE BOARD OF DIRECTORS OF GATEWAY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES AS DIRECTORS.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Gateway's and Gateway Bank's Boards of Directors and designated Committees are comprised of the same persons. The committees of Gateway's Board of Directors are the Executive, Audit, and Nominating Committees.

     The Board of Directors of Gateway and the Board of Directors of Gateway Bank each held twenty meetings in 1993.

     The Executive Committee met twenty-nine times in 1993. The members of Gateway's and Gateway Bank's Executive Committee are Messrs. Bauer, Clark, DeKoven, Judd (Chairman), and Kambas. The Executive Committee has general supervision of the affairs of Gateway.

     The Audit Committee met eight times in 1993. The members of Gateway's and Gateway Bank's Audit Committee are Mrs. Hansen (Chairperson), and Messrs. Bauer, Cross, Kubovic, and Rand. The Audit Committee is responsible for reviewing periodic financial reports of Gateway Bank's internal auditor and of Gateway's independent auditors and recommending independent auditors for appointment by Gateway's Board of Directors.

     The Nominating Committee did not meet during 1993. The members of Gateway's Nominating Committee are Mrs. Hansen and Messrs. Cross (Chairman), Judd, Kubovic, and Rand. The Nominating Committee recommends to the Board of Directors candidates for Directors to be elected at meetings of stockholders or to be appointed by the Board of Directors from time to time for the purpose of filling any vacancy among the Directors.

     The Salary and Benefits Committee of Gateway Bank's Board of Directors met seven times in 1993. The members of Gateway Bank's Salary and Benefits Committee are Messrs. Bauer, Clark, Covert (Chairman), Kambas, and Rand. The Salary and Benefits Committee determines management compensation and administers the Gateway Bank 1985 Incentive Stock Option Plan.

     No director of Gateway failed to attend 75 percent of the combined total of the meetings of the Board of Directors of Gateway held in 1993 and any committee(s) of which he or she was a member.

     During the 1993 fiscal year, Gateway's directors and officers timely filed with the Securities and Exchange Commission their applicable forms to report beneficial ownership, and changes in beneficial ownership, of Gateway Common Stock, except that Frank W. Estes, Assistant Secretary of Gateway, failed to file on a timely basis a Form 3 to report his appointment as Assistant Secretary.

STOCKHOLDER NOMINATIONS OF DIRECTORS

     Nominations of persons for election to the Board of Directors of Gateway may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of Gateway entitled to vote for the election of directors at a meeting called for the election of directors who complies with certain notice procedures set forth in Gateway's Certificate of Incorporation. Such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of Gateway.

     To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Gateway not less than sixty days nor more than ninety days prior to the meeting; provided, however, that if fewer than twenty-one days notice of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed to stockholders. A stockholder's notice must set forth: as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Gateway that are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected) and (v) such other information reasonably requested by Gateway.

                     STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND EXECUTIVE OFFICERS OF GATEWAY

     The following table shows, as of March 1, 1994, (i) those persons known to Gateway (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who own beneficially 5% or more of the Gateway Common Stock, and
(ii) the Gateway Common Stock beneficially owned by those executive officers who are named in the Summary Compensation Table below and who are not also directors. In preparing the following table, Gateway has relied on information furnished by such persons.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL       PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNERSHIP         OF CLASS
- -------------------------------------------------------------  -----------------     --------
Jenswold, King & Associates, Inc.............................      1,085,240           8.18%
Two Post Oak Central
1980 Post Oak Boulevard, Suite 2400
Houston, Texas 77056
Westport Asset Management, Inc...............................        837,520           6.31%
253 Riverside Avenue
Westport, Connecticut 06880
George P. and Carol Bauer....................................        688,609           5.19%
128 Dunning Road
New Canaan, Connecticut 06840
Alpine Associates, A Limited Partnership.....................        682,100           5.14%
100 Union Avenue
Cresskill, New Jersey 07626
Susan J. Monti,..............................................        1,875(1)           .01%
Gateway Bank
383 Main Avenue
Norwalk, Connecticut 06851
Richard F. Callahan..........................................       29,493(2)           .22%
Gateway Bank
383 Main Avenue
Norwalk, Connecticut 06851

- ---------------
(1) Includes stock options, which are currently exercisable, to purchase 1,250 shares.
(2) Includes stock options, which are currently exercisable, to purchase 21,450 shares, and 950 shares held by a trust for Mr. Callahan's children as to which Mr. Callahan disclaims beneficial ownership.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

REMUNERATION AND RELATED MATTERS

     Summary Compensation Table. The following table provides certain information for Gateway's past three fiscal years regarding the cash and other compensation paid to, earned by, or awarded to Gateway's Chief Executive Officer and all of Gateway's and Gateway Bank's most highly compensated Executive Officers whose total annual salary and bonus exceeded $100,000 for the last fiscal year:

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                             ANNUAL COMPENSATION      -------------
                                          -------------------------      OPTIONS       ALL OTHER
                                                  SALARY     BONUS        /SAR        COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR     ($)        ($)         S(#)           ($)(A)
- ----------------------------------------  -----  --------   -------   -------------   ------------
Reginald DeKoven, III                      1993  $247,250   $50,000       25,000         $5,715(b)
President & CEO                            1992   225,000     --          25,000          9,363
                                           1991   217,500     --          25,000
Susan J. Monti                             1993   118,622    52,000       20,000          4,744
Executive Vice                             1992    79,809     --           5,000            118
President, CFO, and                        1991     --        --          --
Treasurer (c)
Richard F. Callahan                        1993   110,019    15,000       15,000          4,844(d)
Executive Vice                             1992   100,000     --           5,000          3,018
President, Retail                          1991    88,750     --           5,000
Operations

- ---------------
NOTE: There was no compensation to report in the following categories:

      1. Other Annual Compensation
      2. Restricted Stock Awards
      3. LTIP Payouts

(a) Pursuant to the transitional provisions of the Securities and Exchange Commission set forth in the release adopting the revised rules on disclosure of executive compensation (which became effective on October 21, 1992), amounts of "Other Annual Compensation" and "All Other Compensation," if any, have not been included in the table above for the fiscal year ended December 31, 1991.

(b) All other compensation in 1993 consists of $1,218 for additional ordinary life insurance premiums in excess of the group term life and $4,497 contributed to the 401(k) Plan by Gateway Bank.

(c) Mrs. Monti joined Gateway Bank in January 1992. All other compensation in 1993 consists of $247 for additional ordinary life insurance premiums in excess of the group term life and $4,497 contributed to the 401(k) Plan by Gateway Bank.

(d) All other compensation in 1993 consists of $4,497 contributed to the 401(k) Plan by Gateway Bank and $347 for additional ordinary life insurance premiums in excess of the group term life.

     Directors who are not officers of Gateway or Gateway Bank are compensated $5,000 per annum, plus $500 for each Board and Committee meeting of Gateway Bank and Gateway.

     Mr. DeKoven has an employment agreement with Gateway and Gateway Bank, pursuant to which Mr. DeKoven is employed as President and Chief Executive Officer of Gateway and Gateway Bank. The employment agreement provides for a base salary at the level being paid at the time the contract was entered into, with provisions for review and adjustment by the Gateway Board in accordance with the Bank's regular practices not less often than annually. Mr. DeKoven's annual base salary under the terms of the employment agreement for 1991 to 1993 are specified in the above table. The original term of the agreement was from January 1, 1989 until December 31, 1991, but extended at the end of such term for three additional consecutive twelve-month periods. The agreement will continue to automatically extend at the end of each twelve-month period unless either Gateway Bank or Mr. DeKoven notifies the other to the contrary in writing at least twelve months prior to the end of the initial or any extended term. In November 1993, Mr. DeKoven entered into a separate agreement (the "Agreement") with Gateway which would supersede the original agreement in the event of a "change of control" (as defined in the Agreement to include instances in which there is an acquisition of more than 20% of the voting shares of Gateway by any person or group, the current directors cease to be a majority of the Gateway Board, there is a reorganization, merger, or consolidation which results in a majority of voting shares being owned by persons other than those owning a majority of shares prior so such action, or there is a liquidation or dissolution of Gateway) of Gateway. The Agreement provides for three years of continued employment after such change of control. If his employment is terminated within such period by Gateway without cause or by Mr. DeKoven for "good reason" (as defined in the Agreement to include, among other things, any reduction in his position, authority, responsibilities, base salary, benefits, working facilities, or reporting relationship following a change of control from that which existed prior to the change of control), Mr. DeKoven is entitled to receive within thirty days of the effective date of such termination a lump-sum cash payment (in addition to any accrued salary not already paid) equal to (a) the portion of "Annual Bonus" (as defined in the Agreement) proportionate to the portion of Gateway's fiscal year prior to the date of termination, (b) approximately three times the sum of his "Annual Base Salary" (as defined in the agreement), plus his "Annual Bonus," and (c) an amount equal to the actuarial equivalent of any additional pension benefit which would have accrued to his benefit if his employment had continued for three years after the termination date. The amount of this lump-sum cash payment may be reduced, if necessary, under certain circumstances.

     Mrs. Monti has an employment agreement with Gateway and Gateway Bank, pursuant to which Mrs. Monti is employed as a senior executive of Gateway Bank. The employment agreement provides for a base salary in an amount as may be determined from time to time by the Salary and Benefits Committee of the Gateway Board, but in no event less than $130,000 on an annualized basis. Mrs. Monti's annual base salary for 1993, under the terms of the employment agreement, is included in the above table. The term of the agreement is from September 1, 1993 until August 30, 1995. In November 1993, Mrs. Monti entered into a separate agreement (the "Agreement") with Gateway which would supersede the original agreement in the event of a "change of control" (as defined in the Agreement to include instances in which there is an acquisition of more than 20% of the voting shares of Gateway by any person or group, the current directors cease to be majority of the Gateway Board, there is a reorganization, merger, or consolidation which results in a majority of voting shares being owned by persons other than those owning a majority of shares prior to such action, or there is a liquidation or dissolution of Gateway) of Gateway. The Agreement provides for three years of continued employment after such change of control. If her employment is terminated within such period by Gateway without cause or by Mrs. Monti for "good reason" (as defined in the Agreement to include among other things, any reduction in her position, authority, responsibilities, base salary, benefits, working facilities, or reporting relationship following a change of control from that which existed prior to the change of control), Mrs. Monti is entitled to receive within thirty days of the effective date of such termination a lump-sum cash payment (in addition to any accrued salary not already paid) equal to (a) the portion of "Annual Bonus" (as defined in the Agreement) proportionate to the portion of Gateway's fiscal year prior to the date of termination, (b) approximately three times the sum of her "Annual Base Salary" (as defined in the Agreement) plus her "Annual Bonus," and (c) an amount equal to the actuarial equivalent of any additional pension benefit which would have accrued to her benefit if her employment had continued for three years after the termination date. The amount of this lump-sum cash payment may be reduced, if necessary, under certain circumstances.

EMPLOYEE BENEFIT PLANS

     Insurance and Medical Reimbursement. Gateway Bank's full-time officers and employees, without contribution by or expense to them, are covered by a group health insurance plan (which includes health, major medical, and dental coverage), a long-term disability income plan, and a group life insurance plan.

     Severance Policy. All of Gateway Bank's officers and employees are entitled to two weeks' salary payment for each year of continuous employment, up to a maximum of twenty-six weeks if their position with Gateway Bank is eliminated. In connection with the Agreement with Shawmut, Gateway Bank amended such severance policy to provide certain Bank officers with additional severance payments if their position is eliminated as a result of the acquisition of Gateway by Shawmut.

     Pension Plan. Gateway Bank maintains a non-contributory defined benefit plan that is qualified under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The pension plan covers full-time employees who have attained the age of 21 years and have completed at least one year of service with Gateway Bank. Employees have vested interests in the plan only after completing five years of service, at which time they become 100% vested. The pension plan provides, in general, for monthly payments to or on behalf of each covered employee upon such employee's retirement at age 65. Payments are based upon such employee's basic annual compensation (not to exceed $235,840) for the highest five consecutive years of the last ten years of employment, and such employee's covered months of service, limited to 240 months.

     The pension plan provides for optional early retirement benefits, provided a participant has attained age 55 and completed at least ten years of service with Gateway Bank. It also provides death benefits comparable to the benefits offered in the case of early retirement. Under the pension plan, Gateway Bank makes contributions for the benefit of eligible employees, computed on an actuarial basis.

     The following table illustrates annual pension benefits for retirement in 1994 at age 65 for various levels of compensation and credited years of service. Unless certain optional methods are elected by beneficiaries, annual pension benefits are calculated on a straight life annuity basis for unmarried beneficiaries and on a qualified joint and survivor annuity basis for married beneficiaries. The pension plan does not provide for benefits to be subject to any deduction for Social Security or other benefits, and, therefore, the table below does not reflect any such deductions.

CREDITED YEARS OF SERVICE

                                                           20 YEARS OR
REMUNERATION(A)      5 YEARS     10 YEARS     15 YEARS       MORE(B)
- ----------------     -------     --------     --------     -----------
    $ 25,000         $ 3,750     $  7,500     $ 11,250      $  15,000
      50,000           7,500       15,000       22,500         30,000
      75,000          11,250       22,500       33,750         45,000
     100,000          15,000       30,000       45,000         60,000
     125,000          18,750       37,500       56,250         75,000
     150,000          22,500       45,000       67,500         90,000
     175,000          26,250       52,500       78,750        105,000
     200,000          30,000       60,000       90,000        118,800
     225,000          33,750       67,500      101,250        118,800

- ---------------
(a) Five-year average

(b) Credited years of service may not exceed 20

     The estimated credited years of service as of December 31, 1993 for each of the executive officers named in the summary compensation table above is as follows: eight, fifteen, and two years, respectively, for Messrs. DeKoven, Callahan, and Mrs. Monti.

     Stock Options. The Board of Directors and stockholders of Gateway Bank adopted the Gateway Bank 1985 Incentive Stock Option Plan (the "Option Plan") in 1985. The Option Plan was amended by the Board of Directors in December 1992 and approved by the Gateway stockholders at the 1993 annual meeting. The Option Plan is intended to promote the growth and profitability of Gateway Bank and Gateway. The Option Plan provides for the granting of incentive stock options and non-qualified stock options, and stock appreciation rights and performance awards. Options, stock appreciation rights and performance awards may be granted, in the discretion of an appropriate committee of the Board of Directors, to employees (including officers) of Gateway Bank and Gateway, and to directors (whether or not they are employees) of Gateway Bank and Gateway.

     The following tables show as to the executive officers named in the summary compensation table certain information regarding options held by them.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The table below provides certain information regarding stock options granted during Gateway's last fiscal year to the executive officers listed in the summary compensation table above:

                                                       INDIVIDUAL GRANTS
                                       --------------------------------------------------
                                                    % OF TOTAL                                POTENTIAL REALIZED
                                                     OPTIONS/                                  VALUE AT ASSUMED
                                                      SAR'S       EXERCISE                   ANNUAL RATES OF STOCK
                                       OPTIONS/     GRANTED TO       OR                       PRICE APPRECIATION
                                         SAR'S      EMPLOYEES       BASE                        FOR OPTION TERM
                                        GRANTED     IN FISCAL       PRICE     EXPIRATION     ---------------------
NAME                                     (#)          YEAR        ($/SH)        DATE         5%($)        10%($)
- ----                                  ---------   ------------   ---------   -----------    -------       -------
Reginald DeKoven, III................    25,000        26.32        7.125       3/18/03      112,022       283,885
Susan J. Monti.......................    20,000        21.05        7.125       3/18/03       89,617       227,108
Richard F. Callahan..................    15,000        15.79        7.125       3/18/03       67,213       170,331

        AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTIONS/SAR VALUES

     The table below sets forth information regarding unexercised stock options held by the executive officers listed in the summary compensation table above:

                                                                                               VALUE* OF
                                                                            NUMBER OF         UNEXERCISED
                                                                           UNEXERCISED        IN-THE-MONEY
                                                                          OPTIONS/SAR'S      OPTIONS/SAR'S
                                                                           AT FY-END(#)       AT FY-END($)
                                                                          --------------     --------------
                                                                           EXERCISABLE        EXERCISABLE
                                                                               (E)                (E)
                                     SHARES ACQUIRED    VALUE REALIZED    UNEXERCISABLE      UNEXERCISABLE
NAME                                  ON EXERCISE(#)          ($)              (U)                (U)
- ----                                 ----------------   ---------------   --------------     --------------
Reginald DeKoven,III...............       --                --                92,675(E)          441,626(E)
                                                                              53,750(U)          345,313(U)
Susan J. Monti.....................       --                --                 1,250(E)            9,063(E)
                                                                              23,750(U)          119,688(U)
Richard F. Callahan................       --                --                21,450(E)           90,216(E)
                                                                              21,250(U)          120,000(U)

- ---------------
* Values are calculated for options in the money by subtracting the exercise per share price from the $11.75 per share closing price of Gateway Common Stock on December 31, 1993.

     401(k) Savings Plan. Gateway Bank established a 401(k) Savings Plan (the "Plan") in 1987 to assist in providing retirement security for the Bank's employees. Gateway Bank reserves the right, by Gateway Bank's Board of Directors resolution, to terminate or amend the Plan at any time, provided such termination or amendment does not adversely affect benefits accrued to the date of such termination or amendment. The Plan is intended to be qualified under the Code, and is subject to the provisions of ERISA.

     Employees of Gateway Bank who have completed at least one year of service with the Bank may participate in the Plan. Participants may contribute, through payroll deductions and on a pre-tax basis, any whole percentage up to 10% of the participant's compensation, subject to a maximum of $9,240 per year. Gateway Bank will contribute to the Plan on behalf of each participant an amount equal to 50% of that portion of such participant's contributions that does not exceed 6% of compensation. Participants become gradually vested as to the Bank's contributions, from 20% vested after one year of service to 100% after five years of service.

     Participants may invest the contributions in one or more investment funds, including the Gateway Common Stock Fund (invested in Gateway Common Stock), a Guaranteed Investment Fund (invested in group annuity contracts), and a variety of funds maintained by the trustee which invest in various types and combinations of stock, bonds, money market instruments, real estate, and mortgage-backed securities. Distributions from the Plan of the Bank's contributions, to the extent vested, may be made only upon an employee's termination of employment, permanent disability, or death. Distributions of an employee's contribution may, however, be made upon termination of employment, permanent disability, death, hardship, or attainment of age 59 1/2. A loan provision is also available to Plan participants as another method of utilizing contributions.

     Officers' Deferred Compensation. Certain officers of Gateway Bank may elect to defer up to 100% of their annual salaries by entering into individual contracts with the Bank. Under such contracts, the terms of which are substantially similar to each other, Gateway Bank establishes a separate deferred compensation account for each such officer. Gateway Bank pays interest on the balance in each deferred compensation account at a rate equal to the Gateway Bank's average yield on interest-earning assets for the year. The balance of the deferred compensation account may be paid to the officer, or his or her beneficiary, upon termination of the officer's employment, or at a date in a future year specified by the officer in his or her contract. This disbursement of deferred compensation may be made in a lump sum or in equal installments paid over a future period of time selected by the officer. In the event of a "change in control" of Gateway (as defined in the contracts), Gateway Bank shall make a lump-sum payment of the deferred compensation account to each officer.

     Directors' Deferred Compensation. Directors of Gateway Bank may elect to defer up to 100% of their annual Directors' fees by entering into individual contracts with the Bank. Under such contracts, the terms of which are substantially similar to each other, Gateway Bank establishes a separate Deferred Compensation Account for each such Director. Gateway Bank pays interest on the balance in each Deferred Compensation Account at a rate equal to the Bank's average yield on interest-earning assets for the year. The balance of the Deferred Compensation Account may be paid to the Director, or his or her beneficiary, upon termination of the Director's service as a Director, or at a date in a future year specified by the Director in his or her contract. This disbursement of deferred Directors' fees may be made in a lump sum or in equal installments paid over a future period of time selected by the Director. In the event of a "change in control" of Gateway (as defined in the contracts), the Bank shall make a lump-sum payment of the Deferred Compensation Account to each Director.

                 REPORT OF THE SALARY AND BENEFITS COMMITTEE OF
                GATEWAY BANK ON EXECUTIVE COMPENSATION POLICIES

     Set forth below is a report submitted by the Salary and Benefits Committee of the Board of Directors of Gateway Bank (the "Committee") regarding the compensation policies of Gateway for the fiscal year ended December 31, 1993, as they related to Gateway's and Gateway Bank's executive officers, including the Chief Executive Officer ("CEO").

THE SALARY AND BENEFITS COMMITTEE

     As the compensation of Gateway's executive officers relates primarily to their functions as executive officers of the Bank, Gateway's wholly-owned subsidiary, the Committee, a committee of the Board of Directors of Gateway Bank, oversees the compensation policies of both Gateway and the Bank. The Committee is comprised entirely of Directors who are not employees of Gateway or Gateway Bank, and have no material interest in Gateway or Gateway Bank, other than as stockholders and Directors of Gateway.

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICIES

     The objective of Gateway's executive compensation policy is to link executive compensation with shareholder value, to produce strong financial performance for the benefit of shareholders, and to attract, retain, and reward qualified executives while providing a high level of service and value to Gateway Bank's customers. To meet these objectives, Gateway's executive compensation program is designed to be competitive with compensation programs provided by financial institutions of comparable size in Gateway's geographic area.

     Each year, the Committee recommends to Gateway Bank's Board of Directors compensation arrangements for executive officers of Gateway and Gateway Bank for the next succeeding fiscal year beginning on January 1. The Committee also considers and recommends to the full Board of Directors annual salary grades, and the payment of bonuses, and the Committee has the discretion to award stock options, stock appreciation rights, and stock awards to employees of Gateway Bank, including executive officers, in accordance with the Bank's stock option plan.

     In determining the compensation to be paid to executive officers, the Committee considers a number of objective, quantitative factors, such as the compensation of executive officers of comparable financial institutions in Gateway's geographic area; Gateway's financial performance for the prior fiscal year and results for the current period; and the achievement of certain goals that have been previously set. The Committee also considers subjective, qualitative factors, such as the individual leadership and other talents of the executive officers.

1993 EXECUTIVE COMPENSATION

     Employing its general compensation policies described above, in December 1992, the Committee recommended to Gateway Bank's full Board of Directors, and the full Board approved, the salaries for the fiscal year beginning January 1, 1993 of all Bank Vice Presidents, Senior Vice Presidents, and Executive Vice Presidents. In addition to considering Gateway's performance as a whole and the performance of each individual, the Committee specifically considered what the salaries and other benefits were of comparable financial institutions in Gateway's geographic area. The Committee reviewed salary surveys conducted by Towers Perrin, a consulting firm, and a number of other industry associations and compensation consultants (the "Consultants' Reports") to assist it in determining salaries that were competitive with such other financial institutions. The Consultants' Reports included a number of the companies (New England stock savings banks) contained in the KBW New England Savings Bank Index shown in the performance graph below.

     The Committee also took into account the extent to which certain goals that were established for the 1992 fiscal year by Gateway Bank's Board of Directors, in consultation with management, had been achieved. Such goals included achieving a positive net income, reducing non-performing assets, formulating a strategic plan for Gateway Bank, improving marketing and customer relations, examining staffing and compensation costs, and improving branch operations. As certain of these goals were not achieved, particularly with respect to the failure of Gateway to earn a net profit or to reduce non-performing assets, no incentive bonuses were awarded at the end of 1992, and none had been awarded in 1991 or 1990. Due to the successful recapitalization and return to profitability in 1993, bonuses totalling $250,000 were granted to a number of Gateway Bank officers in December 1993. The amount of individual bonuses was based upon the Committee's assessment of individual contribution to this effort. No particular factor was formally identified as having been given more or less weight than the others in arriving at such assessment.

     The salaries of each of the executive officers for the 1993 fiscal year were determined on the basis of satisfactory performance in various other respects. Salaries of Gateway executive officers are generally within the middle third of the range of salaries for comparable positions at the most relevant companies included in the Consultants' Reports (Connecticut savings banks with assets in excess of $800 million).

     In 1993, the Committee granted stock options to certain officers as an incentive for the officers to remain with the Bank as it continues its efforts to improve its financial condition. The size of individual grants of stock options was based upon the Committee's assessment of the incentive value of such grant and the relative importance of the individual to the accomplishment of Gateway's future performance.

1993 CEO COMPENSATION

     Based upon the foregoing review of the Committee relating to executive compensation generally, and based on the Consultants' Reports, the Committee recommended to the Executive Committee, and the Executive Committee recommended to the full Board of Directors, the salary of the CEO. The Committee recommended, and the full Board approved, an increase in Mr. DeKoven's salary from $225,000 to $247,520 for the fiscal year 1993. No bonus was recommended, and none was granted, in 1991 or 1992, in view of the lack of profitable operations of Gateway in both such years. Due to the successful recapitalization and return to profitability of Gateway Bank in 1993, a bonus of $50,000 was granted to Mr. DeKoven in December 1993.

     In March 1993, the Committee granted to Mr. DeKoven an option to purchase 25,000 shares of Gateway Common Stock, primarily as an incentive to continue his efforts to implement Gateway Bank's restructuring plan to improve its financial condition.

         Salary and Benefits Committee

         Theodore B. Covert, Chairman
         George P. Bauer
         E. Roger Clark
         James W. Kambas
         Stanley Rand, III

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative stockholder return on Gateway's Common Stock over the past five years with (i) the cumulative total return on the S&P 500 Index, and (ii) Keefe, Bruyette & Woods New England Savings Bank Index selected by Gateway (see below). The figures presented below assume a reinvestment of all dividends paid on the applicable dividend payment date and that $100 was invested in Gateway Common Stock, and in the stock of the companies comprising each of the indices, and such stock was held through December 31, 1993.


  Measurement Period                             KBW NE            Gateway Fi-
(Fiscal Year Covered)         S&P 500         Savings Bank         nancial Corp
12/31/88                         100             100                  100
 6/30/89                      116.49          110.33               106.43
12/31/89                      131.52           84.45                77.57
 6/30/90                      135.46           68.78                36.67
12/31/90                      127.23           42.37                20.98
 6/30/91                      145.16           53.37                23.92
12/31/91                      165.43           74.38                32.75
 6/30/92                      164.11          100.84                59.22
12/31/92                      177.49          130.65                53.33
 6/30/93                      186.08          136.62                51.37
12/31/93                      194.22          174.41                98.43

     Keefe, Bruyette & Woods ("KBW") is a brokerage firm specializing in bank stocks. The KBW index is based on 18 New England savings banks.

     With respect to Gateway Common Stock, the graph includes NASDAQ stock price and dividend payment information relating to the common stock of Gateway Bank prior to June 30, 1989, on which date the stockholders of Gateway Bank exchanged their shares of Gateway Bank common stock for an equal number of shares of Gateway Common Stock, and Gateway thereby became Gateway Bank's holding company, and Gateway Bank's stockholders became stockholders of Gateway.

                                     ITEM 3

RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS FOR
                    THE FISCAL YEAR ENDING DECEMBER 31, 1994

     The Board of Directors of Gateway has selected Coopers & Lybrand, certified public accountants, to be Gateway's independent auditors for the fiscal year ending December 31, 1994. If the stockholders do not ratify this selection at the Annual Meeting, the Board of Directors may reevaluate the selection of Coopers & Lybrand, but it would have the right to and would consider retaining Coopers & Lybrand in any event. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to respond to appropriate stockholders' questions and to make a statement if such representatives desire to do so.

     Ernst & Young served as Gateway's independent auditors for the fiscal year ended December 31, 1992. However, Ernst & Young advised Gateway by letter dated May 11, 1993 that, based on strategic business considerations relating to their Hartford office banking practice, Ernst & Young would not serve as independent auditors for the fiscal year ending December 31, 1993. Subsequently, the Board of Directors of Gateway selected Coopers & Lybrand as Gateway's new independent auditors for the fiscal year ending December 31, 1993.

     The reports of Ernst & Young on the financial statements of Gateway for the last two fiscal years in which Ernst & Young served as Gateway's independent auditors were unqualified and did not contain any adverse opinions, disclaimers, qualifications or modifications as to uncertainty, audit scope or accounting principles, except that their report for the year ended December 31, 1992, when initially issued on February 11, 1993, except for Note B, as to which the date is May 25, 1993, contained an explanatory paragraph in connection with certain regulatory matters and related uncertainties. Ernst & Young has subsequently, on March 22, 1994, reissued and updated their report for the year ended December 31, 1992, which report does not contain such explanatory paragraph. In connection with the audits of Gateway's financial statements for each of the two consecutive fiscal years ended December 31, 1992, and in the subsequent interim period, there were no disagreements with Ernst & Young on any matters on accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the matter in their report. Based on the December 31, 1992 audit, Ernst & Young informed Gateway on May 25, 1993 that internal control improvements were necessary for Gateway to prepare reliable financial statements with respect to its allowance for loan loss methodology and valuation of other real estate owned. Coopers & Lybrand did not advise Gateway that it continued to need such internal control improvements after its audit of Gateway's December 31, 1993 financial statements.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS

     If the Merger Agreement is approved and adopted and the Merger is consummated, there will not be an annual meeting of Gateway's stockholders in 1995. However if the Merger is not consummated, Gateway anticipates that the 1995 Annual Meeting will be held in April 1995. Therefore, proposals of stockholders of Gateway intended to be presented at the 1995 annual meeting of Gateway must be received by Gateway not later than November, 1994 to be considered for inclusion in Gateway's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     At the time of preparation of this Proxy Statement/Prospectus, the Board of Directors of Gateway knows of no other matters to be presented for action at the Annual Meeting. As stated in the accompanying proxy card, if any other business should come before the Annual Meeting, proxies have discretionary authority to vote their shares according to their best judgment, including, without limitation, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger or otherwise.

     In addition to solicitations by mail, officers and regular employees of Gateway, Gateway Bank and of Chemical Bank (as transfer agent and as proxy solicitor) may solicit proxies personally, by telephone or by telegraph. The estimated cost of such solicitation services to be provided by Chemical Bank is $6,500 plus out-of-pocket expenses. Gateway intends to request banks, brokers, and other institutions, nominees, and fiduciaries to forward proxy material to their principals and to obtain authorizations for the execution of proxies, and will reimburse such institutions and persons for their reasonable expenses. The cost of soliciting proxies will be borne by Gateway.

                                    GENERAL

     This Proxy Statement is accompanied by Gateway's Annual Report to Stockholders which contains financial statements for the fiscal year ended December 31, 1993, as well as other information concerning the operations of Gateway. The 1993 Annual Report has been combined with Gateway's annual report on Form 10-K which Gateway filed with the Securities and Exchange Commission.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 5, 1993, by and among Shawmut National Corporation, a Delaware corporation ("Parent"), Shawmut Service Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Gateway Financial Corporation, a Delaware corporation ("Target"). (Target and Merger Sub are herein sometimes collectively referred to herein as the "Constituent Corporations".)

     WHEREAS, the Boards of Directors of Parent and Target have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Target will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Merger Sub; and

     WHEREAS, as soon as practicable after the execution and delivery of this Agreement, it is contemplated that Shawmut Bank Connecticut, N.A., a national banking association and an indirect wholly owned subsidiary of Parent ("Connecticut Bank", and sometimes referred to herein as the "Surviving Bank"), and Gateway Bank, a Connecticut chartered state bank and a wholly owned subsidiary of Target ("Target Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger"), of Target Bank with and into Connecticut Bank, and it is intended that the Subsidiary Merger be consummated immediately prior to consummation of the Merger; and

     WHEREAS, as a condition to, and immediately after the execution of this Agreement, Parent and Target are entering into a Stock Option Agreement (the "Option Agreement") attached hereto as Exhibit A; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Target shall merge with and into Merger Sub. Merger Sub shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. The name of the Surviving Corporation shall continue to be Shawmut Service Corporation. Upon consummation of the Merger, the separate corporate existence of Target shall terminate.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

     1.4 Conversion of Target Common Stock.

     (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.01 per share, of Target (the "Target Common Stock") issued and outstanding immediately prior to the

Effective Time (other than shares of Target Common Stock held (x) in Target's treasury or (y) directly or indirectly by Parent or Target or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for .559 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.2 hereof) associated therewith). All of the shares of Target Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Target Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Target Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Target Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Parent should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

     (b) At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and all shares of Target Common Stock that are owned directly or indirectly by Parent or Target or any of their respective Subsidiaries (other than shares of Target Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Target Common Stock held by Parent or Target or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Target Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Target or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

     1.5 Conversion of Merger Sub Common Stock. Each of the 1,000 shares of the common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation.

     1.6 Options. (a) At the Effective Time, each option granted by Target to purchase shares of Target Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Target Stock Option Plan (the "Target Stock Plan")):

          (1) The number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Target Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          >(2) The exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Target Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

>The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Target shall be deemed to be references to Parent.

     (b) Without limiting the foregoing, and provided that the right contained in this paragraph (b) is not inconsistent with any of the conditions contained in Article VII hereof, each holder of a Target Option, whether or not then vested, shall have the right to elect to convert, at the Effective Time, all or a portion of his or her Target Options which have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of Parent Common Stock as are equal in value (determined by valuing each share of Parent Common Stock at the Average Closing Price (as defined in Section 8.1)) to the excess of (i) the product of the number of shares of Target Common Stock subject to such option times the Exchange Ratio times the Average Closing Price of the Parent Common Stock over (ii) the aggregate exercise price of such option.

     1.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.8 By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent (which may be a Subsidiary of Parent) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of Target Common Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Target Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Target shall have the right to review both the letter of transmittal and the instructions. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Target Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his Target Common Stock shall have been converted.

     (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Target of the shares of Target Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Target. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Target who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Target for twelve months after the Effective Time shall be paid to Parent. Any stockholders of Target who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Target Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Target, the Exchange Agent or any other person shall be liable to any former holder of shares of Target Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to Parent and Merger Sub as follows:

     3.1 Corporate Organization. (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Target. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Target or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from general economic conditions. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Target is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Certificate of Incorporation and By-laws of Target, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Target Bank is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. The deposit accounts of Target Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Target Bank. Target Bank is the only Subsidiary of Target that is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Target Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Target. The Articles of Incorporation and By-laws of Target Bank, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Target and Target Bank accurately reflect in all material respects all corporate actions held or taken since December 31, 1990 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2 Capitalization. (a) The authorized capital stock of Target consists of 20,000,000 shares of Target Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Target Preferred Stock"). As of September 30, 1993, there are (x) 13,250,070 shares of Target Common Stock issued and outstanding and 584,000 shares of Target Common Stock held in Target's treasury,
(y) no shares of Target Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 394,475 shares of Target Common Stock reserved for issuance pursuant to the Target Stock Option and Incentive Plan and (ii) except for 2,636,764 shares of Target Common Stock reserved for issuance upon exercise of the option issued to Parent pursuant to the Option Agreement and (z) no shares of Target Preferred Stock issued or outstanding, held in Target's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, except for 100,000 shares of Target Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights (the "Target Rights") distributed to holders of Target Common Stock pursuant to the Rights Agreement, dated as of July 13, 1989, between Target and The Connecticut Bank and Trust Company, as Rights Agent (the "Target Rights Agreement"). All of the issued and outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in
Section 3.2(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Target Disclosure Schedule"), and except for the Option Agreement and the Target Rights Agreement, Target does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Target Common Stock or Target Preferred Stock or any other equity security of Target or any securities representing the right to purchase or otherwise receive any shares of Target Common Stock or any other equity security of Target. The names of the optionees, the date of each option to purchase Target Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Target Stock Plan are set forth in
Section 3.2(a) of the Target Disclosure Schedule. Since September 30, 1993, Target has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date and other than pursuant to the Option Agreement.

     (b) Section 3.2(b) of the Target Disclosure Schedule sets forth a true and correct list of all of the Target Subsidiaries as of the date of this Agreement. Except as set forth on Section 3.2(b) of the Target Disclosure Schedule, Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Target Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Target Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Target or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Target or any of its Subsidiaries.

     3.3 Authority; No Violation. (a) Target has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Target. The Board of Directors of Target has directed that this Agreement and the transactions contemplated hereby be submitted to Target's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Target's stockholders, no other corporate proceedings on the part of Target are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Target and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Target Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Target Bank. Upon the due and valid approval of the Bank Merger Agreement by Target as the sole stockholder of Target Bank and by the Board of Directors of Target Bank, no other corporate proceedings on the part of Target Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Target Bank, will be duly and validly executed and delivered by Target Bank and will (assuming due authorization, execution and delivery by Connecticut Bank) constitute a valid and binding obligation of Target Bank, enforceable against Target Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 3.3(c) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement by Target or the Bank Merger Agreement by Target Bank, nor the consummation by Target or Target Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Target or Target Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Target or the certificate of incorporation, by-laws or similar governing documents of Target Bank or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or Target Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Target or Target Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or Target Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Target.

     3.4 Consents and Approvals.   Except for (a) the filing of applications and
notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, the Bank Merger Act and the Federal Reserve Act (the "FRA") and approval of such applications and notices, (b) the filing of applications with the Office of the Comptroller of the Currency (the "OCC") under the Bank Merger Act and approval of such applications, (c) the filing of any required applications or notices with the Federal Deposit Insurance Corporation or the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner") and approval of such applications and notices (the "State Banking Approvals") and any necessary state insurance filings, (d) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Target's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (e) the approval of this Agreement by the requisite vote of the stockholders of Target, (f) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (g) the filings required by the Bank Merger Agreement, and (h) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Target Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by Target of this Agreement, (2) the consummation by Target of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Target Bank of the Bank Merger Agreement, and (4) the consummation by Target Bank of the Subsidiary Merger and the transactions contemplated thereby.

     3.5 Loan Portfolio; Reports. (a) Except as set forth in Section 3.5(a) of the Target Disclosure Schedule, as of September 30, 1993, neither Target nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or ten percent stockholder of Target or any of its Subsidiaries, or to the knowledge of Target, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.5(a) of the Target Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of Target or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Target and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Target shall promptly inform Parent of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

     (b) Target and Target Bank have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1990 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Connecticut Commissioner and any other state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively "Regulatory Agencies"), and all other material reports and statements required to be filed by them since December 31, 1990, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Target and its Subsidiaries, and except as otherwise disclosed in Section 3.5(b) of the Target Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Target, investigation into the business or operations of Target or any of its Subsidiaries since December 31, 1992. Except as otherwise disclosed in Section 3.5(b) of the Target Disclosure Schedule, there is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Target or any of its Subsidiaries.

     3.6 Financial Statements.   Target has previously delivered to Parent
copies of (a) the consolidated balance sheets of Target and its Subsidiaries as of December 31, for the fiscal years 1991 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1990 through 1992, inclusive, as reported in Target's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Ernst & Young, independent public accountants with respect to Target, and (b) the unaudited consolidated balance sheets of Target and its Subsidiaries as of June 30, 1992 and June 30, 1993 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the six month periods then ended as reported in Target's Quarterly Report on Form 10-Q for the period ended June 30, 1993 filed with the SEC under the Exchange Act. The June 30, 1993 consolidated balance sheet of Target (including the related notes, where applicable) fairly presents the consolidated financial position of Target and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Target and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Target and Target Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees.   Neither Target nor any Target Subsidiary nor any of
their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that Target has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods Inc. and Target, a true, complete and correct copy of which has been previously delivered by Target to Parent.

     3.8 Absence of Certain Changes or Events.   (a) Except as may be set forth
in Section 3.8(a) of the Target Disclosure Schedule or as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 or in any Current Reports of Target on Form 8-K filed prior to September 30, 1993, true, complete and correct copies of which have previously been delivered to Parent, since June 30, 1993, (i) neither Target nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Target.

     (b) Except as set forth in Section 3.8(b) of the Target Disclosure Schedule, since June 30, 1993, Target and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Except as set forth in Section 3.8(c) of the Target Disclosure Schedule, since January 1, 1993, neither Target nor any of its Subsidiaries has
(i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1992, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1992 and 1993 as listed in
Section 3.8 of the Target Disclosure Schedule or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) Except as set forth in Section 3.9 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Target's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Target.

     (b) Section 3.9 of the Disclosure Schedule which Target shall deliver to Parent no later than 15 days after the date of this Agreement (the "Second Target Schedule") lists all pending and, to the best knowledge of Target, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries which are not set forth on Section 3.9 of the Target Disclosure Schedule.

     (c) Except as otherwise disclosed in Section 3.9(c) of the Target Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Target.

     (d) Section 3.9(d) of the Target Disclosure Schedule sets forth all pending litigation involving any claim against the Target Bank, whether directly or by counterclaim, involving a "lender liability" cause of action.

     3.10 Taxes and Tax Returns. (a) Except as may be reflected in Section 3.10 of the Target Disclosure Schedule, each of Target and its Subsidiaries has duly filed all material Federal, state and, to the best of Target's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) which are not yet delinquent or are being contested in good faith (and which are set forth in Section 3.10 of the Target Disclosure Schedule) and (2) have not been finally determined. The income tax returns of Target and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1991, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. Except as may be reflected in Section 3.10 of the Target Disclosure Schedule, to the best of Target's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Target and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Target, (ii) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Target and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Target, (iii) the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Target in its consolidated financial statements as of June 30, 1993, except where failure to do so would not have a Material Adverse Effect on Target and (iv) there are no Tax liens upon any property or assets of the Target or its Subsidiaries except liens for current taxes not yet due. To the knowledge of Target, no property of Target or any of its Subsidiaries is property that Target or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
Section 168(h) of the Code. Neither Target nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Target or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.6 hereof, neither Target nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Target.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     3.11 Employees.   (a) Section 3.11 of the Target Disclosure Schedule sets
forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by Target or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Target would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Target has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Except as set forth in Section 3.11 of the Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Target, Target Bank or any ERISA Affiliate beyond their retirement or other termination of service, other than
(w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Target, Target Bank or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary),
(v) no liability under Title IV of ERISA has been incurred by Target, Target Bank or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Target, Target Bank or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by Target, Target Bank or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Target, Target Bank nor any ERISA Affiliate has engaged in a transaction in connection with which Target, Target Bank or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Target there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

     3.12 SEC Reports. Target has previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1989 by Target with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Target Reports") and (b) communication mailed by Target to its stockholders since January 1, 1989, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Target has timely filed all Target Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Target Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Target Information.   The information relating to Target and its
Subsidiaries to be contained in the Proxy Statement and the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.14 Compliance with Applicable Law.   Except as disclosed in Section 3.14
of the Target Disclosure Schedule, Target and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Target or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target, and neither Target nor any of its Subsidiaries knows of, or has received notice of, any material violations of the above.

     3.15 Certain Contracts.   (a) Except as set forth in Section 3.15(a) of the
Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this

Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Target, Target Bank, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Target Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $500,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by Target or Target Bank, (vi) with or to a labor union or guild (including any collective bargaining agreement) or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Target has previously delivered to Parent true and correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which Target or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Target Disclosure Schedule, is referred to herein as a "Target Contract", and neither Target nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above.

     (b) Except as set forth in Section 3.15(b) of the Target Disclosure Schedule, (i) each Target Contract is valid and binding and in full force and effect, (ii) Target and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Target Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Target, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Target or any of its Subsidiaries under any such Target Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Target.

     3.16 Agreements with Regulatory Agencies.   Except as disclosed in the
Target Reports or as set forth in Section 3.16 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Target Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Target or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17 Investment Securities. Section 3.17 of the Target Disclosure Schedule sets forth the book and market value as of September 30, 1993 of the investment securities, mortgage backed securities and securities held for sale of Target and its Subsidiaries. Section 3.17 of the Target Disclosure Schedule sets forth an investment securities report which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates, market values, paydown factors, paydown speeds, book yields, durations, weighted average life and weighted average coupons, in each case as of September 30, 1993.

     3.18 Intellectual Property. Except where there would be no Material Adverse Effect on Target, Target and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Target nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Target and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target.

     3.19 Undisclosed Liabilities. Except (a) as set forth in Section 3.19 of the Target Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Target included in its Form 10-Q for the period ended June 30, 1993 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1993, neither Target nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Target and its Subsidiaries taken as whole.

     3.20 State Takeover Laws.   The Board of Directors of Target has approved
the transactions contemplated by this Agreement, the Bank Merger Agreement and the Option Agreement such that the provisions of Section 203 of the DGCL and Sections 9.2 and 9.3 of Target's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 4.13 hereof, apply to this Agreement, the Bank Merger Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

     3.21 Administration of Fiduciary Accounts.   Each of Target and Target Bank
has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Target nor Target Bank nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Target, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.22 Environmental Matters.   Except as set forth in Section 3.22 of the
     Target Disclosure Schedule:

          (a) Each of Target, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Material or petroleum or petroleum products, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material or petroleum or petroleum products), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Target;

          (b) There is no suit, claim, action, proceeding, investigation or notice pending or threatened (or past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Entity or other forum in which Target, any of its Subsidiaries, any Participation Facility or any Loan Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice Target, any of its Subsidiaries, Participation Facility or Loan Property has or may have retained or assumed either contractually or by operation of law), has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined) or petroleum or petroleum products whether or not occurring at or on a site owned, leased or operated by Target or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target;

          (c) During the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, except where such release or threatened release has not had and cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target. Prior to the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target; and

          (d) The following definitions apply for purposes of this Section 3.22:
     (x) "Loan Property" means any property in which Target or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (y) "Participation Facility" means any facility in which Target or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance.

     3.23 Derivative Transactions.   Except as set forth in Section 3.23 of the
Target Disclosure Schedule, since December 31, 1992, neither Target nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Target or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Target and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Target or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

     3.24 Accuracy of Information.   The statements contained in this Agreement,
the Target Disclosure Schedules, the Second Target Schedules or in any other written document delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

     3.25 Opinion.   Target has received an opinion, dated the date of this
Agreement, from Keefe, Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the consideration to be received by the stockholders of Target pursuant to the Merger is fair to such stockholders from a financial point of view.

     3.26 Assistance Agreements.   Except as set forth in Section 3.26 of the
Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Target or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

     3.27 Rights Agreement. The amendment to the Target Rights Agreement attached hereto as Exhibit 3.27 has been duly authorized and adopted by Target and will be duly executed and effective promptly, and in no event more than five business days, after the date of this Agreement. Parent will not become an "Acquiring Person" and no "Stock Acquisition Date", "Distribution Date" or "Triggering Event" (as such terms are defined in the Target Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement, the Bank Merger Agreement or the Stock Option Agreement by Target or Target Bank, as the case may be, or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the acquisition of shares of Target Common Stock by Parent pursuant to the Option Agreement.

     3.28 Pooling of Interests. Target has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

     Parent hereby represents and warrants to Target as follows:

     4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been made available to Target, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (c) Each Significant Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. The articles of organization and by-laws of Connecticut Bank, copies of which have previously been made available to Target, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     4.2 Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, without par value ("Parent Preferred Stock"). At the close of business on September 30, 1993 there were 94,320,487 shares of Parent Common Stock, 700,000 shares of Parent Preferred Stock (of stated value of $50.00 per share), and 5,750,000 shares of Parent Depositary Shares (each representing a one-tenth interest in a share of 9.30% cumulative preferred stock ($250 stated value)) issued and outstanding, and 31,426 shares of Parent Common Stock held in Parent's treasury. On September 30, 1993, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 5,195,338 shares of Parent Common Stock were reserved for issuance pursuant to Parent's dividend reinvestment and stock purchase plans, 7,725,000 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Parent Stock Option and Restricted Stock Award Plan and the Parent 1989 Nonemployee Directors' Restricted Stock Plan (collectively, the "Parent Stock Plans"), 7,314,617 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of New Dartmouth Bank ("New Dartmouth") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of March 23, 1993, as amended, between Parent and New Dartmouth, 8,718,337 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of Peoples Bancorp of Worcester, Inc. ("Peoples") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger dated as of August 26, 1993, as amended, between Parent and Peoples, and 1,500,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between Parent and Manufacturers Hanover Trust Company, as Rights Agent (the "Parent Shareholder Rights Agreement"). In addition, Parent expects to issue warrants to purchase Parent Common Stock in settlement of certain litigation as described in Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2 of the Disclosure Schedule which is being delivered by Parent to Target herewith (the "Parent Disclosure Schedule") and except for the Parent Shareholder Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The authorized capital stock of Merger Sub consists of 2,000 shares of common stock, par value $1.00 per share ("Merger Sub Common Stock"), 1,000 of which are issued and outstanding and owned by Parent free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Parent Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Target) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

     (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Merger Sub. Upon the due and valid approval of this Agreement by Parent as the sole stockholder of Merger Sub, and by the Board of Directors of Merger Sub, no other corporate proceedings on the part of Merger Sub will be necessary to consummate the transactions contemplated hereby. This Agreement, upon execution and delivery by Merger Sub, will be duly and validly executed and delivered by Merger Sub and will (assuming due authorization, execution and delivery by Target) constitute a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Connecticut Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Connecticut Bank. Upon the due and valid approval of the Bank Merger Agreement by Hartford National Corporation ("HNC") as the sole stockholder of Connecticut Bank, and by the Board of Directors of Connecticut Bank, no other corporate proceedings on the part of Connecticut Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Connecticut Bank, will be duly and validly executed and delivered by Connecticut Bank and will (assuming due authorization, execution and delivery by Target Bank) constitute a valid and binding obligation of Connecticut Bank, enforceable against Connecticut Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (d) Except as set forth in Section 4.3(d) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub or the Bank Merger Agreement by Connecticut Bank, nor the consummation by Parent, Merger Sub or Connecticut Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent, Merger Sub or Connecticut Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, the Certificate of Incorporation or By-Laws of Merger Sub or the articles of incorporation or by-laws or similar governing documents of Connecticut Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Parent.

     4.4 Consents and Approvals. (a) Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the Bank Merger Act and the FRA and approval of such applications and notices,
(ii) the filing of applications with the OCC under the Bank Merger Act and approval of such applications, (iii) the State Banking Approvals, (iv) the filing with the SEC of the Proxy Statement and the S-4, (v) the approval of this Agreement by Parent as the sole stockholder of Merger Sub, (vi) the filing of the Certificate of Merger with the Secretary, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (viii) filings required by the Bank Merger Agreement, (ix) the approval of the Bank Merger Agreement by the stockholders of Connecticut Bank, and (x) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent and Merger Sub of this Agreement, (2) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby (3) the execution and delivery by Connecticut Bank of the Bank Merger Agreement, and (4) the consummation of Connecticut Bank of the transactions contemplated by the Bank Merger Agreement. The affirmative vote of the holders of the outstanding shares of Parent Common Stock is not required to approve this Agreement or the transactions contemplated hereby.

     (b) Parent hereby represents to Target that it has no reason to believe that it will be unable to obtain each and every required consent and approval referred to in this Section 4.4 so that the transactions contemplated by this Agreement and the Bank Merger Agreement may be consummated on or prior to December 31, 1994.

     4.5 Financial Statements. Parent has previously delivered to Target copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1991 and 1992 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1990 through 1992, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Price Waterhouse, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 1993 and June 30, 1992 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the six month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended June 30, 1993 filed with the SEC under the Exchange Act. The December 31, 1992 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.6 Broker's Fees. Neither Parent, Merger Sub nor any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that Parent has engaged, and will pay a financial advisory service fee to, Goldman, Sachs & Co.

     4.7 Absence of Certain Changes or Events.  Except as may be set forth in
Section 4.7 of the Parent Disclosure Schedule, or as disclosed in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 or in any Current Reports of Parent on Form 8-K filed prior to September 30, 1993, true, complete and correct copies of which have previously been delivered to Target, since June 30, 1993, (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Parent Disclosure Schedule or in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have a Material Adverse Effect on Parent. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had a Material Adverse Effect on Parent.

     4.9 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

     4.10 SEC Reports. Parent has previously made available to Target an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1989 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since January 1, 1989, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.11 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.12 Accuracy of Information. The statements contained in this Agreement, the Parent Disclosure Schedule or in any other written document delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

     4.13 Ownership of Target Common Stock; Affiliates and Associates. (a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Target (other than Trust Account Shares and DPC Shares and other than shares of Target Common Stock issuable pursuant to the Option Agreement); and

     (b) Neither Parent nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL sec. 203(c)(1)) or an "associate" (as such term is defined in DGCL sec. 203(c)(2)) of Target.

     4.14 Taxes and Tax Returns. Except as may be reflected in Section 4.14 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has duly filed all material Federal, state and, to the best of Parent's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, and the Connecticut net worth tax) other than Taxes or other charges (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in
Section 4.14 of the Parent Disclosure Schedule and (b) have not been finally determined. The income tax returns of Parent and its Subsidiaries have been examined by the IRS and any liability with respect thereto has been satisfied for all years to and including 1985, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. Except as may be set forth in Section 4.14 of the Parent Disclosure Schedule, to the best of Parent's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Parent and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Parent in its consolidated financial statements as of June 30, 1993.

     4.15 Employees. (a) Section 4.15 of the Parent Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Parent Plans"), except as noted in Section 4.15 of the Parent Disclosure Schedule, by Parent, any of its Subsidiaries or by any trade or business; whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

     (b) Parent has heretofore delivered to Target true and complete copies of each of the Parent Plans and all related documents, including but not limited to
(i) the actuarial report for such Parent Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Plan.

     (c) Except as set forth in Section 4.15 of the Parent Disclosure Schedule,
(i) each of the Parent Plans has been operated and administered in all material respects with applicable laws, including but not limited to ERISA and the Code,
(ii) each of the Parent Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Parent is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Parent Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits, (iv) no Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any Parent ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the Parent ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent, its Subsidiaries or any Parent ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time with respect to each Parent Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Parent, its Subsidiaries nor any Parent ERISA Affiliate has engaged in a transaction in connection with which Parent, its Subsidiaries or any Parent ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Parent Plans to fail to be deductible for federal income tax purposes under Section 280G of the Code, and (x) to the best knowledge of Parent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto.

     4.16 Agreements with Regulatory Agencies.  Except as set forth in Section
4.16 of the Parent Disclosure Schedule or as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1992, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.17 Undisclosed Liabilities. Except (a) as set forth in Section 4.17 of the Parent Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in its Form 10-Q for the period ended June 30, 1993 and (c) for liabilities incurred in the ordinary course of business consistent with past practice, since June 30, 1993, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to be, material to the business, properties, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole.

     4.18 Administration of Fiduciary Accounts. Parent and each of its Significant Subsidiaries have properly administered in all material respects all accounts for which they act as fiduciary, including but not limited to accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Parent nor any of its Significant Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Parent; and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     4.19 Pooling of Interests. Parent has no reason to believe that the Merger will not qualify as a person of interests for accounting purposes.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Covenants of Target. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement or with the prior written consent of Parent, Target and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Target will use its best efforts to (x) preserve its business organization and that of Target Bank intact, (y) keep available to itself and Parent the present services of the employees of Target and Target Bank and (z) preserve for itself and Parent the goodwill of the customers of Target and Target Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Target Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, Target shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of Target, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this

     Agreement, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of Target or any Target Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Target or any Target Subsidiary;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Target Common Stock pursuant to stock options or similar rights to acquire Target Common Stock granted pursuant to the Target Stock Option and Incentive Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

          (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

          (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of Target as advised in writing by such board's counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Target may communicate information about any such takeover proposal to its stockholders if, in the judgment of Target's Board of Directors with the advice of outside counsel, such communication is required under applicable law. Target will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. Target will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). Target will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Target, and Target will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Target or any Subsidiary of Target or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Target or any Subsidiary of Target other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

          (f) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

          (g) enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, which would be material, individually or in the aggregate, to Target;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at June 30, 1993, except as required by changes in GAAP or regulatory accounting principles as concurred to by Target's independent auditors;

          (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Target or any Target Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or
     (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement;

          (l) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement;

          (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (o) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

          (p) commit any act or omission which constitutes a material breach or default by Target or any of its Subsidiaries under any Regulatory Agreement or under any material contract or material license to which Target or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

          (q) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (r) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or their respective properties is bound except that Target may renew contracts, agreements or leases in the ordinary course of business after consultation with Parent; or

          (s) agree to do any of the foregoing.

     5.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Target, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing and except as set forth on

Section 5.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Target, Parent shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of Parent, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock;

          (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (c) change its methods of accounting in effect at June 30, 1993, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent's independent auditors;

          (d) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement; or

          (e) take any other action that would materially adversely affect or materially delay the ability of Parent or Target to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Parent's ability to consummate the transactions contemplated by this Agreement; or

          (f) agree to do any of the foregoing.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Target shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Target shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Target shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as consequence of an acquisition agreement by Parent or any of its Subsidiaries shall not violate this covenant). Target and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Target or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and

Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Parent and Target shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Parent and Target shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Target shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Target shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Target is not permitted to disclose under applicable law) and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Target nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Target's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Parent and Target (the "Confidentiality Agreement").

     (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Target, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for Target to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for Target to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. During the period from the date of this Agreement to the Effective Time, Parent will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Target and to report the general status of the ongoing operations of Parent and its Subsidiaries.

     (c) All information furnished by Parent to Target or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, Target and its representatives shall return to Parent all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Target shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in Target's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to Target by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Target is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Target may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Stockholder Meeting. Target shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. Target will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board as advised in writing by its counsel, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. Target and Parent shall coordinate and cooperate with respect to the foregoing matters.

     6.4 Legal Conditions to Merger. Each of Parent and Target shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Target or Parent or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Parent and Target shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meeting called by Target to approve this Agreement, a written agreement, in the form of Exhibit 6.05(a) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock or Target Common Stock held by such "affiliate" and, in the case of the "affiliates" of Target, the shares of Parent Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Parent Common Stock to be received by "affiliates" of Target in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Parent and Target.

     (b) Parent shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) From and after the Effective Time, and subject to applicable law, the Surviving Corporation shall continue all employee benefit plans of Target and its Subsidiaries as in effect at the Effective Time, including pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long-term disability plans, provided, however, that the Surviving Corporation may amend, supplement or replace any such plan or program if, in the good faith judgment of the management of the Surviving Corporation, any such amendment, supplement or replacement will provide the employees ("Target Employees") or retired employees covered thereby with benefits that are in the aggregate at least as valuable to them as a group as the benefits to be received by them under the plans and programs in effect immediately prior to any such amendment, supplement or replacement. With respect to benefits payable to employees who shall have retired from the Target and its Subsidiaries, whether before or after the Effective Time, the Surviving Corporation shall in no event take any action to reduce such benefits.

     (b) With respect to the continuation of Target's benefit plans pursuant to
Section 6.7(a) hereof, Target Employees shall be credited under such plans maintained by the Surviving Corporation or Parent with all years of service with Target or any Subsidiary of Target for all purposes to the extent such service was recognized by Target or any Subsidiary of Target under any of such plans; to the extent that Target Employees become participants in any employee benefit plans maintained by Parent or any of its Subsidiaries (other than the plans of Target referred to in the first sentence of Section 6.7(a) ("Parent Plans")), Target Employees shall be credited under the Parent Plans for prior years of service with Target or any Subsidiary of Target for all purposes, other than benefit accrual, to the extent such service was recognized by Target or any Subsidiary of Target under any of the plans referred to in the first sentence of
Section 6.7(a).

     6.7A Assumption of Existing Agreements Relating to
Employment. (a) Following the Effective Time, Parent shall honor and shall cause Target or any successor thereto to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement, which are between Target or Target Bank and any director, officer or employee thereof and which have been disclosed in the Target Disclosure Schedule, and to assume all duties, liabilities and obligations under such agreements and arrangements.

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Target or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Target, any of the Target Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with

Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this
Section 6.8 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Parent shall use best efforts to cause the persons serving as officers and directors of Target immediately prior to the Effective Time to be covered for a period of four (4) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Target (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by Target (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Parent is unable to maintain or obtain the insurance called for by this
Section 6.8(b), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

     (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

     (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Subsequent Interim and Annual Financial Statements. As soon as reasonably available, but in no event later than March 31, 1994, Parent will deliver to Target and Target will deliver to Parent their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1993, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Parent will deliver to Target and Target will deliver to Parent their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

     6.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.11 Advice of Changes. Parent and Target shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Target or Parent, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

     6.12 Current Information. During the period from the date of this Agreement to the Effective Time, Target will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report (i) the general status of the ongoing operations of Target and its Subsidiaries and (ii) the status of, and the action proposed to be taken with respect to, those Loans held by Target or any Target Subsidiary which, individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $100,000 or more and are non-performing assets. Target will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of Target or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Target or any of its Subsidiaries, and will keep Parent fully informed of such events.

     6.13 Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Connecticut Bank to approve the Bank Merger Agreement, (ii) cause Connecticut Bank to execute and deliver the Bank Merger Agreement, and (iii) cause the holding companies of Connecticut Bank to approve the Bank Merger Agreement as the stockholders of Connecticut Bank, and (b) Target shall (i) cause the Board of Directors of Target Bank to approve the Bank Merger Agreement, (ii) cause Target Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of Target Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     6.14 Merger Sub. As soon as practicable after the date of this Agreement, Parent shall (a) cause Merger Sub to execute a copy of this Agreement and deliver such executed copy to each of Parent and Target and (b) cause Merger Sub to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

     6.15 Second Target Schedules. No later than 15 days after the date of this Agreement, Target shall deliver to Parent the Second Target Schedules.

     6.16 Executive Advisory Board. Parent agrees, promptly following the Effective Time, to cause those persons who are members of Target's Board of Directors on the date of this Agreement and immediately prior to the Effective Time who are nominated by Target and are willing so to serve to be elected or appointed as members of a newly formed executive advisory board, the function of which shall be to advise the Surviving Corporation on deposit and lending activities in Target's former market area. Each such advisory director shall receive an annual fee of $5,000 and per meeting fees of $500. Parent's obligations under this Section 6.16 shall continue until not earlier than December 31, 1996.

     6.17 Certain Revaluations, Changes, and Adjustments. On or before the Effective Time, upon the request of Parent, Target shall, consistent with GAAP modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by Target, provided, however, that Target shall not be required to take such action (A) more than five days prior to the Effective Time; (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII have been satisfied or waived; and (C) unless Target shall have received a written waiver by Parent of its right to terminate this Agreement, and no accrual or reserve made by Target or any Target Subsidiary pursuant to this Section 6.17, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

     6.18 Termination of Regulatory Agreements. Target shall, and shall cause Target Bank to, use its reasonable best efforts in cooperation with Parent to confirm that all Regulatory Agreements to which Target or Target Bank is or becomes subject to will be terminated and of no further force and effect at or prior to the Effective Time.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Target Common Stock entitled to vote thereon.

          (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Target upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

     7.2 Conditions to Obligations of Parent and Merger Sub.   The obligation of
Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (I) The representations and warranties of Target set forth in this Agreement (other than the representation set forth in Section 3.9(d) hereof) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (II) the representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (II), no effect shall be given to any exceptions in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, however, that, for purposes of this clause (II), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Target and its Subsidiaries taken as a whole as represented herein, other than an adverse change resulting from or attributable to general economic conditions. Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to the foregoing effect.

          (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to such effect.

          (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or the Surviving Bank pursuant to the Merger or the Subsidiary Merger, as the case may be, to any obligation, right or interest of Target or any Subsidiary of Target under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable the consummation of the Merger.

          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) Federal Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of
     Section 368 of the Code and that accordingly:

             (i) No gain or loss will be recognized by (x) Parent, Merger Sub or Target as a result of the Merger or (y) Connecticut Bank or Target Bank (except with respect to any gain or income that may at any time or times be realized or recognized with respect to Target Bank's tax reserves for possible loan losses) as a result of the Subsidiary Merger;

             (ii) No gain or loss will be recognized by the stockholders of Target who exchange their Target Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

             (iii) The tax basis of the Parent Common Stock received by stockholders who exchange all of their Target Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Target Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom may require and rely upon representations contained in certificates of officers of Parent, Merger Sub, Target and others.

          (f) Legal Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Target, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.2(f). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Target and of public officials and opinions of local counsel, reasonably acceptable to Parent, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel.

          (g) Pooling of Interests. Parent shall have received a letter from Price Waterhouse addressed to Target and Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, unless such firm advises Parent and Target that it is unable to issue a letter to such effect solely by reason of Parent having exercised its right to purchase Target Common Stock pursuant to the Option Agreement.

          (h) Accountant's Letter. Target shall have caused to be delivered to Parent letters from Target's independent public accountants dated the date on which the S-4 or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Parent and Target, with respect to Target's consolidated financial position and results of operation, which letters shall be based upon agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

          (i) Target Rights Agreement. A Distribution Date, as such term is defined in the Target Rights Agreement, shall not have occurred, and the Target Rights shall not have become nonredeemable and the Target Rights shall not become exercisable for capital stock of Parent upon consummation of the Merger.

     7.3 Conditions to Obligations of Target. The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (I) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and
     (II) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
     (II), no effect shall be given to any exceptions in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, however, that, for purposes of this clause (II), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole as represented herein, other than an adverse change resulting from or attributable to general economic conditions. Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b) Performance of Obligations of Parent. Parent and Merger Sub shall have each performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Consents Under Agreements. The consent or approval of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby), shall have been obtained.

          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) Federal Tax Opinion. Target shall have received from its counsel, Wachtell, Lipton, Rosen & Katz, opinions, in form and substance reasonably satisfactory to Target, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly: no gain or loss will be recognized by stockholders of Target with respect to Parent Common Stock received solely in exchange for Target Common Stock pursuant to this Agreement and Plan of Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock). In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon representations made in certificates of officers of Target, Parent, Merger Sub, affiliates of the foregoing, and others.

          (f) Legal Opinion. Target shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Parent, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.3(f). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities law or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Parent and of public officials and opinions of local counsel, reasonably acceptable to Target, provided a copy of such reliance opinions shall be attached as an exhibit to the opinion of such counsel.

          (g) Pooling of Interests. Target shall have received a letter from Price Waterhouse addressed to Target and Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, unless such firm advises Parent and Target that it is unable to issue a letter to such effect solely by reason of Parent having exercised its right to purchase Target Common Stock pursuant to the Option Agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target:

          (a) by mutual consent of Parent and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Parent or Target upon written notice to the other party
     (i) ninety (90) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 90-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

          (c) by either Parent or Target if the Merger shall not have been consummated on or before December 31, 1994, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Parent or Target (provided that if the terminating party is Target, Target shall not be in material breach of any of its obligations under Section 6.3) if any approval of the stockholders of Target required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (e) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

          (f) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five (45) days following receipt by the breaching party of written notice of such breach from the other party hereto; or

          (g) Target, by action of its Board of Directors, may elect to terminate this Agreement, whether before or after approval of the Merger by Target's stockholders, by giving written notice of such election to Parent within two NYSE trading days after the Valuation Period (as defined below), in the event the Average Closing Price (as defined below) is less than $18.70 per share; provided, however, that no right of termination shall arise under this Section 8.1(g) if (x) Parent elects within 5 business days of receipt of such written notice to increase the Exchange Ratio such that the per share value of the consideration (valued at the Average Closing Price) to be paid in respect of shares of Target Common Stock outstanding as of the Effective Date is at least $10.45 per share. For purposes of this Agreement, "Average Closing Price" shall mean the average of the closing prices of shares of Parent Common Stock as reported on the New York Stock Exchange Composite Transactions Tape (or if Parent Common Stock is not quoted on the New York Stock Exchange Composite Transactions Tape, on the National Association of Securities Dealers Automated Quotations System or, if the shares of Parent Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the ten consecutive trading days (the "Valuation Period") ending on the business day prior to the date on which all regulatory approvals required to consummate the transactions hereby (including the Merger and the Subsidiary Merger) are obtained (and Parent shall notify Target promptly, and in any event within 24 hours, of the date when all such approvals are obtained), without regard to any requisite waiting periods in respect thereof.

     8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or Target as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of
Section 6.2(a), and Sections 6.2(c), 8.2, 9.3 and 9.4, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Target; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's stockholders, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, unless another time, date or place is agreed to in writing by the parties hereto.

     9.2 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger and/or the Subsidiary Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of Target to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests, (iii) be capable of consummation in as timely a manner as the structure contemplated herein and (iv) not otherwise be prejudicial to the interests of stockholders or employees of Target. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Target.

     9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:

         Shawmut National Corporation
         777 Main Street
         Hartford, CT 06115
         Fax: (203) 728-4205
         Attn: Chief Executive Officer

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom
         919 Third Avenue
         New York, New York 10022
         Fax: (212) 735-2000
         Attn: William S. Rubenstein, Esq.

     and

(b) if to Target, to:

     Gateway Financial Corporation
     383 Main Avenue
     Norwalk, Connecticut 06851
     Fax: (203) 847-6956
     Attn: Chief Executive Officer

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     299 Park Avenue
     New York, New York 10171
     Fax: (212) 371-1658
     Attn: Craig M. Wasserman, Esq.

     9.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Bank Merger Agreement and the Option Agreement.

     9.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut, without regard to any applicable conflicts of law.

     9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.2(a) and in Section 6.2(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.2(a) and
Section 6.2(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12 Publicity. Except as otherwise required by law or the rules of the NYSE or the National Association of Securities Dealers, so long as this Agreement is in effect, neither Parent nor Target shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent, Merger Sub and Target have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                SHAWMUT NATIONAL CORPORATION

                                By:       /s/ JOEL B. ALVORD
                                   ------------------------------------
                                        Name:   Joel B. Alvord
                                        Title:  Chairman of the Board
                                                and Chief Executive
                                                Officer

                                SHAWMUT SERVICE CORPORATION

                                By:      /s/ JOEL B. ALVORD
                                   ------------------------------------
                                        Name:   Joel B. Alvord
                                        Title:  Chairman of the Board
                                                and Chief Executive
                                                Officer

                                GATEWAY FINANCIAL CORPORATION

                                By:    /s/ REGINALD DEKOVEN III
                                   ------------------------------------
                                        Name:   Reginald Dekoven III
                                        Title:  President and Chief
                                                Executive Officer

                                                                         ANNEX B

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                  HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of November 5, 1993 (the "Agreement"), by and between Gateway Financial Corporation, a Delaware corporation ("Issuer"), and Shawmut National Corporation, a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of Issuer with and into a wholly owned subsidiary of Grantee ("Merger Sub"), with Merger Sub surviving such Merger; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 2,636,764 shares (subject to adjustment as set forth herein) shares (the "Option Shares") of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price (subject to adjustment as set forth herein) of $10.75 per Option Share (the "Purchase Price").

     3. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option, to the extent not previously exercised, shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 8.01(f) thereof) or (iv) 12 months after the termination of the Merger Agreement by Grantee pursuant to Section 8.01(f) thereof (provided, however, that if within 12 months after a termination of the Merger Agreement by Grantee pursuant to Section 8.01(f) thereof a Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such Purchase Event); and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate at the time set forth in such Section 8.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) Issuer shall have authorized, recommended, publicly proposed or entered into an agreement with any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) to effect an Acquisition Transaction or shall have failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its Subsidiaries representing 10% or more of the consolidated assets of Issuer and its Subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its Subsidiaries;

          (ii) any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have acquired Beneficial Ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire Beneficial Ownership of, or any Group (as such term is defined under the Exchange Act) shall have been formed which shall have acquired Beneficial Ownership of, or the right to acquire Beneficial Ownership of, 15% or more of the then outstanding shares of Issuer Common Stock;

          (iii) any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have (a) commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively) and (b) received all required federal regulatory approvals in respect of such offer;

          (iv) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on such agreements, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or
     (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or

          (v) Issuer's Board of Directors shall not have recommended to the stockholders of Issuer that such stockholders vote in favor of the approval of the Merger Agreement or shall have withdrawn or modified such recommendation in a manner adverse to Grantee.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval.

     4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, other than any such lien or encumbrance created by Grantee and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer

Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

            THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 5, 1993. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of Securities and Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) No Violation. Except as disclosed pursuant to the Merger Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Issuer or the certificates of incorporation, by-laws or similar governing documents of any of its Subsidiaries or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Issuer and its Subsidiaries taken as a whole.

          (c) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, except any such lien or encumbrance created by Grantee, including any preemptive rights of any stockholder of Issuer.

          (d) Board Action. By action of the Board of Directors of Issuer prior to the execution of this Agreement, resolutions were duly adopted approving the execution, delivery and performance of this Agreement, any purchase or other transaction respecting Issuer Common Stock provided for herein, and the other transactions contemplated hereby. Accordingly, the provisions of
     Section 203 of the DGCL as they relate to Issuer and Sections 9.2 and 9.3 of Issuer's Certificate of Incorporation do not and will not apply to this Agreement or any of the other transactions contemplated hereby.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Due Authorization. Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) Purchase Not for Distribution. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     7. Adjustment upon Changes in Capitalization, etc. (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation, or (III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Issuer's assets (or the assets of its Subsidiaries).

          (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (III) "Assigned Value" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotations Systems National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee or by a Grantee Majority, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee (or a majority of interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")).

          (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     (h) The provisions of Sections 8, 9 and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

     8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a) hereof, at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (I) the Option and (II) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds by wire transfer to a bank account designated by Grantee, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to
Section 8 or to require that Issuer (a) deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and (b) promptly file the required notice or application for approval and expeditiously process the same. If the Federal Reserve Board or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right (x) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) hereof or
(y) to revoke its request for repurchase with respect to any Option Shares in respect of which such payment has been made and exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date. Notwithstanding anything herein to the contrary, (i) Issuer shall not be obligated to repurchase the Option or any shares of Issuer Common Stock pursuant to this Section 8 on more than one occasion, except that Issuer's obligation to repurchase on one occasion any Option or shares of Issuer Common Stock shall be reinstated in the event that Grantee has revoked its request for repurchase in accordance with the provisions of this Section 8, (ii) all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) hereof, unless this Option shall have been exercised in whole or part prior to the date of termination and (iii) if this Option shall have been exercised in whole or in part prior to the date of termination described in clause (ii) above, then Grantee's rights under this Section 8 shall terminate 12 months after such date of termination.

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any of its Subsidiaries) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) (Grantee or any Subsidiary of Grantee) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof shall be consummated.

     9. Registration Rights. Issuer shall, if requested by Grantee (or if applicable, a Grantee Majority) at any time and from time to time within three years of the date on which the Option first becomes exercisable, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration statement prepared and filed under this
Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to the first sentence of this Section 9 by reason of the fact that there shall be more than one Grantee as a result of any assignment of this Agreement or division of this Agreement pursuant to Section 11 hereof.

     10. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

     11. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12. Rights Agreement. Issuer shall not approve or adopt, or propose the approval and adoption of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that (i) Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) acquired or acquirable pursuant to the grant or exercise of this Option and (y) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares or (ii) while Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i), an Acquisition Transaction involving Issuer or any of its Subsidiaries, on the one hand, and Grantee or any of its Subsidiaries, on the other hand, is proposed, agreed to or consummated and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed by virtue of the fact that Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i) of this Section 12. In addition, Issuer shall not amend in any manner adverse to Grantee the Rights Agreement, dated as of July 13, 1989, between the Issuer and The Connecticut Bank and Trust Company, as Rights Agent, as amended by the amendment contemplated by Section 3.27 of the Merger Agreement.

     13. Miscellaneous. (a) Expenses. Except as otherwise provided in Section 9 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other agreements and instruments referred to herein and therein, and the confidentiality agreement between Grantee and Issuer, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, this Agreement shall be deemed to amend the confidentiality agreement between Issuer and Grantee so as to permit Grantee to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire Issuer Common Stock upon exercise of the Option. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Issuer to:

     Gateway Financial Corporation
     38 Main Avenue
     Norwalk, Connecticut 06851
     Attention: Chief Executive Officer

     Telecopier no.: (203) 847-6956


     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     299 Park Avenue
     New York, New York 10171
     Attention: Craig M. Wasserman, Esq.
     Telecopier no.: (212) 371-1658

     If to Grantee to:

     Shawmut National Corporation
     777 Main Street
     Hartford, Connecticut 06115
     Attention: Chief Executive Officer

     Telecopier no.: (203) 728-4205


     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom
     919 Third Avenue
     New York, New York 10022
     Attention: William S. Rubenstein, Esq.

     Telecopier no.: (212) 735-2000

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and after the occurrence of a Purchase Event Grantee may assign its rights under this Agreement to third parties; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHC Act to acquire the shares of Issuer Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                   GATEWAY FINANCIAL CORPORATION

                                   by     /s/ REGINALD DEKOVEN III
                                     ------------------------------------
                                        Name:   Reginald Dekoven III
                                        Title:  President and Chief
                                                Executive Officer

                                   SHAWMUT NATIONAL CORPORATION

                                   by     /s/ JOEL B. ALVORD
                                     ------------------------------------
                                        Name:   Joel B. Alvord
                                        Title:  Chairman of the Board
                                                and Chief Executive Officer

                                                                  April 22, 1994

The Board of Directors
GATEWAY FINANCIAL CORPORATION
383 Main Avenue
Norwalk, CT 06851

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Gateway Financial Corporation ("Gateway") of the exchange ratio in the proposed merger (the "Merger") of Gateway with and into Shawmut Service Corporation, a wholly owned subsidiary of Shawmut National Corporation ("Shawmut"), pursuant to the Agreement and Plan of Merger dated as of November 5, 1993 between Shawmut and Gateway (the "Agreement"). Under the terms of the Agreement, each outstanding share of common stock, $.01 par value, of Gateway (the "Common Shares") will be converted into .559 shares of common stock, $.01 par value, of Shawmut (the "Exchange Ratio").

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Gateway and Shawmut and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Gateway and Shawmut for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Gateway. We have acted exclusively for the Board of Directors of Gateway in rendering this fairness opinion and will receive a fee from Gateway for our services.

     In arriving at our opinion, we have reviewed, analysed and relied upon material bearing upon the financial and operating condition of Gateway and Shawmut, including, among other things, the following: (i) the Agreement; (ii) the Registration Statement on Form S-4 filed by Shawmut to register the shares of its common stock to be issued in the Merger; (iii) Annual Reports to Shareholders for the three years ended December 31, 1993 of Gateway and Shawmut and Annual Reports on Form 10-K; (iv) certain interim reports to shareholders of Gateway and Shawmut and Quarterly Reports on Form 10-Q of Gateway and Shawmut and certain other communications from Gateway and Shawmut to their respective shareholders; (v) other financial information concerning the businesses and operations of Gateway and Shawmut furnished to us by Gateway and Shawmut for purposes of our analysis; (vi) plans for the combined company and the strategic objectives of the Merger with the senior executives of Shawmut and Gateway;
(vii) certain publicly available information concerning trading of, and the trading market for, the common stock of Gateway and Shawmut; and (viii) certain publicly available information with respect to banking companies and the names and terms of certain other transactions that we consider relevant to our inquiry.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have relied upon the management of Gateway and Shawmut as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed, without independent verification, that the aggregate allowances for loan losses for Gateway and Shawmut are adequate to cover such losses. (We have not made or obtained any evaluations or appraisals of the property of Gateway or Shawmut, nor have we examined any individual loan credit files.) Finally, you have informed us and we have assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Gateway and Shawmut, including interest income, interest expense, net interest income, net interest margin, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Gateway and for Shawmut; (ii) the assets and liabilities of Gateway and Shawmut, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Shares.

                                          Very truly yours,

                                          Keefe, Bruyette & Woods, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Sections 14-24 of Shawmut's By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the Delaware General Corporation Law.

     Article Fifth of Shawmut's Restated Certificate of Incorporation provides that no director of Shawmut shall be personally liable to Shawmut or its stockholders for monetary damages for any breach of his fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to Shawmut or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     The directors and officers of Shawmut and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act of 1933, under liability insurance policies carried by Shawmut. In addition, Shawmut has entered into indemnification agreements with the directors of Shawmut which provide that Shawmut will honor its obligations pursuant to its By-laws within 30 days of written demand and will, under certain circumstances, provide security for its obligations to indemnify. Section 8(k) of the Federal Deposit Insurance Act prohibits or limits certain types of indemnification payments to directors and officers as well as other employees and individuals who are "institution-affiliated parties".

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      2(a)      -- Agreement and Plan of Merger, dated as of November 5, 1993, by and among
                   Shawmut National Corporation, Shawmut Service Corporation and Gateway
                   Financial Corporation, is included as Annex A to the Proxy
                   Statement/Prospectus which is part of this Registration Statement.
      3(a)      -- Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's Registration Statement on Form S-4
                   (file no. 33-17765) filed October 7, 1987.
      3(b)      -- By-laws, as amended, previously filed and incorporated by reference to Shawmut
                   National Corporation's Quarterly Report on Form 10-Q filed November 12, 1993.
      4(a)      -- Shareholder Rights Plan, previously filed and incorporated by reference to
                   Shawmut National Corporation's Registration Statement on Form 8-A (file no.
                   1-10102) filed March 7, 1989.
      4(b)      -- Designation of Adjustable Rate Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Registration
                   Statement on Form S-4 (file no. 33-17765) filed October 7, 1987.
      4(c)      -- Designation of 9.30% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Current Report on
                   Form 8-K dated October 27, 1992.
      4(d)      -- Certificate of Correction of Certificate of Designation of 9.30% Cumulative
                   Preferred Stock, previously filed and incorporated by reference to Exhibit No.
                   4 to Shawmut National Corporation's Quarterly Report on Form 10-Q for the
                   period ended September 30, 1992.
      4(e)      -- Amended Certificate of Designation of the 9.30% Cumulative Preferred Stock,
                   previously filed and incorporated by reference to Shawmut National
                   Corporation's Annual Report on Form 10-K for the year ended December 31, 1992.
      5         -- Opinion of Skadden, Arps, Slate, Meagher & Flom.
      8         -- Opinion of Skadden, Arps, Slate, Meagher & Flom.
     10(a)      -- Stock Option Agreement, dated as of November 5, 1993, by and between Gateway
                   Financial Corporation and Shawmut National Corporation, is included as Annex B to the Proxy Statement/Prospectus which is part of this Registration
                   Statement.
     23(a)      -- Consent of Price Waterhouse, Hartford, Connecticut.
     23(b)      -- Consent of Price Waterhouse, Boston, Massachusetts.
     23(c)      -- Consent of Ernst & Young, Worcester, Massachusetts.
     23(d)      -- Consent of Ernst & Young, Hartford, Connecticut.
     23(e)      -- Consent of Wolf & Company, P.C., Boston, Massachusetts
     23(f)      -- Consent of Wolf & Company, P.C., Boston, Massachusetts
     23(g)      -- Consent of Keefe, Bruyette & Woods, Inc.
     23(h)      -- Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5).
     23(i)      -- Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 8).
     23(j)      -- Consent of Coopers & Lybrand, Hartford, Connecticut.
     24         -- Powers of Attorney (see the signature page to this Form S-4 Registration
                   Statement).
     99         -- Opinion of Keefe, Bruyette & Woods, Inc. is included as Annex C to the Proxy
                   Statement/Prospectus which is part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) which is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on April 22, 1994.

                                      SHAWMUT NATIONAL CORPORATION

                                      By: /s/       JOEL B. ALVORD
                                         ------------------------------------
                                                    Joel B. Alvord
                                         Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed below by the following persons in the capacities indicated on April 22, 1994.

     We, the undersigned officers and directors of Shawmut National Corporation, hereby severally and individually constitute and appoint Joel B. Alvord, Gunnar
S. Overstrom, Jr., Raymond A. Guenter and each of them, the true and lawful attorneys and agents (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

                SIGNATURES                                         TITLE
                ----------                                         -----
/s/          JOEL B. ALVORD                       Chairman, Chief Executive Officer, and Director
- ------------------------------------------        (Principal Executive Officer)
             Joel B. Alvord


/s/      GUNNAR S. OVERSTROM, JR.                 President, Chief Operating Officer and Director
- ------------------------------------------
         Gunnar S. Overstrom, Jr.


/s/           BHARAT BHATT                       Chief Financial Officer (Principal Financial
- ------------------------------------------       Officer and Principal Accounting Officer)
              Bharat Bhatt


/s/       STILLMAN B. BROWN                      Director
- ------------------------------------------
          Stillman B. Brown


/s/       JOHN T. COLLINS                        Director
- ------------------------------------------
          John T. Collins


SIGNATURES                                     TITLE
- ----------                                     -----

/s/  FERDINAND COLLOREDO-MANSFELD             Director
- ------------------------------------------
     Ferdinand Colloredo-Mansfeld

                                              Director
- ------------------------------------------
           Bernard M. Fox

                                              Director
- ------------------------------------------
          Herbert W. Jarvis


/s/       ROBERT J. MATURA                    Director
- ------------------------------------------
          Robert J. Matura

                                              Director
- ------------------------------------------
           Maurice Segall

                                              Director
- ------------------------------------------
            Lois D. Rice


/s/      PAUL R. TREGURTHA                    Director
- ------------------------------------------
         Paul R. Tregurtha


/s/        WILSON WILDE                       Director
- ------------------------------------------
           Wilson Wilde

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
    EXHIBIT                                                                              NUMBERED
     NUMBER                                     DESCRIPTION                                PAGE
    --------           --------------------------------------------------------------   -----------
     2(a)            --Agreement and Plan of Merger, dated as of November 5, 1993, by and among Shawmut National Corporation, Shawmut Service
                       Corporation and Gateway Financial Corporation is included as
                       Annex A to the Proxy Statement/Prospectus which is part of this Registration Statement...................................
     3(a)            --Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's
                       Registration Statement on Form S-4 (file no. 33-17765) filed
                       October 7, 1987...............................................
     3(b)            --By-laws, as amended, previously filed and incorporated by reference to Shawmut National Corporation's Quarterly Report on Form 10-Q filed November 12, 1993..........................
     4(a)            --Shareholder Rights Plan, previously filed and incorporated by reference to Shawmut National Corporation's Registration
                       Statement on Form 8-A (file no. 1-10102) filed March 7,
                       1989..........................................................
     4(b)            --Designation of Adjustable Rate Preferred Stock, previously filed and incorporated by reference to Shawmut National
                       Corporation's Registration Statement on Form S-4 (file no.
                       33-17765) filed October 7, 1987...............................
     4(c)            --Designation of 9.30% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National
                       Corporation's Current Report on Form 8-K dated October 27,
                       1992..........................................................
     4(d)            --Certificate of Correction of Certificate of Designation of
                       9.30% Cumulative Preferred Stock, previously filed and
                       incorporated by reference to Exhibit No. 4 to Shawmut National
                       Corporation's Quarterly Report on Form 10-Q for the period ended September 30, 1992......................................
     4(e)            --Amended Certificate of Designation of the 9.30% Cumulative
                       Preferred Stock, previously filed and incorporated by
                       reference to Shawmut National Corporation's Annual Report on
                       Form 10-K for the year ended December 31, 1992................
     5               --Opinion of Skadden, Arps, Slate, Meagher & Flom...............
     8               --Opinion of Skadden, Arps, Slate, Meagher & Flom...............
    10(a)            --Stock Option Agreement, dated as of November 5, 1993, by and between Gateway Financial Corporation and Shawmut National
                       Corporation, is included as Annex B to the Proxy
                       Statement/Prospectus which is part of this Registration
                       Statement.....................................................
    23(a)            --Consent of Price Waterhouse, Hartford, Connecticut............
    23(b)            --Consent of Price Waterhouse, Boston, Massachusetts............
    23(c)            --Consent of Ernst & Young, Worcester, Massachusetts............
    23(d)            --Consent of Ernst & Young, Hartford, Connecticut...............
    23(e)            --Consent of Wolf & Company, P.C., Boston, Massachusetts........
    23(f)            --Consent of Wolf & Company, P.C., Boston, Massachusetts........
    23(g)            --Consent of Keefe, Bruyette & Woods, Inc.......................
    23(h)            --Consent of Skadden, Arps, Slate, Meagher & Flom (included in
                       Exhibit 5)....................................................
    23(i)            --Consent of Skadden, Arps, Slate, Meagher & Flom (included in
                       Exhibit 8)....................................................
    23(j)            --Consent of Coopers & Lybrand, Hartford, Connecticut...........
    24               --Powers of Attorney (see the signature page to this Form S-4
                       Registration Statement).......................................
    99               --Opinion of Keefe, Bruyette & Woods, Inc. is included as Annex
                       C to the Proxy Statement/Prospectus which is part of this
                       Registration Statement........................................